UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
DEB SHOPS, INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

2)	Aggregate number of securities to which transaction applies:

14,469,808 shares of Common Stock (includes 14,330,808 shares outstanding and 139,000 shares of Common Stock underlying options).

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 14,330,808 shares of Common Stock, multiplied by $27.25 per share and (B) 139,000 shares of Common Stock underlying options multiplied by $3.33 (which is the difference between $27.25 and the weighted average exercise price of $23.92 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum of the amounts described in the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$ 390,977,388

5)	Total fee paid:

$12,003
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

9401 Blue Grass Road
Philadelphia, PA 19114
(215) 676-6000

          , 2007

To our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Deb Shops, Inc. (the “Company”), at the Company’s offices located at 9401 Blue Grass Road, Philadelphia, PA 19114 on          ,          , 2007, beginning at 10 a.m. local time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 26, 2007 among the Company, DSI Holdings, LLC (“Parent”) and DSI Acquisition, Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent, and approve the merger.

The merger agreement provides for, among other things, the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger. As a result of the merger, the Company will become a wholly-owned subsidiary of Parent. If the merger is completed, you will be entitled to receive $27.25 in cash, without interest, for each share of our common stock you own.

Our Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company’s shareholders. Accordingly, our Board of Directors recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed merger and related matters, including the conditions to the completion of the merger. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

The merger cannot be completed unless the merger agreement is adopted and the merger is approved by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of our common stock that are entitled to vote at the special meeting and by a majority of the votes cast by the holders of the outstanding shares of our preferred stock that are entitled to vote at the special meeting, voting as a separate class. Certain of our directors and officers, and their affiliates, who beneficially own approximately 64% of the outstanding shares of our common stock and 100% of the outstanding shares of our preferred stock, have entered into a voting agreement with Parent, under which they have agreed to vote all of their shares in favor of the approval of the merger and adoption of the merger agreement. Accordingly, the merger and the merger agreement will be approved and adopted at the special meeting.

Whether or not you plan to attend the special meeting, it is important that your shares be represented. Accordingly, we urge you to vote, by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States. Alternatively, you may vote through the Internet or by telephone as directed on the enclosed proxy card. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

We look forward to seeing you at the special meeting.

Sincerely,

Marvin Rounick
President and Chief Executive Officer

9401 Blue Grass Road
Philadelphia, PA 19114

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON          , 2007

DEAR SHAREHOLDER:

We will hold a special meeting of shareholders of Deb Shops, Inc., a Pennsylvania corporation (“Deb” or the “Company”), on          ,          , 2007 at 10 a.m. at the Company’s offices located at 9401 Blue Grass Road, Philadelphia, PA 19114 in order to:

1. consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 26, 2007, among the Company, DSI Holdings, LLC and DSI Acquisition, Inc. (“Merger Sub”) and approve the merger of Merger Sub with and into the Company. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement; and

2. transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of shares of our common and preferred stock at the close of business on          , 2007, the record date for the special meeting, are entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement of the meeting. A list of shareholders will be available for inspection at the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement and approval of the merger require the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of our common stock that are entitled to vote at the special meeting and by a majority of the votes cast by the holders of the outstanding shares of our preferred stock that are entitled to vote at the special meeting, voting as a separate class.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid envelope provided so that your shares may be represented at the special meeting. Alternatively, you may vote your shares of stock through the Internet or by telephone, as indicated on the proxy card. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement.

By Order of the Board of Directors of the Company

WARREN WEINER, Secretary	MARVIN ROUNICK, President

Dated:          , 2007

i

ii

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

Unless we otherwise indicate or unless the context requires otherwise: all references in this document to “Company,” “Deb,” “we,” “our,” and “us” refer to Deb Shops, Inc. and its subsidiaries; all references to “Parent” refer to DSI Holdings, LLC.; all references to “Merger Sub” refer to DSI Acquisition, Inc.; all references to “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of July 26, 2007, among the Company, Parent and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this document; all references to the “Merger” refer to the merger contemplated by the Merger Agreement; all references to “Merger Consideration” refer to the per share merger consideration of $27.25 in cash contemplated to be received by the holders of our common stock pursuant to the Merger Agreement.

Parties to the Merger (page   )

Deb Shops, Inc.  Deb Shops, Inc., together with its wholly-owned subsidiaries, operates 337 women’s and men’s specialty apparel retail stores in regional malls and strip shopping centers principally located in the East and Midwest regions of the United States. We operate 331 stores under the name “DEB” which offer moderately priced, fashionable, coordinated women’s tops, bottoms, dresses, coats, lingerie, accessories, shoes and novelty items for junior and plus-sizes. DEB merchandise consists of clothing and accessories designed to appeal primarily to fashion-conscious junior and plus-sized female consumers between the ages of 13 and 25. One hundred eighty-eight of the DEB stores contain plus-size departments. In addition, we operate two outlet stores under the name “CSO.” The outlet stores offer the same merchandise as DEB at reduced prices and serve as clearance stores for slow-moving inventory. We also operate four apparel retail stores under the name “Tops ‘N Bottoms.” The Tops ‘N Bottoms stores sell moderately priced men’s and women’s apparel. Thirteen of the DEB stores contain Tops ‘N Bottoms departments. Store information is as of July 31, 2007 unless otherwise indicated.

DSI Holdings, LLC.  DSI Holdings, LLC, or Parent, is a Delaware limited liability company organized for the purpose of effecting the Merger. Parent has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon the closing of the Merger it will be controlled by private equity funds sponsored by Lee Equity Partners, LLC (“Lee Equity”).

Lee Equity.  Lee Equity is a private equity investment firm based in New York, New York founded by Thomas H. Lee. Over the past 33 years, Mr. Lee, who is president of Lee Equity, has been responsible for investing in excess of $10 billion in more than 100 transactions. The members of management of Lee Equity have expertise in the retail and consumer products sectors and have, on a combined basis, completed over 30 investments.

DSI Acquisition, Inc.  DSI Acquisition, Inc., which we refer to as Merger Sub, is a Pennsylvania corporation formed for the sole purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent.

The Merger Agreement (page   )

On July 26, 2007, the Company entered into the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation. We will become a wholly-owned subsidiary of Parent. You will have no equity interest in the Company or Parent after the effective time of the Merger. At the effective time of the Merger:

•	each share of our common stock, par value $0.01 per share (the “Common Stock”), other than those held by the Company, Parent or Merger Sub, will be cancelled and converted automatically into the right to receive $27.25 in cash, without interest;

•	each share of our preferred stock, par value $1.00 per share (the “Preferred Stock”) will be cancelled and converted automatically into the right to receive $1,000.00 in cash, without interest; and

•	each option to purchase our Common Stock outstanding immediately prior to the effective time of the Merger will become fully exercisable, and each holder of an option will be entitled to receive a cash payment with respect to each option held by the holder equal to the product of the number of shares subject to such option multiplied by the excess of (a) $27.25 per share less (b) the exercise price of such option, without interest.

Quarterly Dividend (page   )

On July 2, 2007, we declared our regular quarterly dividend of $30 per share on the outstanding Preferred Stock and $0.125 per share on the outstanding Common Stock, which was paid on August 21, 2007. No other dividends will be paid.

Certain Effects of the Merger (page   )

If the Merger is completed, and you hold shares of Common Stock at the effective time of the Merger, you will be entitled to receive $27.25 in cash without interest, for each share of Common Stock owned by you. As a result of the Merger, the Company will cease to be an independent, publicly traded company. You will not own any shares of the surviving corporation.

The Special Meeting (page   )

The special meeting will be held on          , 2007 starting at 10 a.m. local time at the Company’s offices located at 9401 Blue Grass Road, Philadelphia, Pennsylvania 19114.

Record Date, Quorum and Voting Power (page   )

Shareholders of record at the close of business on          , 2007 are entitled to notice of, and to vote at, the special meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Preferred Stock and the holders of a majority of the outstanding shares of Common Stock entitled to be cast as of the close of business on the record date will constitute a quorum.

Vote Required for Approval (page   )

The adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of majority of the votes cast by the holders of the outstanding shares of our Common Stock that are entitled to vote at the special meeting and by a majority of the votes cast by the holders of the outstanding shares of our Preferred Stock entitled to vote at the special meeting, voting as a separate class.

Voting by Directors and Executive Officers (page   )

As of          , 2007, the record date for the special meeting, certain of our directors and officers beneficially owned, in the aggregate, 9,200,702 shares of Common Stock and 460 shares of Preferred Stock representing approximately 64% of our outstanding Common Stock and 100% of our outstanding Preferred Stock. Such directors and executive officers, and their affiliates, are parties to a voting agreement with Parent, pursuant to which they have agreed to vote all of their Common Stock and Preferred Stock “FOR” the adoption of the Merger Agreement and approval of the Merger, which assures that the Merger and the Merger Agreement will be approved and adopted at the special meeting.

Recommendation of Our Board of Directors (page   )

Our Board of Directors has unanimously (i) approved, adopted and declared advisable the Merger Agreement and the Merger, (ii) determined that the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of the Company’s shareholders, and (iii) recommended that our shareholders vote “FOR” adoption of the Merger Agreement and approval of the Merger.

For a discussion of the material factors considered by the Board of Directors in reaching their conclusions, see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page   .

Opinion of the Company’s Financial Advisor (page    and Annex B)

In connection with the Merger, Lehman Brothers Inc. (“Lehman Brothers”), our financial advisor, delivered to our Board of Directors a written opinion, dated July 26, 2007, as to the fairness, from a financial point of view and as of July 26, 2007, of the $27.25 per share cash merger consideration to be offered to the holders of our Common Stock in the proposed Merger. The full text of Lehman Brothers’ written opinion, dated July 26, 2007, which sets forth the assumptions made, the matters considered and qualifications to and limitations of the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. You are encouraged to read the opinion in its entirety. Lehman Brothers provided its opinion for the benefit and use of our Board of Directors in connection with its evaluation of the transaction. Lehman Brothers’ opinion does not constitute a recommendation to any shareholder as to how to vote in connection with the Merger or otherwise. Lehman Brothers’ opinion does not address our underlying business decision to pursue the transactions contemplated by the Merger Agreement, the relative merits of the transactions as compared to any alternative business strategies or transactions that might exist for us or the effects or implications of any other transaction proposed to us or in which we might engage.

Parent’s Financing (page   )

The total amount of funds required to complete the Merger and the related transactions, including payment of fees and expenses in connection with the Merger, is anticipated to be approximately $410 million. Lee Equity has advised us that this amount is expected to be provided through a combination of (i) equity contributions from Lee Equity and its affiliates totaling approximately $122.5 million, (ii) debt financing totaling approximately $175 million, referred to as the “bank financing” and (iii) cash and cash equivalents held by Deb and its subsidiaries. The closing of the Merger is not conditioned on the receipt of the bank financing.

Treatment of Stock Options (page   )

In connection with the Merger, each option to purchase our Common Stock outstanding immediately prior to the effective time of the Merger will become fully-vested and exercisable and each holder of an option will be entitled to receive a cash payment with respect to each option held by the holder equal to the product of the number of shares subject to such option multiplied by the excess of (a) $27.25 per share less (b) the exercise price of such option, without interest.

Restrictions on Solicitations (page   )

In the Merger Agreement, we have agreed that we will not:

•	initiate, solicit or knowingly facilitate or encourage any “Competing Proposal” (as such term is defined in the Merger Agreement);

•	participate in any negotiations regarding, or furnish any material nonpublic information to any person with respect to a Competing Proposal;

•	engage in discussions with any person with respect to a Competing Proposal;

•	approve or recommend any Competing Proposal; or

•	enter into any letter of intent or similar document, or any agreement or commitment providing for any Competing Proposal.

Notwithstanding these restrictions, the Merger Agreement provides that if we receive an unsolicited Competing Proposal from a third party before the shareholder vote, that is, or could reasonably be expected to result in, a “Superior Proposal” (as such term is defined in the Merger Agreement), the Company may engage in discussions with the third party and provide non-public information to the third party in regard to the Competing Proposal, provided that we enter into a confidentiality agreement with such third party meeting certain requirements and that we provide advance notice to Parent in accordance with the requirements of the Merger Agreement.

If we receive a Superior Proposal, we may terminate the Merger Agreement and enter into a definitive agreement and/or effect a Change of Recommendation (as defined in the Merger Agreement) with respect to the Superior Proposal, provided that our Board of Directors concludes in good faith it is a Superior Proposal and as long as we have given four days prior written notice to Parent and Merger Sub, which includes specific information, and a copy of the proposed transaction agreement (and a new notice if there are any material changes to such Superior Proposal). If the Merger Agreement is terminated upon the receipt of such Superior Proposal or a Change of Recommendation is effected we would be required to pay Parent a termination fee of $15 million.

Conditions to the Merger (page   )

Conditions to Each Party’s Obligations.

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	approval of the Merger Agreement by our shareholders;

•	absence of legal prohibitions on the completion of the Merger; and

•	expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the Merger.

Conditions to Parent and Merger Sub’s Obligations.

The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Company has performed in all material respects its obligations required to be performed by it at or prior to the effective time of the Merger; the representations and warranties of the Company qualified by material adverse effect must be true and correct as of the effective time of the Merger; the representations and warranties of the Company not qualified by material adverse effect must be true and correct in all material respects as of the effective time of the Merger; and the Company has delivered a certificate signed by its chief executive officer or another senior officer to the foregoing effect;

•	since the date of the Merger Agreement there has not been a Company material adverse effect (as defined in the Merger Agreement); and

•	the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), calculated in accordance with the terms of the Merger Agreement, for the twelve months ending July 31, 2007 must be no less than $32 million and, if applicable and subject to certain specified conditions, the Company’s EBITDA, calculated in accordance with the terms of the Merger Agreement, for the twelve months ending October 31, 2007 must be no less than $31 million.

The Company’s EBITDA, calculated in accordance with the terms of the Merger Agreement, for the twelve months ending July 31, 2007 was $33.6 million. There is no financing condition to Parent’s and Merger Sub’s obligations to complete the Merger. However, the parties are not required to complete the Merger until the end of a period of 21 consecutive days after the later of (i) September 4, 2007, and (ii) the second business day following the mailing by the Company of this proxy statement, which period is referred to in this proxy statement as the “Marketing Period.” Parent and Merger Sub are obligated to consummate the transactions contemplated by the debt financing commitments no later than the last day of the Marketing Period.

Conditions to the Company’s Obligations.

Our obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions: Parent and Merger Sub have performed in all material respects its obligations required to be performed by them at or prior to the effective time of the Merger; the representations and warranties of Parent and Merger Sub must be true and correct in all material respects as of the effective time of the Merger; and the Company has received a certificate signed by the chief executive officer or another senior officer of Parent to the foregoing effect.

Termination of the Merger Agreement (page   )

The Company and Parent may mutually agree to terminate the Merger Agreement at any time upon the mutual written consent of the parties. Other circumstances under which the Company or Parent may terminate the Merger Agreement are described under “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page   . Under certain circumstances resulting in the termination of the Merger Agreement, we will be required to pay a termination fee of $15 million to Parent. In addition, under certain circumstances resulting in the termination of the Merger Agreement, we will be entitled to receive a termination fee of $15 million from Parent. The specific circumstances in which we are required to pay or entitled to receive a termination fee are described under “Terms of the Merger Agreement — Fees and Expenses” beginning on page   .

Regulatory and Other Governmental Approvals (page   )

The Merger is subject to review by the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The HSR Act provides that transactions such as the Merger may not be completed until certain information and documents have been submitted to the FTC and the Antitrust Division and certain waiting period requirements have been observed. On August 14, 2007, the Company and Parent, an affiliate of Lee Equity, each filed a Notification and Report Form with the Antitrust Division and the FTC and requested early termination of the waiting period.

Except as noted above with respect to the required filings under the HSR Act, at or before the effective time of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders (page   )

Generally, the Merger will be taxable to our shareholders who are U.S. holders for U.S. federal income tax purposes. A U.S. holder of Deb Common Stock and Preferred Stock receiving cash in the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our Common Stock or Preferred Stock surrendered. You should consult your own tax advisor for a full understanding of how the Merger will affect your particular tax circumstances.

Interests of Deb’s Directors and Officers in the Merger (page   )

In considering the recommendation of our Board of Directors with respect to the Merger, you should be aware that certain of our directors and officers have interests in the Merger that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. Our Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of our shareholders generally, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger, and in determining to recommend that our shareholders vote for adoption of the Merger Agreement and approval of the Merger. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

Procedure for Receiving Merger Consideration (page   )

As soon as reasonably practicable after the effective time of the Merger, a paying agent designated by Merger Sub that is reasonably acceptable to the Company and Parent, will mail a letter of transmittal and instructions to all Company shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the Merger Consideration, without interest. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Market Price of Common Stock (page   )

Our Common Stock is listed on The NASDAQ Stock Market under the trading symbol “DEBS.” The closing sale price of Common Stock on July 26, 2007, which was the last trading day before the announcement of the execution of the Merger Agreement, was $26.68 per share. On     , 2007, the closing sale price of our Common Stock was $      per share.

Absence of Dissenters’ Rights of Appraisal (page   )

Under the PBCL, holders of shares of the Company’s Common Stock and Preferred Stock are not entitled to dissenters rights in connection with the proposed Merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Deb shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where Shareholders Can Find Additional Information” beginning on page   .

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Parent pursuant to the Merger Agreement. Once the Merger Agreement has been adopted by our shareholders and other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of Parent, will merge with and into the Company. The Company will be the surviving corporation and become a wholly-owned subsidiary of Parent.

Q:	What will I receive in the Merger?

A:	If the Merger is completed, you will receive $27.25 in cash, without interest, for each share of our Common Stock that you own. For example, if you own 100 shares of our Common Stock, you will receive $2,725 in cash in exchange for your shares of Common Stock. You will not be entitled to receive shares in the surviving corporation.

Q:	When will the quarterly dividend be paid?

A:	On July 2, 2007, we declared our regular quarterly dividend of $30 per share on the outstanding Preferred Stock and $0.125 per share on the outstanding Common Stock, which was paid on August 21, 2007. No other dividend will be paid.

Q:	When and where is the special meeting?

A:	The special meeting of the Company’s shareholders will be held at 10 a.m. local time, on , , 2007, at the Company’s offices located at 9401 Blue Grass Road, Philadelphia, Pennsylvania 19114.

Q:	What matters am I entitled to vote on at the special meeting?

A:	You are entitled to vote:

• “for” or “against” the adoption of the Merger Agreement and the approval of the Merger; and

• on such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does the Company’s Board of Directors recommend that I vote on the proposals?

A:	Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger.

You should read “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page for a discussion of the factors that our Board of Directors considered in deciding to recommend the adoption of the Merger Agreement and approval of the Merger. See also “The Merger — Interests of Deb’s Directors and Officers in the Merger” beginning on page .

Q:	What vote of shareholders is required to approve the Merger Agreement?

A:	The approval and adoption of the Merger and the Merger Agreement requires, assuming a quorum is present in person or by proxy, the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of our Common Stock that are entitled to vote at the special meeting and by a majority of the votes cast by the holders of the outstanding shares of our Preferred Stock that are entitled to vote at the special meeting, voting as a separate class. Certain of our directors and officers, and their affiliates, who beneficially own approximately 64% of the outstanding Common Stock and 100% of the outstanding Preferred Stock, have agreed to vote all of their shares in favor of the approval and adoption of the Merger and the Merger Agreement. Accordingly, the Merger and the Merger Agreement will be approved and adopted at the special meeting.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of our Common Stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the special meeting?

A:	If you are a registered shareholder (that is, if you hold shares of our Common Stock in certificated form), you may submit your proxy and vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-paid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions provided by the broker, bank or other nominee with the proxy statement. Your broker, bank or other nominee may provide proxy submission through the Internet or by telephone. Please contact your broker, bank or other nominee to determine how to vote.

Q:	How do I vote in person at the special meeting?

A:	If you are a registered shareholder, you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your shares through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the appropriate nominee giving you the right to vote the shares. To do this, you should contact your broker, bank or nominee.

Q:	Can I change my vote?

A:	You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

• filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

• submitting a duly executed proxy bearing a later date;

• submitting a new proxy by telephone or through the Internet at a later time, but not later than 11:59 p.m. (Eastern Time) on          , 2007, or the day before the meeting date, if the special meeting is adjourned or postponed; or

• voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of vote. If your broker, bank or other nominee allows you to submit a vote by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Q:	Will I have appraisal rights as a result of the Merger?

A:	No. Under the Pennsylvania Business Corporation Law (“PBCL”), the Company’s shareholders are not entitled to dissenters rights in connection with the proposed Merger.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $27.25 per share in cash to be received by our shareholders in the Merger. In order to receive $27.25 per share, you must hold your shares through completion of the Merger.

Q:	Should I send in my stock certificates now?

A:	No. Assuming the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent in order to receive the Merger Consideration, without interest. You should use the letter of transmittal to exchange the Company stock certificates for the Merger Consideration to which you are entitled as a result of the Merger. Do not send any stock certificates with your proxy.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. In addition to obtaining shareholder approval, all of the conditions to the Merger must have been satisfied or waived. We currently expect to complete the Merger promptly after shareholder approval is obtained.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger or the special meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact the Company’s Investor Relations at (215) 676-6000. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains statements that are not historical facts and that are considered “forward-looking” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on our current expectations about future events. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other words or expressions of similar meaning, may identify forward-looking statements. These forward-looking statements, include without limitation, those relating to future actions, strategies, future performance and future financial results. Although we believe that the expectations underlying these forward looking statements are reasonable, there are a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors set forth from time to time in our filings with the Securities and Exchange Commission, which we refer to as the “SEC.” In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the current market price of our Common Stock may reflect a market assumption that the Merger will occur, and a failure to complete the Merger could result in a decline in the market price of our Common Stock;

•	the occurrence of any event, change or other circumstances that could give rise to a termination of the Merger Agreement;

•	under certain circumstances, we may have to pay a termination fee to Parent of $15 million;

•	the failure to satisfy any conditions to consummation of the Merger;

•	the inability to complete the Merger due to the failure to obtain regulatory approval with respect to the Merger;

•	the failure of the Merger to close for any other reason;

•	our remedies against Parent with respect to certain breaches of the Merger Agreement may not be adequate to cover our damages;

•	the proposed transactions may disrupt current business plans and operations and there may be potential difficulties in attracting and retaining employees as a result of the announced Merger;

•	due to restrictions imposed in the Merger Agreement, we may be unable to respond effectively to competitive pressures, industry developments and future opportunities;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•	the costs, fees, expenses and charges we have incurred and may incur related to the Merger, whether or not the Merger is completed;

•	failure of Parent or Merger Sub to obtain the necessary debt financing contemplated by the debt commitment letter in connection with the Merger; and

•	local and regional conditions in the areas where our retail operations are located.

The foregoing sets forth some, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to us is provided in our filings with the SEC available at the SEC’s web site at http://www.sec.gov, including our most recent filings on Forms 10-Q and 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. We have no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement.

THE PARTIES TO THE MERGER

Deb Shops, Inc.

Deb Shops, Inc.
9401 Blue Grass Road
Philadelphia, Pennsylvania 19114

Deb Shops, Inc., together with its wholly-owned subsidiaries, operates 337 women’s and men’s specialty apparel retail stores in regional malls and strip shopping centers principally located in the East and Midwest regions of the United States. We operate 331 stores under the name “DEB” which offer moderately priced, fashionable, coordinated women’s tops, bottoms, dresses, coats, lingerie, accessories, shoes and novelty items for junior and plus-sizes. DEB merchandise consists of clothing and accessories designed to appeal to fashion-conscious junior and plus-sized female consumers between the ages of 13 and 25. One hundred eighty-eight of the DEB stores contain plus-size departments. In addition, we operate two outlet stores under the name “CSO.” The outlet stores offer the same merchandise as DEB at reduced prices and serve as clearance stores for slow-moving inventory. We also operate four apparel retail stores under the name “Tops ’N Bottoms.” The Tops ’N Bottoms stores sell moderately priced men’s and women’s apparel. Thirteen of the DEB stores contain Tops ’N Bottoms departments. Store information is as of July 31, 2007, unless otherwise indicated.

Detailed descriptions about the Company’s business and financial results are contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, which is incorporated in this proxy statement by reference. See “Where Shareholders Can Find More Information” beginning on page    of this proxy statement.

Parent and Merger Sub

DSI Holdings, LLC
DSI Acquisition, Inc.
c/o Lee Equity Partners, LLC
767 Fifth Avenue
17th Floor
New York, New York 10153

DSI Holdings, LLC, or Parent, is a Delaware limited liability company organized for the purpose of effecting the Merger. Parent has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon the closing of the Merger it will be controlled by private equity funds sponsored by Lee Equity.

Lee Equity is a private equity investment firm based in New York, New York founded by Thomas H. Lee. Over the past 33 years, Mr. Lee, who is president of Lee Equity, has been responsible for investing in excess of $10 billion in more than 100 transactions. The members of management of Lee Equity have expertise in the retail and consumer products sectors and have, on a combined basis, completed over 30 investments.

DSI Acquisition, Inc., which we refer to as Merger Sub, is a Pennsylvania corporation and a wholly-owned subsidiary of Parent, formed for the sole purpose of completing the Merger with the Company. Merger Sub has not conducted any business operations except for activities incidental to its formation and as contemplated by the Merger. Upon consummation of the proposed Merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation, under the name “Deb Shops, Inc.”

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of shareholders to be held on          ,          , 2007, at 10 a.m. local time, or at any adjournments or postponements of the special meeting. The special meeting will be held at the Company’s offices located at 9401 Blue Grass Road, Philadelphia, Pennsylvania 19114. The Company intends to mail this proxy statement and the accompanying proxy card on or about          , 2007 to all shareholders entitled to vote at the special meeting.

At the special meeting, shareholders will be asked to consider and vote upon a proposal to adopt the Merger Agreement among the Company, Parent, and Merger Sub and approve the merger of Merger Sub, with and into the Company, with the Company continuing as the surviving corporation. As a result of the Merger, among other things, each share of Common Stock of the Company outstanding immediately prior to the effective time of the Merger (other than shares held by the Company, Parent, Merger Sub or their subsidiaries) will be converted into the right to receive $27.25 in cash, without interest.

The Company does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting, however, the holders of the proxies, if properly authorized, will have the authority to vote on these matters in their discretion.

Record Date, Quorum and Voting Power

Shareholders of record at the close of business on          , 2007 are entitled to notice of, and to vote at, the special meeting. On          , 2007, the outstanding voting securities consisted of 14,330,808 shares of Common Stock and 460 shares of Preferred Stock. Each share of Common Stock and Preferred Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A quorum of holders of the Common Stock and Preferred Stock must be present for the special meeting to be held. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Preferred Stock and the holders of a majority of the outstanding shares of Common Stock issued and outstanding and entitled to be cast as of the close of business on the record date will constitute a quorum for the purpose of considering the proposal regarding adoption of the Merger Agreement and approval of the Merger.

Vote Required for Approval

For us to complete the Merger, we need the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of our Common Stock that are entitled to vote at the special meeting and by a majority of the votes cast by the holders of the outstanding shares of our Preferred Stock that are entitled to vote at the special meeting, voting as a separate class.

In order for your Common Stock to be included in the vote, if you are a registered shareholder (that is, if you hold your Common Stock in certificated form), you must submit your proxy and vote your shares by returning the enclosed proxy, marked, signed and dated, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when, as is the case with respect to the adoption of the Merger Agreement and approval of the Merger, brokers are prohibited from exercising discretionary authority in voting for beneficial owners who have not provided voting instructions. Because adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of a majority of votes cast by the holders of the Company’s Common Stock outstanding on the record date, under the PBCL, failures to vote, abstentions and broker non-votes, if any, are not considered votes “cast” and therefore will have no effect on the vote and will not be considered in determining whether the proposals have received the requisite shareholder vote.

Voting by Directors and Executive Officers

As of          , 2007, the record date for the special meeting, certain of our directors and officers, and their affiliates, beneficially owned, in the aggregate, 9,200,702 shares of Common Stock and 460 shares of Preferred Stock, representing approximately 64% of our outstanding Common Stock and 100% of our outstanding Preferred Stock. Such directors and executive officers, and their affiliates, are parties to a voting agreement with Parent, pursuant to which they have agreed to vote all of their Common Stock and Preferred Stock “FOR” the adoption of the Merger Agreement and approval of the Merger, which assures that the Merger and the Merger Agreement will be approved and adopted at the special meeting.

Proxies; Revocation

If you vote your shares of Common Stock by returning a signed proxy card by mail, or through the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the Merger Agreement and in the discretion of the persons appointed as proxies on any other matters properly brought before the special meeting for a vote.

If you wish to change your vote and your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of votes. If your broker, bank or other nominee allows you to submit a vote by telephone or through the Internet, you may be able to change your vote by submitting new voting instructions by telephone or through the Internet.

You may revoke or change your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered shareholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary at 9401 Blue Grass Road, Philadelphia, Pennsylvania 19114;

•	submitting a duly executed proxy bearing a later date;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet, but not later than 11:59 p.m. (Eastern Time) on , 2007, or the day before the meeting date, if the special meeting is adjourned or postponed; or

•	by attending the special meeting and voting in person (simply attending the meeting will not constitute revocation of a proxy; you must vote in person at the meeting).

The Company does not expect that any matter other than the proposal to adopt the Merger Agreement and approve the Merger will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Please do NOT send in your share certificates with your proxy card.  If the Merger is completed, shareholders will be mailed a transmittal form following the completion of the Merger with instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call the Company’s Investor Relations:

Deb Shops, Inc.
9401 Blue Grass Road
Philadelphia, Pennsylvania 19114

Telephone: (215) 676-6000

THE MERGER

Background of the Merger

As part of its long-term planning, the Company’s Board of Directors (the “Board”) has from time to time evaluated strategic alternatives available to the Company and ways in which shareholder value can be enhanced, including strategic acquisitions, dividend declaration, stock splits and the possible sale of the Company.

In the summer of 2005, the Company had discussions with and engaged a financial advisor to explore the possible sale of the Company. The financial advisor contacted and had exploratory discussions with eight potential strategic buyers and one private equity sponsor to gauge their interest in acquiring the Company. Based on the lack of interest expressed by these parties, the Board determined in the early fall of 2005 to discontinue any further exploratory discussions by the financial advisor and to terminate the engagement of the Company’s financial advisor.

In February 2006 and again in May 2006, members of senior management of the Company had general discussions with representatives of Lehman Brothers Inc. (“Lehman Brothers”) regarding strategic alternatives available to the Company. Lehman Brothers was not retained by the Company at those times.

In July 2006 the Company entered into a confidentiality agreement with another private equity sponsor that had been introduced to the Company by a member of the Board. Members of senior management and the introducing Board member met with representatives of the private equity sponsor to gauge the private equity sponsor’s interest in acquiring the Company. Shortly following the meeting the private equity sponsor informed the Company that it had no interest in proceeding and discussions with such party were terminated.

In August 2006 another financial advisor contacted the Company about a possible transaction involving another private equity sponsor (“Party A”), and arranged a meeting among the financial advisor’s representatives, senior management of the Company and representatives of Party A to discuss the potential acquisition of the Company by Party A. In September 2006, the Company engaged the financial advisor to represent the Company solely in connection with a potential transaction with Party A. Over a period of approximately six weeks, Party A conducted substantial due diligence on the Company’s business operations and finances. In November 2006, Party A expressed orally to representatives of the financial advisor an indication of interest to acquire the Company for between $23.00 and $25.00 per share, subject to additional financial and legal diligence and negotiation of definitive transaction documents. At that time, the Board determined to cease further discussions with Party A and on December 8, 2006 the Company terminated the engagement of its financial advisor.

On December 13, 2006, the Company engaged Lehman Brothers as its financial advisor to conduct a process relating to the possible sale of the Company due to Lehman Brothers’ capabilities in managing a corporate sale process. In addition, the Company believed that it was a good time to seek to sell the Company in light of favorable conditions in the capital markets and the increased level of merger and acquisition activity in the specialty retail sector that appeared, in part, to reflect an increased focus in this sector by private equity firms. The Company consulted with Lehman Brothers in December 2006 and January 2007, and indicated its frustration with its past efforts since July 2005 to sell the Company on acceptable terms to potential strategic and financial buyers. The Company’s management also expressed to Lehman Brothers their concern regarding the potential negative impact of a sale process or transaction involving a strategic buyer on employees and suppliers and of sharing potentially sensitive competitive information with strategic buyers in a diligence process.

After the Company’s consultation with Lehman Brothers, Lehman Brothers identified 31 potential acquirors of the Company, which Lehman Brothers reviewed with the Company in January 2007. The Company directed Lehman Brothers to contact 21 financial parties of the 31 parties identified by Lehman Brothers that the Company believed would be interested in a potential transaction with the Company. Following initial contact in late January 2007 by Lehman Brothers of the 21 financial parties, 14 parties, including Lee Equity, entered into confidentiality agreements with the Company under which confidential materials were provided to such parties in late February and early March 2007.

Following distribution of the materials, Lehman Brothers held numerous discussions with the various potential bidders regarding characteristics of the Company’s business and the overall sale process.

On March 21, 2007 and March 22, 2007, four parties, including Lee Equity, and three other private equity sponsors (“Party B”, “Party C” and “Party D”, respectively), submitted to Lehman Brothers preliminary indications of interest relating to an acquisition of the Company.

On March 26, 2007, a meeting of the Board was convened with representatives of Lehman Brothers present. Representatives of Lehman Brothers, participating telephonically, updated the Board regarding the Company’s process relating to a potential sale transaction and provided the Board with an overview of the preliminary indications of interest received. After general discussion, the Board directed Lehman Brothers to proceed with management presentations for the four bidders and to provide detailed business, operational, legal and financial information to the bidders in connection with their due diligence review of the Company.

On March 30, 2007, Party D attended a management presentation conducted by senior management of the Company, at which representatives of Lehman Brothers were also present.

On April 2, 2007, Lee Equity attended a management presentation conducted by senior management of the Company, at which representatives of Lehman Brothers were also present.

On April 6, 2007, Party B attended a management presentation conducted by senior management of the Company, at which representatives of Lehman Brothers were also present.

On April 9, 2007, Party C attended a management presentation conducted by senior management of the Company, at which representatives of Lehman Brothers were also present.

On April 12, 2007, the Company granted access to its online data room to Lee Equity, Party B, Party C and Party D.

On April 24, 2007, Party D contacted Lehman Brothers and provided a revised preliminary indication of interest based on Party D’s diligence conducted up until that time. Party D communicated to Lehman Brothers that it would be interested in proceeding with the pursuit of a potential transaction with the Company only if the Company paid for a third party consultant to be retained by Party D to assist with Party D’s diligence. After discussing Party D’s position with the Company’s management, on April 26, 2007, Lehman Brothers communicated to Party D that the Company was not interested in pursuing further a potential transaction with Party D under Party D’s proposed process terms.

On April 26, 2007, Lehman Brothers distributed the draft Merger Agreement that was prepared by Morgan, Lewis & Bockius LLP, the Company’s legal counsel (“Morgan Lewis”), to Lee Equity. On April 27, 2007, Lehman Brothers distributed the draft Merger Agreement to Party B and Party C.

On May 9, 2007, representatives of Lee Equity met with members of the Company’s management as well as representatives of Lehman Brothers, to discuss diligence matters relating to the Company’s business operations and finance. Lee Equity conducted a diligence review of the materials posted on the Company’s online data room and, in addition to the meeting with the Company’s management, from late April until mid-July 2007, Lehman Brothers and members of the Company’s management conducted several calls per week with representatives of Lee Equity regarding diligence related matters.

On May 10, 2007, members of the Company’s management, with representatives of Lehman Brothers present, met with representatives of Party B to discuss diligence matters relating to the Company’s business operations and finance. Party B also conducted a diligence review of the materials posted on the Company’s online data room.

On May 14, 2007, a representative of Party C met with the Company’s management and representatives of Lehman Brothers to discuss diligence matters relating to the Company’s business operations and finance. Party C also periodically reviewed diligence materials posted on the Company’s online data room.

The Board held its regularly scheduled annual meeting on May 16, 2007, and representatives of Lehman Brothers, participating telephonically, and Morgan Lewis attended a portion of the meeting. At this meeting, representatives of Morgan Lewis reviewed with the directors their fiduciary duties in connection with their review of strategic alternatives. Also at this meeting, the Board reviewed the process that Lehman Brothers had conducted to date with respect to strategic alternatives and discussed possible alternative approaches to that process. In addition, representatives of Lehman Brothers reviewed with the Board the terms of the preliminary indications of interest that had been submitted. Following discussion, the Board of Directors directed Lehman Brothers, with the assistance of senior management, to provide each of the financial parties that had provided a preliminary indication of interest, including Lee Equity, with additional business, financial and legal information about the Company.

On May 21, 2007, representatives of Party C contacted representatives of Lehman Brothers and communicated that Party C’s revised indication of interest could potentially be significantly lower than Party C’s initial indication of interest. Party C also informed Lehman Brothers that an equity roll over, in which members of the Company’s senior management would convert their shares of Common Stock and Preferred Stock, as applicable, into shares of the surviving corporation in a possible sale transaction, would likely be required. Lehman Brothers discussed Party C’s position with members of the Company’s senior management. No further communications with Party C took place during the remainder of the sale process.

On May 22, 2007, Lehman Brothers distributed a bid and sale process letter to Lee Equity and Party C, and on May 25, 2007, Lehman Brothers distributed a bid and sale process letter to Party B.

Also on May 22, 2007, members of the Company’s management had an in person meeting with representatives of Lee Equity and representatives of Lehman Brothers during which store visits and discussion on various due diligence issues took place.

On June 6, 2007, Lee Equity delivered a non-binding proposal to the Company to acquire the Company for $26.50 per share in cash. Concurrently with submission of this non-binding proposal, Lee Equity provided drafts of its proposed debt financing commitment, as well as a comprehensive mark-up of the draft Merger Agreement previously distributed by Lehman Brothers to Lee Equity. In its bid, Lee Equity indicated that the acquisition would be financed from the following sources: (i) up to $110 million under a senior secured first lien term loan facility, (ii) up to $30 million under a senior secured revolving credit facility, (iii) up to $65 million under a senior secured second lien term loan facility, and (iv) a minimum of $108 million of equity financing. The term loan facilities and senior secured revolving credit facility would be provided by Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”).

The Barclays debt financing commitment provided by Lee Equity with its initial bid was conditioned, among other things, on the Company’s achieving (i) EBITDA of not less than $33.3 million for the four fiscal quarter period ended with the fiscal quarter immediately prior to the closing, and (ii) an amount of same-store sales during the fiscal quarter ended immediately prior to the closing that represented a 1% increase over same store sales for the corresponding fiscal quarter of the prior fiscal year.

The mark-up of the draft Merger Agreement proposed by Lee Equity included, among other terms and conditions, a provision that Parent and Merger Sub would not be obligated to close in the event that Parent’s debt financing had not been obtained, and an indication that Lee Equity would require certain shareholders to enter into a voting agreement with Parent. In addition, Lee Equity indicated that the Company’s practice of paying regular quarterly dividends would not be permitted between the signing date and closing date.

On June 7, 2007, Lehman Brothers received an oral proposal from Party B to acquire the Company for $24.00 per share in cash. As a part of its proposal, Party B indicated that it would require additional due diligence estimated by Party B to take six weeks to complete, in addition to negotiation of definitive transaction documents, and that it would require an equity participation by the Company’s management as a part of the transaction. After discussion with the Company regarding Party B’s proposal and related terms, Lehman Brothers, when contacted by Party B on June 11, 2007, communicated to Party B that the Company was not interested in pursuing further a possible transaction with Party B.

Between June 6, 2007 and June 11, 2007, members of the Company’s senior management had several discussions with representatives of Lehman Brothers and Morgan Lewis regarding Lee Equity’s proposal.

On June 11, 2007, Lee Equity submitted an updated, non-binding proposal to acquire all of the shares of the Company at a purchase price of $27.00 per share in cash. Otherwise, Lee Equity’s original proposal was unchanged.

From June 11, 2007 to June 13, 2007, the Company’s management discussed with representatives of Lehman Brothers and Morgan Lewis the terms of the proposal submitted by Lee Equity and the revised purchase price. On

June 13, 2007, Lehman Brothers communicated to representatives of Lee Equity that the Company’s management would like to have an in-person meeting to continue negotiations.

On June 14, 2007, Marvin Rounick (our chief executive officer), Warren Weiner (our executive vice president) and Barry Susson (our chief financial officer), representatives from Morgan Lewis and representatives from Lehman Brothers met with Thomas H. Lee, the president of Lee Equity, and other representatives from Lee Equity and Lee Equity’s financial advisor, Bear, Stearns & Co., Inc. (“Bear Stearns”), during which the parties negotiated certain terms of Lee Equity’s proposal and discussed possible alternative structures for a transaction between Lee Equity and the Company. During the course of these discussions, Mr. Lee indicated that Lee Equity wanted to secure the services of each of Mr. Rounick and Mr. Weiner following the closing for transitional and other purposes, and that, accordingly, Lee Equity wished to enter into consulting agreements. Mr. Lee proposed three-year arrangements providing Mr. Rounick and Mr. Weiner with continuation during their consultancy of the current salary and certain benefits they were currently receiving from the Company. Although the parties did not agree on terms, Lee Equity also revised its offer by increasing the proposed per share price to $27.20 in cash.

On June 18, 2007, the Board of Directors held a telephonic meeting to receive an update on the potential sale process and to discuss the June 14 negotiations with Lee Equity. Representatives of Lehman Brothers and Morgan Lewis participated at the request of the Board. Lehman Brothers updated the Board regarding terms of the proposals that had been submitted, including the increase in Lee Equity’s non-binding offer to $27.20 per share in cash. Representatives from Morgan Lewis advised the Board regarding the negotiations of June 14 and the alternative transaction structures that were discussed with Lee Equity. In addition, representatives from Morgan Lewis discussed generally the proposed consulting arrangements and compensation and benefits for Messrs. Rounick and Weiner. The Board discussed Messrs. Rounick and Weiner obtaining separate legal counsel to represent them in their capacity as shareholders and in connection with possible consulting arrangements with Lee Equity. The Board also discussed Lee Equity’s financing commitment from Barclays and the related allocation of risks related to the certainty of completing the transaction among the parties.

On June 19, 2007, Morgan Lewis distributed comments on Lee Equity’s mark-up of the draft Merger Agreement to Weil, Gotshal and Manges LLP (“Weil”), Lee Equity’s legal counsel. The comments to the draft Merger Agreement reflected, among other things, that (i) the obligation of Parent and Merger Sub to consummate the merger would not be conditioned on Parent obtaining its debt financing, (ii) the Company expected to receive a $15 million “Parent Termination Fee” from Parent in the event that Parent did not close because it failed to obtain its debt financing, and (iii) the Company expected to continue the payment of its regular quarterly dividends. During the week of June 19, 2007, representatives from Morgan Lewis and Weil discussed these and other open issues with respect to the draft Merger Agreement.

On June 20, 2007, Weil distributed initial drafts of the consulting agreements for Messrs. Rounick and Weiner and the proposed voting agreement under which certain directors, officers and shareholders of the Company would agree to vote their shares in favor of the adoption of the Merger Agreement and the approval of the Merger. In addition, drafts of the consulting agreements and voting agreement were sent to counsel representing Messrs. Rounick and Weiner individually.

Between June 20, 2007 and July 20, 2007, Weil, Morgan Lewis, and separate counsel for each of Messrs. Rounick and Weiner continued discussions and negotiations regarding the terms of the consulting agreements and voting agreements. These discussions and negotiations included, with respect to the consulting agreements, the length and scope of the restrictive covenants that each of Messrs. Rounick and Weiner would agree to be bound by and the terms of the benefits to be provided to each. With respect to the voting agreement, the parties discussed, among other things, termination of the voting agreement upon termination of the Merger Agreement and the ability of the shareholders who are directors and officers of the Company to fulfill their fiduciary duties as directors and officers of the Company.

On June 21, 2007, Weil distributed the initial drafts of the equity commitment letter and limited guaranty, under which Lee Funding LP would agree to guaranty the payment of the “Parent Termination Fee” as described in the Merger Agreement, although payment of the “Parent Termination Fee” for failure of Parent to obtain its debt financing remained an open issue subject to further negotiation among the parties. Later that day, Morgan Lewis distributed to Weil the initial draft of the disclosure schedules to the Merger Agreement.

On June 22, 2007, Lehman Brothers communicated to Bear Stearns a number of the Company’s material issues with respect to the draft Merger Agreement, the equity financing commitment, the debt financing commitment and the proposed consulting and voting agreements. Among other issues, Lehman Brothers reiterated the Company’s position that it would require payment of the Parent Termination Fee if Parent failed to obtain its debt financing, and that the Company expected to continue payment of its regular quarterly dividends.

Between June 21, 2007 and July 22, 2007, representatives of Lehman Brothers and Morgan Lewis continued discussions with representatives of Bear Stearns and Weil, respectively, concerning outstanding issues under the Merger Agreement, the related disclosure schedules, the equity financing commitment, debt financing commitments, the proposed consulting and voting agreements and other outstanding matters. These discussions included details of the scope of representations, warranties and covenants contained in the Merger Agreement, the conditions to Lee Equity’s obligation to close the merger, and the Board’s ability to consider alternative transactions. Drafts of these documents were exchanged between Morgan Lewis and Weil.

On June 25, 2007, Lee Equity communicated to Lehman Brothers Lee Equity’s revised per share price of $27.25 conditioned on the Company’s agreement that the Company’s regular quarterly dividend payable in the third fiscal quarter of the 2008 fiscal year could be paid and that no other dividends would be paid by the Company. After discussion of the revised per share price with the Company, the parties agreed to the revised per share price and dividend payment terms.

With respect to the draft Merger Agreement, the parties continued to negotiate the allocation of the risks associated with Parent obtaining its debt financing, including the payment by Parent of the “Parent Termination Fee” in the event Parent failed to obtain its debt financing. In addition, Weil and Lee Equity indicated that same store sales and EBITDA conditions included in the debt financing commitment from Barclays would have to be satisfied in order for Parent and Merger Sub to close and that such terms should be reflected in the Merger Agreement. The parties continued negotiations regarding the inclusion of these conditions in the Merger Agreement and the debt commitment, as well as the specific terms related to these conditions.

On July 4, 2007, Weil distributed revised draft documents relating to Barclays’ debt financing commitment. The revised documents included a condition that, among other things, the Company achieve EBITDA of not less than $32 million for the four fiscal quarter period ended with the fiscal quarter immediately prior to the closing of the proposed transaction. In addition, the revised documents included a same store sales condition.

On July 7, 2007, the Company communicated to Lee Equity that it would be willing to agree to an EBITDA condition in the Merger Agreement and debt financing commitment of the Company achieving EBITDA of not less than $32 million for the twelve months ended July 31, 2007 and not less than $31 million for the twelve months ended October 31, 2007. The Company also communicated that it would not agree to a same store sales condition or an EBITDA condition if the transaction were to close anytime after November 15, 2007 in either the Merger Agreement or the debt financing commitment.

On July 13, 2007, representatives of Weil and Morgan Lewis discussed the outstanding open issues under the Merger Agreement, the voting agreement, the consulting agreements and the debt financing commitment. Later that day, Weil circulated revised drafts of the debt financing commitment, which did not include a same store sales condition. Weil also indicated that Lee Equity would like the Merger Agreement to include certain obligations of the Company to cooperate with Parent’s efforts to obtain its debt financing and that Lee Equity had agreed to the payment of the Parent Termination Fee in the event Parent is unable to obtain debt financing.

On July 23, 2007, in a telephone call between Mr. Rounick and Benjamin Hochberg (a principal of Lee Equity), in which a representative of Lehman Brothers participated, Mr. Hochberg indicated that Lee Equity would be interested in keeping the Company’s headquarters located in Philadelphia, maintaining the Company as a Pennsylvania corporation, and retaining the Company’s employees, including key senior management, for the foreseeable future.

On July 23, 2007 and July 24, 2007, representatives of the Company and Morgan Lewis had discussions and negotiations with representatives of Lee Equity and Weil, respectively, concerning all outstanding issues under the Merger Agreement, voting agreement and consulting agreements, as well as the guaranty of the Parent Termination

Fee. The debt financing commitment from Barclays, and the equity financing commitment, remained open and subject to ongoing negotiations between Lee Equity and Barclays.

On July 24, 2007, an in-person meeting of the Board of Directors was held in Philadelphia at which representatives from Morgan Lewis were present and representatives from Lehman Brothers participated telephonically. Also present were Mr. Susson and Stanley A. Uhr, the Company’s corporate counsel. At this meeting, Mr. Rounick and representatives from Lehman Brothers and Morgan Lewis advised the Board of Directors on the status of the Company’s discussions with Lee Equity. Representatives of Morgan Lewis and Lehman Brothers advised the Board of Directors regarding the legal standards applicable to its decision-making process and reviewed in detail the provisions of the Merger Agreement, the voting agreement and consulting agreements in their then-current draft form. Representatives from Lehman Brothers discussed with the Board its preliminary views on valuation based on the proposal from Lee Equity at the time. The Board of Directors engaged in extensive discussions concerning the potential benefits and considerations of the proposed merger transaction to the Company, the Company’s shareholders, and its employees. The Board, without Marvin Rounick, Warren Weiner and Jack Rounick present, considered the terms of the consulting agreements for Messrs. Rounick and Weiner and the voting agreement.

At the conclusion of the Board meeting on July 24, 2007, a telephonic meeting of the Company’s Board of Directors was scheduled for the late afternoon of July 25, 2007. During the course of the day of July 25, 2007, representatives of Weil communicated to representatives of Morgan Lewis that Lee Equity’s debt financing commitment from Barclays would not be finalized prior to the scheduled Board meeting as certain terms remained subject to on-going negotiations between Lee Equity and Barclays. Later that day, the telephonic meeting of the Board of Directors was rescheduled for the morning of July 26, 2007.

On July 26, 2007, during the course of the early morning, representatives of Weil communicated to representatives of Morgan Lewis that Lee Equity continued to negotiate the terms of the debt financing commitment with Barclays. At that time, a telephonic Board meeting was tentatively scheduled for later that afternoon, and then postponed until later that evening.

During the afternoon of July 26, Weil forwarded to Morgan Lewis the revised terms of the Barclays financing commitment, which included the condition that, among other things, the Company’s EBITDA for the four fiscal quarter period ended with the fiscal quarter immediately preceding the Merger and at least 15 days prior to the closing date of the Merger must not be less than $32 million; provided, that, if the closing has not occurred by November 15, 2007, the EBITDA for the four fiscal quarter period ended October 31, 2007 must not be less than $31 million and the Company’s ratio of maximum total indebtedness (giving pro forma effect to the Merger) to EBITDA must not exceed 5.47 to 1.0. Weil indicated that similar EBITDA conditions in the Merger Agreement would be acceptable to Lee Equity. Weil also delivered a revised equity financing commitment document that provided that Lee Equity’s equity commitment would be increased to a maximum amount of $128 million, to reflect the additional equity financing that may be required in order to meet the maximum total indebtedness test under Barclay’s financing commitment. Representatives of Morgan Lewis discussed the revised terms with representatives of Lehman Brothers and the Company’s management and the parties agreed to the revised terms.

On the evening of July 26, 2007, a telephonic meeting of the Board of Directors was held at which representatives from Morgan Lewis and Lehman Brothers were present. Also present were Mr. Susson and Mr. Uhr. At this meeting, Mr. Rounick and representatives from Lehman Brothers and Morgan Lewis advised the Board of Directors on the status of the Company’s discussions with Lee Equity. During the meeting, representatives of Lehman Brothers updated the Board on the events that had occurred since the meeting of the Board on July 24. Representatives of Morgan Lewis reviewed with the Board the updated, final terms of the proposed Merger Agreement, the voting agreement and the consulting agreements and further discussed the Board’s fiduciary duties. Representatives of Lehman Brothers and Morgan Lewis also reviewed with the Board the final terms of the debt financing commitments and equity financing commitments. Also at this meeting, representatives of Lehman Brothers reviewed with the Board its financial analysis of the merger consideration, and upon the request of the Board rendered to the Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 26, 2007, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be offered to the Company’s shareholders was fair, from a financial point of view, to the

Company’s shareholders. A copy of Lehman Brothers’ written opinion dated July 26, 2007, describing the assumptions made, matters considered and review undertaken by Lehman Brothers, is attached to the proxy statement as Annex B. By unanimous vote, the Board approved and declared advisable the Merger Agreement and the Merger and resolved to recommend that the Company’s shareholders adopt the Merger Agreement.

On the evening of July 26, 2007, the Company, Merger Sub and DSI Holdings, LLC executed the Merger Agreement. On the morning of July 27, 2007, the Company issued a press release announcing the Merger.

Reasons for the Merger; Recommendation of Our Board of Directors

Our Board of Directors believes that the Merger Agreement and the Merger are fair to the Company’s shareholders. In reaching these conclusions, the Board of Directors consulted with the Company’s management and legal and financial advisors, and considered the short-term and long-term interests and prospects of the Company and its shareholders and other constituencies. In reaching its determinations, the Board of Directors considered the following material factors that it believed supported its determinations:

•	the fact that Lee Equity was the only bidder to submit an offer in writing to acquire the Company;

•	the Company’s shareholders’ consideration in the Merger will consist entirely of cash, which will provide liquidity and certainty of value to the Company’s shareholders;

•	the fact that since July 2005, the Company had been frustrated in various efforts to sell the Company on acceptable terms to other potential strategic and financial buyers;

•	the fact that the Company has engaged in a competitive process in an effort to increase the consideration to be received by shareholders in the Merger;

•	the potential negative impact of a transaction with a strategic buyer on employees, suppliers and the community;

•	the potential benefits of a transaction with a financial buyer to employees and the community;

•	the highly competitive nature of the mall-based women’s and junior’s apparel industry in which the Company operates;

•	Lehman Brothers’ financial presentation to the Board of Directors, including Lehman Brothers’ opinion, dated July 26, 2007, to the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be offered to the shareholders of the Company provided for in the Merger Agreement;

•	the fact that the Company is entitled to the receipt of a $15 million termination fee from Parent in the event that Parent is unable to obtain the financing necessary to complete the Merger;

•	the fact that the professionals of Lee Equity have significant experience within the retail industry and can contribute significant resources and critical relationships in enhancing the strategic direction of the Company and that Allen Questrom, who will act as the non-executive chairman of the Board of the Company after the consummation of the proposed Merger, has more than 40 years of retail apparel experience and will provide strategic and operational guidance; and

•	the terms and conditions of the Merger Agreement, which the Board of Directors believed would not prevent a competing offer for the Company to surface subsequent to the execution of the Merger Agreement. The Board of Directors considered in particular:

•	the structure of the transaction as a merger, requiring approval by the Company’s shareholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited Superior Proposal could be brought forth;

•	the Company’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if the Board of Directors determines, after consulting with a financial advisor and outside legal counsel, that such proposal would result in a transaction that, if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Merger;

•	the Company’s right to terminate the Merger Agreement in order to accept a Superior Proposal (as defined in the Merger Agreement), subject to certain conditions and payment of a termination fee of $15 million to Parent;

•	the termination fee of $15 million payable by the Company is acceptable given a comparison to other provisions of precedent transactions; and

•	the voting agreement under which certain directors and executive officers agreed to vote a majority of outstanding shares to approve the Merger Agreement.

The Board of Directors also considered a variety of risks and other potentially negative factors concerning the Merger. These factors included the following:

•	the fact that the Parent and Merger Sub must obtain financing to complete the Merger and that Parent and Merger Sub may not secure such financing for a variety of reasons, including reasons beyond the control of us and Parent and Merger Sub;

•	the risks and costs to us if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the effect on business relationships;

•	the restrictions the Merger Agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay a $15 million termination fee to Parent under certain circumstances;

•	the fact that, following the Merger, the Company’s shareholders will cease to participate in any future earnings growth of the Company or benefit from any future increase in its value;

•	certain of the Company’s directors and officers may have conflicts of interest in connection with the Merger, as they may receive certain benefits that are different from, and in addition, to those of our other shareholders, including under the Consulting Agreements signed by Marvin Rounick and Warren Weiner;

•	the conditions to the closing of the Merger, including regulatory approval;

•	the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to the Company’s shareholders entitled to receive such merger consideration;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which could delay or prevent the Company from undertaking business opportunities that may arise pending the completion of the Merger;

•	the possible disruption to the Company’s business that might result from the announcement of the Merger and the resulting distraction of the attention of the Company’s management;

•	the fact that the Merger Agreement precludes us from soliciting alternative proposals; and

•	the factors described in “The Merger — Considerations Relating to the Proposed Merger” on page .

Our Board of Directors considered all of the factors listed above as a whole and decided that in their totality such factors support the decision to approve, adopt and authorize the Merger Agreement, the Merger and the other transactions contemplated therein and to recommend that the shareholders vote “FOR” the adoption of the Merger Agreement and the approval of the Merger. The discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive and may not include all of the factors considered by our Board of Directors. Our Board of Directors did not quantify, rank or otherwise assign relative or specific values to any of the above factors or the other factors it considered. In addition, our Board of Directors did not reach any specific conclusion on each factor considered, but conducted an overall assessment of these factors. Individual members of our Board of Directors may have given different weight to different factors.

Our Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement and the approval of the Merger.

Opinion of the Company’s Financial Advisor

In December 2006, the Board of Directors engaged Lehman Brothers to act as its financial advisor with respect to exploring strategic alternatives, including a possible sale. On July 26, 2007, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing) to the Board of Directors that, as of such date and based upon and subject to the matters stated in its opinion, the per share consideration of $27.25 in cash to be offered to our shareholders in the Merger was fair from a financial point of view to our shareholders.

The full text of Lehman Brothers’ written opinion, dated July 26, 2007, is attached as Annex B to this proxy statement. Shareholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the Board of Directors in connection with its consideration of the Merger. Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any holder of Deb Common Stock as to how such shareholder should vote in connection with the Merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, Deb’s underlying business decision to proceed with or effect the Merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	The Merger Agreement and the specific terms of the proposed transaction, including the terms of the voting agreement by and between Parent, Merger Sub and certain shareholders of the Company;

•	Publicly available information concerning the Company that Lehman Brothers believes to be relevant to its analysis, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2007 and the Quarterly Report on Form 10-Q for the quarters ended April 30, 2007;

•	Financial and operating information with respect to the business, operations and prospects of the Company furnished to Lehman Brothers by the Company, including financial projections for the Company’s fiscal years for 2008 through 2012 prepared by management of the Company (the “Management Case”) (the projections and adjustments are discussed in greater detail under “Projected Financial Information and Sensitivity Analysis” on page );

•	The trading history of the Company’s Common Stock from January 1, 2005 to July 25, 2007 and a comparison of such trading history with those of other companies that Lehman Brothers deemed relevant;

•	A comparison of the historical financial results and present financial condition of the Company with those of other companies that Lehman Brothers deemed relevant;

•	A comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant;

•	The projected cash flows of the Company as provided by the management of the Company in light of the proposed capital structure for the Company, pro forma for the proposed transaction;

•	The concentration of ownership of the outstanding capital stock of the Company by certain affiliates of the Company and the corresponding limited trading volume of the Company’s Common Stock; and

•	Indications of interest from third parties received by the Company with respect to the purchase of all or a portion of the Company or its business or assets.

In addition, Lehman Brothers had discussions with the management of Deb concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the management of Deb that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Management Case, upon advice of Deb, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Deb as to the future financial performance of Deb. Lehman Brothers also considered certain somewhat more conservative assumptions and estimates than those reflected in the Management Case (the “Sensitivity Analysis”). Lehman Brothers discussed these assumptions and estimates with the management of Deb who permitted Lehman Brothers to use such assumptions and estimates in performing its analysis. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Deb and did not make or obtain any evaluations or appraisals of the assets or liabilities of Deb. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 26, 2007. Lehman Brothers was not requested by Deb to solicit, and Lehman Brothers did not solicit, any indications of interest from strategic buyers with respect to a potential sale of Deb. In performing its analysis, Lehman Brothers did review and consider the history of and the circumstances surrounding the indications of interest received by Deb from potential strategic buyers prior to the commencement of the sale process which resulted in the Merger.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the Board of Directors. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Historical Share Price Analysis

Lehman Brothers considered historical data with regard to the trading price of Deb Common Stock for the period from January 1, 2005 to July 25, 2007 and the relative stock price performances during this same period of Deb Common Stock, the Standard & Poors 500 Index and a composite of equities comprised of the Common Stocks of the selected companies listed under the caption “Selected Companies Analysis” below. The foregoing historical share price analysis was presented to the Board of Directors to provide it with background information and perspective with respect to the relative historical share price of Deb Common Stock. Lehman Brothers noted that during this period, the closing share price of Deb Common Stock ranged from a low of $21.30 to a high of $32.39, as compared to the per share Merger Consideration of $27.25.

Selected Companies Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the specialty retail and mall-based apparel retailing industries, reviewed and compared specific financial and operating data relating to Deb with selected companies that Lehman Brothers deemed relevant to Deb, including

•	Abercrombie & Fitch, Co.;

•	Aeropostale, Inc.;

•	American Eagle Outfitters, Inc.;

•	AnnTaylor Stores, Corp.;

•	Bebe Stores, Inc.;

•	Chico’s FAS, Inc.;

•	Charlotte Russe Holding, Inc.;

•	Charming Shoppes, Inc.;

•	Guess?, Inc.;

•	Gymboree Corporation;

•	Hot Topic, Inc.;

•	Pacific Sunwear Of California, Inc.;

•	Tween Brands, Inc.;

•	Urban Outfitters, Inc.; and

•	Wet Seal, Inc.

As part of its selected companies analysis, Lehman Brothers calculated and analyzed, among other things, the multiples implied by Deb’s and each selected company’s enterprise value in relation to trailing twelve months and projected 2007 and 2008 earnings before interest, taxes, depreciation and amortization (“EBITDA”), as well as projected 2007 and 2008 P/E and P/E to Long-Term Growth multiples. The enterprise value of each company was obtained by adding its short and long term debt to the sum of the market value of its common equity and the book value of any minority interest, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data and estimates and closing prices, as of July 25, 2007, the last trading date prior to the delivery of Lehman Brothers’ oral opinion.

Lehman Brothers selected the companies listed above because their businesses and operating profiles were believed to be reasonably similar to that of Deb. However, because of the inherent differences between the business, operations and prospects of Deb and the businesses, operations and prospects of the selected companies, no selected company is exactly the same as Deb. Therefore, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected companies analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Deb and the companies included in the selected companies analysis that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Deb and the companies included in the selected companies analysis.

Applying a selected range of multiples derived from the selected companies to the corresponding financial data for Deb prepared by the management of Deb, Lehman Brothers calculated an implied per share equity reference range of $24.32 to $26.66 for Deb. Lehman Brothers noted that the per share Merger Consideration of $27.25 was above this range of implied per share equity values.

Selected Transactions Analysis

Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in 41 acquisitions of companies that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the selected transactions analysis based on the similarity of the target companies in the transactions to Deb in terms of the industry, size, mix, margins and other characteristics of their businesses. Lehman Brothers reviewed the following transactions:

Comparable Acquisitions Analysis — Specialty Retailers

Ann. Date	Acquiror	Target

06/18/07	Finish Line, Inc.	Genesco, Inc.
05/22/07	Payless ShoeSource, Inc.	Stride Rite Corp.
05/15/07	Golden Gate Capital	Express
04/16/07	New Wave Group AB	Cutter & Buck, Inc.
03/20/07	Apollo Investment Management	Claire’s Stores
03/12/07	KKR	Dollar General Corp.
02/09/07	Ares Management and Ontario Teachers’ Pension Plan	GNC

Ann. Date	Acquiror	Target

01/18/07	J.W. Childs Associates	Mattress Firm Holdings Corp.
11/17/06	Leonard Green & Partners	David’s Bridal
11/17/06	The Men’s Warehouse, Inc.	After Hours Formalwear (Mr. Tux)
11/15/06	Limited Brands, Inc.	La Senza Corporation
11/13/06	Sun Capital and Golden Gate Capital	Eddie Bauer Holdings
11/13/06	Dick’s Sporting Goods, Inc.	Golf Galaxy
10/25/06	Madison Dearborn Partners	The Yankee Candle Company
07/14/06	Leonard Green & Partners and Texas Pacific Group	PETCO Animal Supplies, Inc.
06/30/06	Bain Capital & Blackstone Capital Partners	Michaels Stores, Inc.
06/13/06	The Carlyle Group	Oriental Trading Company
05/21/06	Istithmar PJSC	Loehmann’s, Inc.
03/03/06	Build-A-Bear Workshop, Inc.	The Bear Factory
02/06/06	Talbots, Inc.	The J. Jill Group
02/01/06	Berkshire Partners	Citizens of Humanity
01/23/06	Leonard Green & Partners	The Sports Authority, Inc.
01/18/06	Bain Capital	Burlington Coat Factory Warehouse Corp.
12/22/05	Best Buy Co.	Pacific Sales Kitchen & Bath
12/01/05	CSK Auto, Inc.	Murray’s Discount Auto Stores
11/08/05	Apollo Management	Linens’n Things
10/27/05	GMM Capital & Prentice Capital	Goody’s Family Clothing, Inc.
10/07/05	Ares Management	Orchard Supply Hardware
09/27/05	Berkshire Partners and Weston Presidio	Party City Corp.
05/31/05	Bain Capital Partners	School Specialty
04/18/05	GameStop Corp.	Electronics Boutique Corp.
04/15/05	OSIM, J.W. Childs and Temasek	Brookstone
03/17/05	KKR, Bain Capital and Vornado	Toys “R” Us
02/15/05	Highfields Capital Management	Circuit City Stores, Inc.
01/10/05	Movie Gallery	Hollywood Entertainment Corp.
07/29/04	Cerberus and Sun Capital	Mervyn’s, Inc.
06/21/04	Dick’s Sporting Goods	Galyan’s Trading Co.
03/31/04	Circuit City	InterTan
03/29/04	Leonard Green & Partners	Hollywood Entertainment Corp.
09/29/03	CompUSA Corp.	Good Guys
04/08/03	Boise Cascade	OfficeMax

As part of its selected transactions analysis, Lehman Brothers calculated and analyzed, among other things, transaction values as multiples of the then (i) last twelve months sales of the target companies, (ii) last twelve months EBITDA of the target companies and (iii) last twelve months earnings before interest and taxes (“EBIT”) of the target companies.

The reasons for and the circumstances surrounding each of the transactions analyzed were diverse and there are inherent differences in the company size, business, operations, financial conditions and prospects of Deb, and the businesses, operations, financial conditions and prospects of the companies included in the selected transactions analysis. Therefore, Lehman Brothers believed that a purely quantitative selected transactions analysis would not be particularly meaningful in the context of the Merger and therefore did not rely solely on the quantitative results of the selected transactions analysis. Accordingly, Lehman Brothers also made qualitative judgments concerning differences between the characteristics of the transactions and the Merger. Lehman Brothers applied a range of multiples that it believed reflected the appropriate range of transaction value multiples applicable to Deb on a full change-in-control basis.

Applying the selected range of multiples derived from the selected transactions to the corresponding financial data for Deb, Lehman Brothers calculated an implied per share equity reference range of $26.93 to $31.69 for Deb.

Lehman Brothers noted that the per share Merger Consideration of $27.25 was within this range of implied per share equity values.

Discounted Cash Flow Analysis

As part of its analysis, and in order to derive an implied per share equity reference range for Deb, Lehman Brothers performed a 4.75-year discounted cash flow analysis for Deb of estimated after-tax unlevered free cash flows for 4/30/2007 through 1/31/2012.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Lehman Brothers performed a discounted cash flow analysis for Deb by adding (1) the estimated present value of Deb’s projected after-tax unlevered free cash flows for 4/30/2007 through 1/31/2012 to (2) the estimated present value of the “terminal value” of Deb as of fiscal 2012. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time.

Lehman Brothers estimated a range of terminal EBITDA multiples of 6.0x to 7.5x. Lehman Brothers discounted the estimated unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 13.0% to 15.0%. The discount rates utilized in this analysis were chosen by Lehman Brothers based on its expertise and experience with the specialty retail and mall-based apparel retailing industries and also on an analysis of the weighted average cost of capital of Deb and other selected companies. Lehman Brothers calculated per share equity reference ranges by first determining a range of enterprise values of Deb by adding the present values of the estimated after-tax unlevered free cash flows and terminal values for each EBITDA terminal multiple and discount rate scenario, and then subtracting from the enterprise values the net debt (which is total debt minus cash) of Deb, and dividing those amounts by the number of fully diluted shares of Deb. The discounted cash flow analysis for Deb was performed for two scenarios — one based on the Management Case and another based on the Sensitivity Analysis, reflecting somewhat more conservative assumptions and estimates relating to, among other things, lower growth in number of stores, lower increases in comparable store sales, lower gross margins, a gradual increase in selling, general and administrative expenses as a percentage of sales and lower capital expenditures, which assumptions and estimates were discussed with Deb management and Deb management permitted Lehman Brothers to use for purposes of its analysis.

Based on the Management Case, the discounted cash flow analysis of Deb yielded an implied per share equity reference range for Deb of $28.57 to $32.66, and $22.16 to $25.81, based on the Sensitivity Analysis. Lehman Brothers noted that the per share Merger Consideration of $27.25 was below the range of implied equity value calculated based on the Management Case, and above the range of implied equity values calculated based on the Sensitivity Analysis.

General

In connection with the review of the Merger by the Board of Directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of Deb Common Stock.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deb. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to holders of Deb Common Stock of the Merger Consideration and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated July 26, 2007, to the Board of Directors. The analyses do not purport to be appraisals or to reflect the prices at which Deb Common Stock might trade following announcement of the Merger.

The terms of the Merger were determined through arm’s length negotiations between Deb and Lee Equity and were approved by the Board of Directors. Lehman Brothers did not recommend any specific amount or form of consideration to Deb or that any specific amount or form of consideration constituted the only appropriate consideration for the Merger. Lehman Brothers’ opinion was provided to the Board of Directors to assist it in its consideration of the proposed Merger. Lehman Brothers’ opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to any shareholder as to how to vote or to take any other action with respect to the Merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of the Board of Directors with respect to the value of Deb or of whether the Board of Directors would have been willing to agree to a different amount or form of consideration.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with Deb and the specialty retail and mall-based apparel retailing industries generally and because its investment banking professionals have substantial experience in transactions comparable to the Merger.

As compensation for its services in connection with the Merger, Deb has agreed to pay Lehman Brothers a financial advisory fee of approximately $3.5 million, a portion of which became payable upon the announcement of the Merger and a significant portion of which is contingent upon completion of the Merger. In addition, Deb has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Deb and the rendering of the Lehman Brothers’ opinion.

In the ordinary course of its business, Lehman Brothers may actively trade in the securities of Deb for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

Conversion of Outstanding Deb Common Stock and Preferred Stock and Cancellation of Stock Options

If the Merger Agreement is approved by our shareholders and the other conditions to the completion of the Merger are either satisfied or waived, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation. Upon the completion of the Merger, each issued and outstanding share of Common Stock, other than shares held by the Company, Parent, Merger Sub or their subsidiaries, will be converted into the right to receive $27.25 in cash. In addition, each issued and outstanding share of Preferred Stock will be converted into the right to receive $1,000.00 in cash. Our shareholders will be required to surrender their shares upon the completion of the Merger in exchange for such cash payments. After completion of the Merger, shareholders will not have the opportunity to liquidate their shares at a time and for a price of their own choosing. If all eligible shares are converted, the total merger consideration (excluding consideration to be paid to option holders) expected to be paid is approximately $391 million.

Each option to acquire shares of our Common Stock that is outstanding immediately prior to the effective time of the Merger, will become fully-vested and exercisable and each holder of an option will be entitled to receive a cash payment with respect to each option held by the holder equal to the product of the number of shares subject to such option multiplied by the excess of (a) $27.25 per share less (b) the exercise price of such option, without interest. The total amount expected to be paid in respect of options is approximately $463,550.

Effect on Listing; Registration and Status of Deb Common Stock

Our Common Stock is registered as a class of equity securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is traded on the NASDAQ Global Select Market under the symbol “DEBS.” As a result of the Merger, Deb will be a privately-held company, with no public market for its Common Stock. After the Merger, our Common Stock will cease to be traded on the NASDAQ Stock Market (“NASDAQ”), and price quotations with respect to sales of shares of our Common Stock in the public market will no longer be available. In addition, registration of our Common Stock under the Exchange Act will be terminated. This termination and the delisting of Deb’s Common Stock from NASDAQ will make certain provisions of the Exchange Act inapplicable to Deb as a stand-alone company, such as:

•	the requirement to furnish a proxy or an information statement in connection with a shareholders’ meeting;

•	the short-swing profit recovery provisions of Section 16(b); and

•	the liability provisions of the Exchange Act and the corporate governance requirements under NASDAQ rules and regulations and the certification and reporting provisions under the Sarbanes-Oxley Act of 2002 (such as the requirement that certain executive officers of Deb certify the accuracy of Deb’s financial statements and that annual reports contain management’s report on the effectiveness of the company’s internal control over financial reporting).

In addition, Deb will no longer be required to file periodic reports with the SEC after the effective time of the Merger.

Considerations Relating to the Proposed Merger

Set forth below are certain risks relating to the proposed Merger. The following is not intended to be an exhaustive list of the risks relating to the Merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007, which is incorporated in this proxy statement by reference, for other risks relating to the Company’s business:

Failure to complete the Merger could negatively affect the market price of the Company’s Common Stock.

If the Merger is not completed for any reason, the Company will be subject to a number of material risks, including the following:

•	the market price of the Company’s Common Stock may decline to the extent that the current market price of its shares reflects a market assumption that the Merger will be completed;

•	costs relating to the Merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the Merger is not completed; and

•	the diversion of management’s attention from the day-to-day business of the Company, the potential disruption to its employees and its relationships with customers, landlords, suppliers and distributors during the period before the completion of the Merger may make it difficult for the Company to regain its financial and market positions if the Merger does not occur.

If the Merger is not approved by our shareholders at the special meeting, the Company, Parent and Merger Sub will not be permitted under Pennsylvania law to complete the Merger, and each of the Company and Parent will have the right to terminate the Merger Agreement. Upon such termination, the Company may be required, under certain circumstances, to pay Parent a termination fee. See “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page    of this proxy statement.

Further, if the Merger is terminated and our Board of Directors seeks another merger or business combination, shareholders cannot be certain that we will be able to find a party willing to pay an equivalent or better price than the price to be paid in the proposed merger.

Unless the Merger Agreement is terminated, the Company will not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the Merger Agreement.

Unless and until the Merger Agreement is terminated, subject to specified exceptions, the Company is restricted from initiating, soliciting, or taking any action to facilitate or encourage the submission of any offer or proposal relating to an alternative transaction with any person or entity other than Parent. In addition, the Company will not be able to enter into an alternative transaction at a more favorable price, unless and until the Merger Agreement is terminated, which may result in the Company incurring potentially significant liability to Parent. See “Terms of the Merger Agreement — Conduct of Business Pending the Merger — Restrictions on Solicitations” beginning on page    of this proxy statement and “Terms of the Merger Agreement — Termination of the Merger Agreement” beginning on page    of this proxy statement.

Uncertainties associated with the Merger may cause the Company to lose key personnel.

Our current and prospective employees may be uncertain about their future roles and relationships with the Company following the completion of the Merger. This uncertainty may adversely affect our ability to attract and retain key management and personnel.

Financing of the Merger

The total amount of funds required to complete the Merger and the related transactions, including the payment of fees and expenses in connection with the Merger, is anticipated to be approximately $410 million. Lee Equity has advised us that this amount is expected to be provided through a combination of:

•	a new $140 million senior secured credit facility (the “First Lien Facility”) to be provided to Parent, consisting of up to $110 million under a senior secured first lien term loan facility and up to $30 million under a senior secured revolving credit facility (which Lee Equity expects to be undrawn at the closing of the Merger);

•	up to $65 million under a senior secured second lien credit facility (the “Second Lien Facility” and collectively with the First Lien Facility, the “Facilities”) to be provided to Parent;

•	an aggregate cash equity investment by Lee Funding, L.P. (“Lee Funding”) of up to $128 million, which is described in this section under the subheading “Equity Financing;”

•	cash and cash equivalents held by the Company and its subsidiaries.

The Merger Agreement contemplates a period of 21 consecutive calendar days, which we refer to as the “Marketing Period,” to consummate the transactions contemplated by the debt commitment letter. The Marketing Period will commence after the later of (i) September 4, 2007 and (ii) the second business day following the mailing of this proxy statement.

The following arrangements are in place with regard to financing for the Merger, including the payment of related transaction costs, charges, fees and expenses:

Debt Commitment Letter

Lee Equity has advised us that Parent has entered into a commitment letter, dated as of July 26, 2007, which we refer to in this proxy statement as the “debt commitment letter,” with Barclays. Under the debt commitment letter, Barclays will act as the sole and exclusive administrative agent for the Facilities and Barclays Capital, the investment banking division of Barclays, will act as sole lead arranger, bookrunner and syndication agent for the facilities. Pursuant to, and subject to the terms and conditions of, the debt commitment letter, Barclays, as sole administrative agent, has committed to provide to Parent and, after the closing of the Merger, Deb, as the surviving corporation and the borrower, the Facilities. The financing described in the debt commitment letter is referred to in this proxy statement as the “bank financing.”

Although the bank financing is not subject to Barclays’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions listed below or for other reasons. As of the date of this proxy statement, Parent and Merger Sub have not made alternative financing arrangements or alternative financing plans in the event the bank financing described herein is not available as anticipated. The commitments to provide the bank financing are subject to customary conditions for financings of these types, including but not limited to, the following:

•	since January 31, 2007, there shall not have been a Company Material Adverse Effect (as defined in the Merger Agreement);

•	borrower has received the proceeds of the equity financing, which is described in this section under the subheading “Equity Financing,” and the proceeds of the equity financing and the bank financing are sufficient to consummate the Merger;

•	terms of the Merger Agreement are reasonably satisfactory to Barclays and the Merger is consummated in accordance with the Merger Agreement;

•	all conditions precedent to the consummation of the Merger have been satisfied without waiver or amendment materially adverse to Barclays or any other lenders added through syndication of the Facilities, unless Barclays Capital’s prior written consent is obtained;

•	no default or event of default under any of the loan documents for the Facilities, or any other material indebtedness of the borrower or its subsidiaries;

•	all pre-existing indebtedness of the borrower and its subsidiaries, except for up to $1 million principal amount of existing indebtedness and up to $5 million of existing letters of credit, has been repaid or repurchased in full, all commitments related thereto have been terminated and all other liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to Barclays Capital;

•	Barclays Capital shall have received (i) unaudited financial statements for any interim period or periods of the borrower ended after the date of the most recent audited financial statements at least 30 days prior to the closing date and (ii) a customary pro forma consolidated balance sheet of the borrower and its subsidiaries as of the closing date at least 45 days prior to the closing date;

•	the Company’s adjusted EBITDA (calculated in accordance with the debt commitment letter) for the four fiscal quarter period ended with the fiscal quarter immediately preceding the Merger and at least 15 days prior to the closing date shall not be less than $32 million; provided that if the closing date has not occurred by November 15, 2007, such adjusted EBITDA for the four fiscal quarter period ended October 31, 2007 shall not be less than $31 million and the Company’s ratio of maximum total indebtedness to such adjusted EBITDA shall not exceed 5.47 to 1.0;

•	all reasonable costs, fees, expenses and other compensation contemplated by the debt commitment letter and the associated fee letter that are payable to Barclays and Barclays Capital shall have been paid to the extent due;

•	Barclays Capital shall be reasonably satisfied that the borrower has complied with the following obligations: (i) delivery of customary legal opinions, corporate records and documents from public officials and officer’s certificates, (ii) satisfactory confirmation of repayment of existing indebtedness and redemption of preferred stock; (iii) evidence of authority; (iv) perfection of liens securing the obligations under the debt commitment; and (v) delivery of a customary solvency certificate from the chief financial officer of the borrower and any guarantors on a consolidated basis;

•	Barclays Capital shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

•	Parent uses commercially reasonable efforts to cause the Facilities to be assigned a corporate family rating by Moody’s Investor Service, Inc. and a corporate rating by Standard & Poor’s Rating Group, a division of The McGraw Hill Corporation; and

•	satisfactory negotiation, execution and delivery of definitive loan documents relating to the Facilities to be based upon and substantially consistent with the terms set forth in the debt commitment letter and giving due regard to terms customary for recent comparable financings by financial sponsors, which terms shall be reasonably acceptable to Barclays Capital.

The Company’s EBITDA, calculated in accordance with the terms of the Merger Agreement, for the twelve months ending July 31, 2007 was $33.6 million.

The commitments of Barclays Capital under the debt commitment letter will terminate on the earliest to occur of:

•	the consummation of the Merger;

•	termination of the Merger Agreement; and

•	December 31, 2007.

Since the final terms of the Facilities have not been agreed upon, the final terms and amounts may differ from those set forth above and below and, in certain cases, such differences may be significant. Except to the extent required by applicable law, the Company does not intend to update or otherwise revise the description of any of the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events, even in the event that any of the statements regarding the financing arrangements are shown to no longer be appropriate. After giving effect to the contemplated draws under the Facilities, Lee Equity currently expects total new debt outstanding at the closing of the Merger to be approximately $175 million.

Equity Financing

Lee Equity has advised us that on July 26, 2007, Lee Funding and Parent entered into a commitment letter, which we refer to in this proxy statement as the “equity commitment letter,” pursuant to which Lee Funding committed to purchase up to $128 million of certain equity securities of Parent. The proceeds of this equity investment will be contributed by Parent to Merger Sub. The equity commitment is subject to the satisfaction or waiver by Parent of the conditions to the obligations of Merger Sub and Parent to complete the Merger as set forth in the Merger Agreement. Lee Funding may assign its interests and obligations under the equity commitment letter only to any one or more of its affiliates, provided that Lee Funding remains obligated to perform the obligations in the event of a failure to perform by the affiliate. Neither Deb nor any other person or entity other than Parent has any rights under the equity commitment letter.

Lee Funding’s equity commitment will terminate upon the termination of the Merger Agreement pursuant to its terms.

Limited Guarantee; Remedies

In connection with the Merger Agreement, Lee Funding has agreed with Deb to guarantee the due and prompt payment of the termination fee payable by Parent under the Merger Agreement, up to a maximum amount of $15 million, if applicable. The limited guarantee will remain in full force and effect until the effective time of the Merger or the termination of the Merger Agreement in circumstances where no termination fee is payable by Parent.

Deb cannot seek specific performance to require Parent and Merger Sub to complete the Merger, and Deb’s exclusive remedy for the failure of Parent and Merger Sub to complete the Merger is a termination fee of $15 million payable to Deb in the circumstances described under “Terms of the Merger Agreement — Fees and Expenses — Termination Fees Payable by Parent.”

Interests of Deb’s Directors and Officers in the Merger

In considering the recommendation of our Board of Directors, you should be aware that Deb’s directors and executive officers may be deemed to have interests in the transaction that are different from or in addition to the interests of Deb shareholders generally and that may present a conflict of interest. Our Board of Directors was aware of these interests and considered that the interests may be different from or in addition to the interests of our shareholders generally, among other matters, in approving the Merger Agreement and the transactions contemplated thereby and in determining to recommend that our shareholders vote for adoption of the Merger Agreement and approval of the Merger.

Consulting Agreements

Messrs. Rounick and Weiner have each entered into consulting agreements with Merger Sub, under which each has agreed, for a period of three years following the closing of the Merger, to serve as a consultant to the surviving corporation to assist the surviving corporation in conducting its business. The agreements provide that there is no minimum time commitment required of Messrs. Rounick and Weiner. As compensation for their services, the surviving corporation will provide the following benefits to Messrs. Rounick and Weiner:

•	Consultant fees of $1,200,000 to Mr. Rounick and $900,000 to Mr. Weiner, payable over the three year term of their respective agreements;

•	Lifetime health care coverage for Messrs. Rounick and Weiner and their spouses, under Deb’s health care plan for its senior executive officers or any successor plan, which we refer to collectively as the “executive health plan,” subject to the responsibility of Messrs. Rounick and Weiner and their spouses for any applicable deductibles and co-payments;

•	Participation in the executive health plan for a period of five years following the closing will be made available to three of Mr. Rounick’s and two of Mr. Weiner’s children, and Mr. Weiner’s brother (collectively, the “family members”), in each case together with their respective dependents, at the sole cost and expense of the family members and subject to the family members’ and dependents’ responsibility for any deductibles and co-payments;

•	Each of Messrs. Rounick and Weiner will be entitled to acquire their company automobile for an amount equal to the amount owed by Deb under the applicable lease and related sales tax or fees;

•	From March 1, 2008 through February 28, 2013, Messrs. Rounick and Weiner, their spouses, and five members of Mr. Rounick’s family and two other persons designated by Mr. Rounick, may purchase automobile insurance policies under the surviving corporation’s group rates; and

•	Each of Mr. Rounick and Mr. Weiner will be reimbursed for up to $15,000 for legal fees and expenses in connection with their negotiation of their respective consulting agreements and the voting agreement.

Messrs. Rounick and Weiner will be subject to non-solicitation and non-competition restrictions during the three year period of the consultancy, and will be subject to confidentiality restrictions. Based on the Company’s current health policy costs, and assuming actuarial life expectancies and a 10% cost of capital, the present value of the estimated costs of the health benefits for Messrs. Rounick and Weiner and their spouses are approximately $81,000 and $83,000, respectively. There is no incremental cost to the Company for the other benefits, other than the consultant fees and legal fee reimbursements, provided to Messrs. Rounick and Weiner.

Treatment of Stock Options

The Merger Agreement provides that immediately prior to the effective time of the Merger, each outstanding option to purchase our Common Stock granted under any Deb stock option or compensation plan will become fully-vested and exercisable and each holder will be entitled to receive a cash payment with respect to each option held by the holder equal to the product of the number of shares subject to such option multiplied by (a) the excess of $27.25 per share less (b) the exercise price of such option, without interest.

The table provides information, for each of our directors and executive officers that currently hold options to purchase our Common Stock, regarding the aggregate number of shares of Common Stock subject to outstanding vested and unvested options as of          , 2007, the aggregate number of shares of Common Stock subject to outstanding unvested options that will become fully-vested in connection with the Merger, the exercise price and the value of the unvested options, and the exercise price and value of all options. The information in the table assumes that all options will remain outstanding as of the effective time of the Merger.

		Number of
	Number of	Shares	Exercise		Exercise	Value of
	Shares	Underlying	Price	Value of	Price	Vested and
	Underlying	Unvested	of Unvested	Unvested	of Vested and	Unvested
Name	Options	Options	Options	Options(1)	Unvested Options	Options(2)

Executive Officers
Allan Laufgraben	100,000	—	—	—	$23.75	$350,000
Barry J. Susson	14,000	—	—	—	$23.75	$49,000
John DeAngelis	15,000	12,000	$25.28	$23,640	$25.28	$29,550
Directors
Ned J. Kaplin	10,000	—	—	—	$23.75	$35,000

(1)	Represents the amount payable to the individual following the effective time of the Merger with respect to unvested options held by the individual. Calculated for each individual by multiplying the aggregate number of shares subject to unvested options by the difference between the merger consideration of $27.25 per share of Common Stock and the exercise price of the unvested options.

(2)	Represents the amount payable to the individual following the effective time of the Merger with respect to all options held by the individual. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference between the merger consideration of $27.25 per share of Common Stock and the exercise price of the options. The amounts shown in the “Value of Unvested Options” column are also included in the “Value of Vested and Unvested Options” column.”

Severance Payments and Benefits Under Employment Agreements

Consummation of the Merger will constitute a change of control under the employment agreement between the Company and Allan Laufgraben, Senior Vice President, Merchandising. Under Mr. Laufgraben’s employment agreement, if his employment is terminated by Deb without cause, or by Mr. Laufgraben for “good reason” (each as defined in the employment agreement) during the term of his employment agreement, following a change of control, Mr. Laufgraben is entitled to receive (a) an amount equal to his base salary for the remainder of the term of the employment agreement which expires on January 31, 2008 and (b) continued medical benefits for him and his spouse until their deaths. The value of the severance pay is $150,000 assuming a termination following a change of control as of September 30, 2007. Based on the Company’s current health policy costs, and assuming actuarial life expectancies and a 10% cost of capital, the present value of the estimated cost of the health benefits to Mr. Laufgraben and his spouse is approximately $79,000.

Indemnification of Executive Officers and Directors

The Merger Agreement contains provisions relating to the indemnification of and insurance for Deb’s directors and officers. Under the Merger Agreement, Parent and the surviving corporation will indemnify and hold harmless Deb’s current and former officers, directors and employees for acts or omissions occurring at or prior to the effective time of the Merger to the fullest extent provided under Deb’s articles of incorporation and bylaws or any indemnification agreements or other applicable contract of Deb (in each case, as in effect as of the date of the Merger Agreement). Without limiting the foregoing, Parent has agreed, for six years after the effective date of the Merger, to indemnify and hold harmless such persons for claims arising out of any acts or omissions of such persons in their corporate capacities, or the Merger, the Merger Agreement and transactions contemplated by the Merger Agreement.

Directors’ and Officers’ Insurance

Under the Merger Agreement, Parent has agreed that for a period of six years following the effective time of the Merger, Parent will provide, or cause the surviving corporation to provide, (i) officers’ and directors’ liability insurance that provides coverage for events occurring at or prior to the effective time of the Merger, covering each person currently covered by Deb’s officers’ and directors’ liability insurance policy that is no less favorable in any material respect in the aggregate than the policy currently in effect or, if substantially equivalent coverage is unavailable, the best available coverage; provided, however that Parent and the surviving corporation will not be obligated to pay an aggregate premium in excess of 300% of the amount currently paid by Deb for such insurance; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount or (ii) a non-cancelable “tail” coverage insurance policy under Deb’s current officers’ and directors’ liability insurance policies (providing coverage not less favorable than currently provided by such insurance) with respect to matters existing or occurring prior to the effective time of the Merger.

If the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving corporation will assume the obligations described above.

The foregoing summary of the indemnification of executive officers and directors’ and executive officers’ insurance is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A.

Arrangements with Parent and Lee Equity

As of the date of this proxy statement and except for the consulting agreements described above, none of our executive officers has entered into any agreement, arrangement or understanding with Lee Equity or its affiliates regarding employment with, or the right to participate in the equity of, Deb on a going-forward basis following completion of the Merger. In addition no member of our Board of Directors has entered into any agreement, arrangement or understanding with Lee Equity or its affiliates regarding the right to participate in the equity of Deb following completion of the Merger.

Lee Equity has informed us that it intends to retain members of our existing senior management team after the Merger is completed.

Material U.S. Federal Income Tax Consequences of the Merger to Our Shareholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to certain holders of our Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, regulations promulgated under the Code, administrative rulings and pronouncements issued by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and the statements and conclusions in this proxy are not binding on the IRS or any court. We can provide no assurances that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our Common Stock. In addition, this summary does not address the U.S. federal income tax consequences of the Merger to holders of our Common Stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, U.S. expatriates, dealers in securities, traders in securities who elect the mark-to-market method of accounting for their securities, regulated investment companies, mutual funds, controlled foreign corporations, holders who hold their Common Stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who own 5% or more of all our Common Stock, holders who acquired our Common Stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code.

This discussion does not address the U.S. federal income tax consequences to any holder of our Common Stock who or which, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. In addition, this discussion does not address U.S. Federal estate or gift tax consequences of the Merger, or the tax consequences of the merger under state, local, or foreign tax laws.

If a partnership or other passthrough entity (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the Merger.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Deb Common Stock should consult the holder’s individual tax advisors as to the particular tax consequences of the Merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash.  Generally, the Merger will be taxable to the holders of our Common Stock for U.S. federal income tax purposes. A holder of our Common Stock receiving cash in the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our Common Stock surrendered. Any such gain or loss generally will be capital gain or loss if our Common Stock is held as a capital asset at the effective time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held our Common Stock for more than one year prior to the effective time of the Merger. If the holder has held our Common Stock for one year or less prior to the effective time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, most long-term capital gains for non-corporate taxpayers are taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations. If a holder acquired different blocks of Deb Common Stock at different times and different prices, such holder must determine the adjusted tax basis and holding period separately with respect to each such block of Deb Common Stock.

Information Reporting and Backup Withholding.  Generally, holders of Deb Common Stock will be subject to information reporting on the cash received in the Merger unless such a holder is a corporation or other exempt recipient. In addition, under the U.S. federal backup withholding tax rules, the paying agent will be required to withhold 28% of all cash payments to which a holder of Deb Common Stock is entitled in connection with the Merger unless such holder provides under penalties of perjury on a Form W-9 (or appropriate substitute form) a tax identification number, certifies that such holder is a U.S. person and that tax identification number is correct and that no backup withholding is otherwise required, and otherwise complies with such backup withholding rules. Each holder of Deb Common Stock should complete and sign the Form W-9 (or appropriate substitute form) included as part of the letter of transmittal and return it to the paying agent, in order to certify that the holder is exempt from backup withholding or to provide the necessary information to avoid backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a holder of Deb Common Stock under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

HOLDERS OF DEB COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Regulatory and Other Governmental Approvals

The HSR Act and related rules provide that transactions such as the Merger may not be completed until certain information and documents have been submitted to the FTC and the Antitrust Division and specified waiting period requirements have been observed. On August 14, 2007, the Company and Parent, an affiliate of Lee Equity Partners, LLC, each filed a Notification and Report Form with the Antitrust Division and the FTC and requested early termination of the waiting period.

Under the Merger Agreement, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the Merger Agreement and completion of the Merger. In addition, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to take those actions that may be necessary to resolve any objections asserted on antitrust grounds with respect to the Merger, including agreeing to hold separate or to divest any businesses or assets of Parent, Merger Sub or the Company.

Except as noted above with respect to the required filings under the HSR Act, at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement which is attached as Annex A to this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the Merger.

General; The Merger

At the effective time of the Merger, upon the terms and subject to the satisfaction or waiver of the conditions of the Merger Agreement and in accordance with the Pennsylvania Business Corporation Law, Merger Sub will merge with and into Deb and the separate corporate existence of Merger Sub will end. Deb will be the surviving corporation in the Merger and will continue to be a Pennsylvania corporation after the Merger and a wholly-owned subsidiary of Parent. Deb’s articles of incorporation will be the articles of incorporation and Merger Sub’s bylaws will be the bylaws of the surviving corporation.

The directors of Merger Sub at the effective time of the Merger will, from and after the effective time of the Merger, be the initial directors of Deb, as the surviving corporation. Our officers at the effective time of the Merger will, from and after the effective time of the Merger, be the initial officers of Deb, as the surviving corporation; provided, however, that Marvin Rounick and Warren Weiner will resign from all positions as officers and directors of Deb as of the effective time of the Merger. Other than Messrs. Rounick and Weiner, our current officers are Allan Laufgraben, Senior Vice President, Merchandising, Barry J. Susson, Vice President, Chief Financial Officer and Assistant Secretary, Stanley A. Uhr, Vice President and Corporate Counsel, John DeAngelis, Vice President, Real Estate, Stephen P. Smith, Vice President, Information Systems, Joan M. Nolan, Vice President and Chief Accounting Officer and Lorraine K. Koc, Vice President and General Counsel.

When the Merger Becomes Effective

Deb and Merger Sub will file articles of merger with the Department of State of the Commonwealth of Pennsylvania, after the satisfaction or waiver of the conditions to the Merger Agreement as soon as practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions to the Merger Agreement. Unless otherwise agreed to by the parties, in no event shall the closing for the Merger take place prior to the earlier of (i) a date during Marketing Period specified by Parent, provided Parent provides Deb with at least five business days prior notice; and (ii) the final day of the Marketing Period.

The Merger will become effective at the time the articles of merger are duly filed with the Department of State of the Commonwealth of Pennsylvania or at such other later date and time as Deb and Parent agree and specify in the articles of merger.

If our shareholders approve the Merger Agreement, the Company and Parent intend to complete the Merger as soon as practicable thereafter. Because the Merger is subject to certain conditions, the exact timing of the Merger cannot be determined.

Consideration to be Received Pursuant to the Merger

•	Each share of our Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by the Company, Parent or Merger Sub) will be converted into the right to receive $27.25 in cash, without interest.

•	Each share of our Preferred Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $1,000.00 in cash, without interest.

•	Each share of our Common Stock and Preferred Stock owned by the Company (as treasury stock or otherwise), Parent or Merger Sub will automatically be cancelled and retired and will cease to exist, and no consideration will be paid in exchange for it.

•	Each share of Merger Sub common stock will be converted into and become one share of common stock of Deb, as the surviving corporation, and will constitute the only outstanding share of capital stock of the surviving corporation.

Treatment of Our Stock Options

Prior to the completion of the Merger, each outstanding unvested stock option will automatically accelerate and become fully-vested and exercisable. Upon the completion of the Merger, all outstanding stock options will be cancelled and the holders of each stock option will be entitled to receive a cash payment equal to the product of:

•	the excess of the $27.25 per share merger consideration less the per share exercise price of the stock option; and

•	the number of shares of our Common Stock for which the stock option has not been exercised.

Subject to any applicable withholding taxes, the payment for options will be made, without interest, through our payroll systems.

We are required to ensure that there will be no stock options exercisable for our capital stock outstanding following the effective time of the Merger.

Payment for Deb Common Stock in the Merger

On the closing date, Parent will deposit or will cause the Company to deposit with          , the paying agent, in a separate fund established for the benefit of the holders of Deb’s Common Stock, Preferred Stock and holders of options, sufficient cash to pay those shareholders the amounts they are entitled to receive under the Merger Agreement. At the close of business on the closing date of the Merger, there will be no further transfers in the records of Deb or its transfer agent of certificates representing Deb’s Common Stock or Preferred Stock (each a “Certificate” and together the “Certificates”). On or after the effective time of the Merger, any Certificates presented to the paying agent or Parent will be converted into the merger consideration. After the effective time of the Merger, subject to the right to surrender Certificates in exchange for payment of the merger consideration, our shareholders will cease to have any rights as a shareholder of Deb.

As soon as reasonably practical after the effective time of the Merger (and in any event within five (5) business days), the paying agent will mail to each record holder of Deb Common Stock and Preferred Stock a letter of transmittal and instructions for use in effecting the surrender of their Certificates in exchange for the merger consideration.

Upon surrender of a shareholder’s certificates to the paying agent with a properly executed letter of transmittal and any other items specified by the letter of transmittal and instructions, the paying agent will promptly deliver to a shareholder the appropriate common and/or preferred stock per share merger consideration multiplied by the number of shares formerly represented by the surrendered certificates. The surrendered certificates will be cancelled upon delivery of the merger consideration. Parent or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes as required under federal, stated, local or foreign tax law.

Lost Certificates

If any Certificate is lost, stolen or destroyed, the paying agent will deliver the applicable merger consideration due in respect of the shares formerly represented by that Certificate if:

•	the shareholder asserting the claim of a lost, stolen or destroyed Certificate makes an affidavit of that fact; and

•	upon request of the surviving corporation, the shareholder posts a bond in a reasonable amount designated by the surviving corporation as security against any claim that may be made with respect to that Certificate against the surviving corporation.

Unclaimed Amounts

Any portion of the exchange fund which remains undistributed to our shareholders after the one year anniversary of the effective time of the Merger will be delivered by the paying agent to Parent upon demand, and any of our shareholders who have not previously surrendered their Certificates will be entitled to look only to Parent for payment of the merger consideration due in respect of the shares formerly represented by their Certificates. Subject to other terms of the Merger Agreement, if any Certificates are not surrendered prior to six years after the effective time of the Merger, any merger consideration attributable to the shares formerly represented by such certificates will, to the extent permitted by law, become property of Parent, free and clear of all claims or interests.

Representations and Warranties

The Merger Agreement contains representations and warranties of Deb, Merger Sub and Parent, negotiated between the parties and made as of specific dates solely for purposes of the Merger Agreement, including setting forth the respective rights of the parties with respect to their obligation to complete the Merger. The representations and warranties are qualified by information in confidential disclosure schedules provided by the Company to Parent and Merger Sub in connection with the signing of the Merger Agreement, and may be subject to important limitations and qualifications as set forth in the Merger Agreement, including a contractual standard of materiality different from that generally applicable under federal securities laws. The confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company on one hand and Parent and Merger Sub on the other hand, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company, Parent or Merger Sub.

The Merger Agreement contains a number of representations and warranties made by the Company, Parent and Merger Sub that relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution, delivery and validity of the Merger Agreement;

•	governmental authorization necessary to complete the Merger;

•	absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the Merger;

•	disclosure documents relating to the Merger Agreement; and

•	finders’ fees and fees payable to financial advisors in connection with the Merger.

The Company’s representations and warranties relate to, among other things:

•	our capital structure;

•	our organizational documents and those of our subsidiaries;

•	our subsidiaries, including their corporate existence, good standing and qualification to conduct business and the absence of any conflict with their organizational documents or any violation of their agreements, laws or regulations as a result of the consummation of the Merger ;

•	compliance with applicable laws and possession of permits and licenses by us and our subsidiaries;

•	our filings with the SEC, the absence of material misstatements or omissions from such filings and the accuracy of information, including financial information, contained in these documents, and our compliance with the Sarbanes-Oxley Act of 2002 and other matters related to our internal and disclosure controls;

•	the absence of material changes and events concerning us and our subsidiaries since January 31, 2007;

•	the absence of undisclosed materials liabilities;

•	pending or threatened material litigation or investigations against us and our subsidiaries;

•	matters relating our and our subsidiaries’ owned and leased real property and the leases related to our leased real property;

•	our compliance and our subsidiaries’ compliance with applicable environment laws;

•	our material contracts and those of our subsidiaries and performance obligations thereunder;

•	completion and accuracy of our tax filings and payment of our taxes;

•	matters relating to the Employee Retirement Security Act of 1974, as amended, and our employee benefits;

•	absence of changes in our benefit plans;

•	matters relating to our collective bargaining agreement;

•	matters relating to our intellectual property and that of our subsidiaries;

•	matters relating to our assets and those of our subsidiaries;

•	inapplicability of state anti-takeover statutes to the Merger Agreement and the Merger;

•	the required vote of our shareholders;

•	matters relating to our suppliers and vendors;

•	our maintenance of insurance; and

•	the receipt of a fairness opinion from our financial advisor.

Parent and Merger Sub also make representations and warranties relating to financing of the merger consideration, absence of litigation, the privacy of information provided for this proxy statement and lack of ownership of our Common Stock or Preferred Stock. The financing of the merger consideration is discussed below under “Parent Financing” on page   .

Many of our representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, “material adverse effect” means, with respect to the Company, any change, event, development or effect that individually or in the aggregate has had or would be reasonably expected to have a material adverse effect on the business, financial condition or results of operations, properties or assets of the Company and its subsidiaries, taken as a whole, other than any material adverse effect resulting from:

•	changes in general economic, financial market or geopolitical conditions;

•	general changes or developments in the industries in which the Company or its subsidiaries operate;

•	the announcement of the Merger Agreement and the Merger, or the performance of the Merger Agreement or the Merger, including any loss of or adverse change in the relationship of the Company and our subsidiaries with their respective customers and suppliers;

•	any actions required to obtain authorization under applicable antitrust laws for the consummation of the Merger;

•	any changes in any applicable laws or accounting regulations;

•	any outbreak or escalation of hostilities, war or any act of terrorism; or

•	the Company’s failure, in and of itself, to meet any internal or published analyst estimates of revenue or earnings projections, whether such projections are prepared by the Company or a third party, although the underlying change, event, occurrence or state of facts giving rise to such failure may constitute or otherwise contribute to a material adverse effect.

The representations and warranties of the parties to the Merger Agreement will expire upon the effective time of the Merger or the termination of the Merger Agreement.

Covenant Regarding Conduct of Business Pending the Merger

Interim Operations of Deb

We have agreed to restrictions on the operation of the business of the Company and our subsidiaries until either the effective time of the Merger or the termination of the Merger Agreement. In general, we have agreed to conduct business in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact the present business organization and keep available the services of all officers, employees and consultants who are integral to the current operation of the business of the Company and our subsidiaries. In addition, we have agreed that, among other things and subject to certain exceptions, we are restricted from and must prevent any of our subsidiaries from, without Parent’s prior written consent:

•	amending the Company’s or its subsidiaries’ organizational documents;

•	issuing, selling, pledging, disposing, encumbering or granting any shares of capital stock or any options, warrants, or any other rights to acquire shares of capital stock;

•	declaring or paying any dividend with respect to our capital stock, other than the quarterly dividend declared by the Company on July 2, 2007 on the Company’s Common Stock and Preferred Stock;

•	acquiring any entity or any assets in connection with acquisitions or investments other than in the ordinary course of business consistent with past practice but which in no event is in excess of $250,000 individually or $1 million in the aggregate;

•	selling, leasing, licensing, or otherwise disposing of material assets, except in the ordinary course of business consistent with past practice;

•	mortgaging, encumbering or subjecting to a lien any material portion of the Company’s properties or assets other than in the ordinary course of business consistent with past practice;

•	incurring any indebtedness for borrowed money or guarantees or cancel any third party indebtedness owed to the Company except for indebtedness incurred under existing credit facilities, agreements in place at the time the Merger Agreement was executed or incurred in the ordinary course of business consistent with past practice, in an aggregate amount not to exceed $5 million;

•	increasing the compensation or other benefits payable to any directors or executive officers except in the ordinary course of business consistent with past practice;

•	entering into any employment agreement with any executive officer of the Company except to the extent necessary to replace a departing employee, except agreements terminable on less than 30 days notice without penalty and except for extensions of existing agreements in the ordinary course of business consistent with past practice;

•	granting any severance or termination pay to any directors or executive officers except in the ordinary course of business consistent with past practice;

•	granting, conferring or rewarding, except as may be required under existing employment agreements, options, convertible securities, restricted stock units or other rights to acquire any capital stock or taking any action to cause to be exercisable any otherwise exercisable option under any existing stock option plan;

•	terminating, cancelling, modifying or amending any material contract other than in the ordinary course of business;

•	establishing, adopting, entering into or amending any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

•	making any material changes in any method of accounting, accounting principles or practice, except for (i) any such change required by reason of a concurrent change in generally accepted accounting principles, Regulation S-X, any governmental or quasi-governmental entity or other applicable law or (ii) to permit the audit of the Company’s financial statements in compliance with generally accepted accounting policies;

•	paying, discharging or satisfying any claims, liabilities or obligations, except (i) in the ordinary course of business or (ii) settlements of litigation not exceeding $250,000 individually or $500,000 in the aggregate;

•	taking any action (other than filing bona bide claims) that would make an insurance policy void or voidable, increase the premium payable or prejudice the ability to enter into equivalent insurance in the future;

•	making, changing or rescinding any material tax election, settling or compromising any material tax liability, file an amended tax return involving a material amount of taxes, prepare any tax return inconsistent with the past practice of the Company or incurring any material liability for taxes outside the ordinary course of business; or

•	closing more than ten (10) retail stores.

Parent and Merger Sub are restricted from taking any action that would, individually or in the aggregate, prevent, materially delay or materially impede their ability to consummate the Merger.

Special Meeting of Deb’s Shareholders; Board of Director’s Recommendation

Our Board of Directors unanimously voted to recommend the adoption of the Merger Agreement and approval of the Merger by our shareholders and to call a special meeting for this purpose. Our Board of Directors, however, can withdraw or modify its recommendation with respect to the adoption of the Merger Agreement and approval of the Merger if certain conditions and circumstances are satisfied as discussed in the following section, “Restrictions on Solicitations.”

Restrictions on Solicitations

We have agreed that prior to the effective time of the Merger we will not, and we will ensure that our representatives do not, directly or indirectly:

•	initiate, solicit or knowingly facilitate or encourage any Competing Proposal;

•	participate in any negotiations regarding, or furnish any material nonpublic information to any person with respect to, a Competing Proposal;

•	engage in discussions with any person with respect to a Competing Proposal;

•	approve or recommend any Competing Proposal; or

•	enter into any letter of intent or similar document, any agreement or commitment providing for any Competing Proposal.

Notwithstanding the restrictions on solicitation set forth above, at any time prior to the adoption of the Merger Agreement by our shareholders, we may, subject to our Board of Directors determination that a Competing Proposal constitutes or would reasonably be expected to result in a Superior Proposal and providing prior written notice to Parent that our Board of Directors intends to take such action:

•	engage in discussions or negotiations with a third party with respect to the Competing Proposal; and

•	furnish to such third party nonpublic information relating to the Company or any of our subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement between Deb and Lee Equity Partners, LLC.

In the event that our Board of Directors concludes in good faith that a Competing Proposal constitutes a Superior Proposal, and provides Parent and Merger Sub with four (4) business days prior written notice, which notice shall specify the material terms and conditions of such Superior Proposal (and be updated upon any material revisions of such Superior Proposal), our Board of Directors may:

•	change their recommendation to shareholders regarding the Merger; and/or

•	terminate the Merger Agreement to enter into an agreement with respect to the Superior Proposal.

Parent has the right during the four day notice period to propose changes to the Merger Agreement. In the event that our Board of Directors were to change their recommendation and/or terminate the agreement to enter into an agreement with respect to a Superior Proposal, we would be required to pay Parent a termination fee of $15 million.

As set forth in the Merger Agreement:

•	“Competing Proposal” means any written bona fide proposal from a third party relating to the direct or indirect acquisition or purchase of 25% or more of the assets of the Company and our subsidiaries taken as a whole, or 25% or more of the combined voting power of our Common Stock and Preferred Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the combined voting power of our Common Stock and Preferred Stock or any merger, consolidation, business combination, redemption, liquidation, dissolution or other similar transaction involving the Company or any of our subsidiaries in which the third party or its shareholders will own 25% or more of the voting power of the parent entity resulting from such transaction; and

•	“Superior Proposal” means a Competing Proposal after the date of the Merger Agreement, and not in breach of the Merger Agreement or any standstill or confidentiality agreement applicable to the offer and that our Board of Directors in good faith after consulting with its legal and financial advisors, and in consideration of all terms and conditions of the Competing Proposal, determines would, if consummated, result in a transaction that is more favorable to the Company’s shareholders than the Merger, after taking into account such factors as the Board considers to be appropriate after giving effect to any modifications proposed to be made to the Merger Agreement by Parent or any other offer by Parent after Parent’s receipt of notice under the terms of the Merger Agreement. For purposes of the definition of “Superior Proposal”, the references to “25% or more” in the definition of Competing Proposal will be deemed references to “a majority”.

Other Covenants

Indemnification and Insurance

Under the Merger Agreement, Parent has agreed that for a period of six years following the effective time of the Merger, Parent will provide, or cause the surviving corporation to provide:

•	officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the Merger, covering each person currently covered by Deb’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of the policy currently in effect; provided, however that Parent and the surviving corporation will not be obligated to pay an aggregate premium in excess of 300% of the amount currently paid by Deb for such insurance; provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; or

•	a non-cancelable “tail” coverage insurance policy under Deb’s current officers’ and directors’ liability insurance policies (providing coverage not less favorable than currently provided by such insurance) with respect to matters existing or occurring prior to the effective time of the Merger.

If the surviving corporation (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the surviving corporation will assume the obligations described above.

Reasonable Best Efforts Covenant

The Company, Parent and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the Merger and the other transactions contemplated by the Merger Agreement. The Company, Parent and Merger Sub agree to make appropriate filings pursuant to any applicable competition laws, including a notification and report form pursuant to the HSR Act within fifteen business days of the date of the Merger Agreement.

Financing

Parent and the Company have agreed to a number of covenants regarding Parent’s financing of the Merger discussed below under “Parent Financing” on page   .

Certain Other Covenants

The Merger Agreement contains additional mutual covenants, including covenants relating to preparation of this proxy statement, cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, public announcements, and further assurances.

Conditions to the Completion of the Merger

Mutual Closing Conditions

The obligations of each of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver at or before the effective time of the Merger of the following conditions:

•	approval of the Merger Agreement by our shareholders;

•	absence of legal prohibitions on completion of the Merger; and

•	expiration of any applicable waiting periods under the HSR Act relating to the Merger.

Additional Closing Conditions for the Benefit of Parent and Merger Sub

The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the following additional conditions:

•	the Company has performed in all material respects its obligations required to be performed by it at or prior to the effective time of the Merger; the representations and warranties of the Company qualified by material adverse effect must be true and correct as of the effective time of the Merger; the representations and warranties of the Company not qualified by material adverse effect must be true and correct in the material respects as of the effective time of the Merger; and the Company has delivered a certificate signed by its chief executive officer or another senior officer to the foregoing effect;

•	since the date of the Merger Agreement there has not been a Company material adverse effect (as defined above); and

•	the Company’s EBITDA, calculated in accordance with the terms of the Merger Agreement, for the twelve months ending July 31, 2007 must not be less than $32 million and, if applicable and subject to certain specified exceptions, the Company’s EBITDA, calculated in accordance with the terms of the Merger Agreement, during the twelve months ending October 31, 2007 must not be less than $31 million.

The Company’s EBITDA, calculated in accordance with the terms of the Merger Agreement, for the twelve months ending July 31, 2007 was $33.6 million.

Additional Closing Conditions for the Benefit of the Company

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver at or before the effective time of the following additional conditions: Parent and Merger Sub have performed in all material respects their obligations required to be performed by them at or prior to the effective time of the Merger; the representations and warranties of Parent and Merger Sub must be true and correct in all material respects as of the effective time of the Merger; and the Company has received a certificate signed by the chief executive officer or another senior officer of Parent to the foregoing effect.

Employee Benefit Matters

For a period of one year after effective time of the Merger, Parent is obligated to provide, or cause the surviving corporation to provide, to employees of the Company and any of our subsidiaries who become employees of the surviving corporation (such employees referred to in this proxy statement as “company employees”) compensation and benefits that are in the aggregate no less favorable than the compensation and benefits being provided to company employees immediately prior to the effective time of the Merger.

For a period of one year after the effective time of the Merger, Parent is obligated to provide, or cause the surviving corporation to provide, to company employees that are terminated severance benefits that are no less favorable than the severance benefits that would have been provided to such company employees upon termination immediately prior to the effective time of the Merger. In addition, Parent agrees to honor, fulfill and discharge, and must cause the surviving corporation to honor, fulfill and discharge, the Company’s obligations to any company employees or other participants under of the Company’s benefit plans.

Each company employee will be credited with his or her years of service with the Company, our subsidiaries and affiliates prior to the consummation of the Merger for purposes of vesting and eligibility under any benefit plans covering company employees after the effective time of the Merger. In addition, each company employee is immediately eligible to participate in any employee benefit plan provided after the effective time of the Merger to the extent that the company employee was enrolled in a comparable benefit plan prior to the Merger.

With respect to any employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits in which any such employee first becomes eligible to participate, on or after the effective time of the Merger Parent will: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements, and (ii) provide credit towards any deductible or out-of-pocket expense maximum under any such plans for out-of-pocket amounts expended by such employee under the employee plans during the current plan year.

For a more detailed description of other employee-related matters, see “The Merger — Interests of Deb’s Directors and Officers in the Merger,” beginning on page    of this proxy statement.

Parent Financing

At the time of the execution of the Merger Agreement, Parent obtained an equity commitment letter from Lee Funding, L.P. and a debt commitment letter from Barclays Capital, the investment banking division of Barclays Bank PLC. For a more detailed description of Parent’s financing commitments and risk associated with the financing, see “Financing of the Merger,” beginning on page    of this proxy statement. Pursuant to the terms of the Merger Agreement, Parent is obligated to use its reasonable best efforts to (a) arrange its financing on the terms and conditions described in the equity and debt commitment letters, (b) enter into definitive agreements to be in effect no later than the closing date of the Merger and (c) consummate the financing no later than the last day of the Marketing Period. If any portion of the financing contemplated in the equity and debt commitment letters becomes unavailable, Parent must inform Deb immediately and use reasonable best efforts to obtain alternative financing on terms no more adverse to Deb than were contained in the equity and debt commitment letters. Parent further agrees to comply with all covenants under the equity and debt commitment letters or any alternative financing commitment, inform Deb of a breach by any party under its financing commitments and to keep Deb informed of the status of its efforts to consummate its financing. Any breach by Parent under its equity and debt commitments or alternative financing commitments will be deemed a breach of a covenant under the Merger Agreement.

Deb is obligated, at Parent’s sole expense and subject to certain limitations, to cooperate with any reasonable requests by Parent in connection with the arrangement of its financing including, among other things, entering into agreements and agreeing to pledge or grant security interests in the Company’s assets to be effective only after the consummation of the Merger, providing financial information, making its senior officers available to attend rating agency presentations and bank meetings, obtaining or providing auditor comfort letters or legal opinions, and taking any other corporate actions necessary to permit the consummation of Parent’s financing.

Pursuant to the Merger Agreement, Parent is obligated to consummate the transactions contemplated by the debt financing commitment no later than the last day of the Marketing Period.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the effective time of the Merger, whether before or after approval of the matters presented in connection with the Merger by our shareholders, in any of the following ways:

(a) by mutual written consent of Parent and the Company,

(b) by either Parent or the Company if:

•	the Merger has not been consummated on or before December 31, 2007, provided that neither Parent nor the Company can terminate the Merger Agreement for this reason if its breach of any obligation under the Merger Agreement has resulted in the failure of the Merger to occur on or before that date;

•	there is a permanent legal prohibition to completing the Merger, provided that the right to terminate will not be available for either Parent or the Company whose failure to comply with its obligations regarding the HSR Act resulted in such legal prohibition; or

•	our shareholders fail to adopt the Merger Agreement and approve the Merger.

(c) by Parent if:

•	our Board of Directors changes its recommendation to the shareholders regarding the approval of the Merger Agreement;

•	the Company’s breach of any representation or warranty or failure to perform any covenant under the Merger Agreement that would cause the conditions to closing not to be satisfied and has not been or is incapable of being cured by the Company within thirty (30) days after written receipt of notice of the breach from Parent; or

(d) by the Company if:

•	our Board of Directors concludes that a Competing Proposal is a Superior Proposal and the Company (1) has given Parent written notice of its intention to terminate the agreement and provides Parent with four business days during which to make an offer at least as favorable to the shareholders of Deb (as set forth in greater detail above), and (2) pays the applicable termination fee; or

•	Parent’s breach of any representation or warranty or failure to perform any covenant as set forth in the Merger Agreement that would cause the condition to closing not to be satisfied and has not been or is incapable of being cured by Parent within thirty (30) days after written receipt of notice of the breach from the Company;

•	if five (5) business days have elapsed from the time that all of the mutual closing conditions and Parent’s closing conditions have been satisfied other than those that by their terms are to be satisfied at closing, and Parent is incapable of closing within two (2) business days;

•	Parent has not received the proceeds from its debt financing by the end of the Marketing Period and such failure has not been or is incapable of being cured within two (2) business days;

•	Parent or Merger Sub breach their obligation to close under the Merger Agreement and such breach has not been or is incapable of being cured within two (2) business days; or

•	Parent or Merger Sub otherwise breach their obligations relating to the exchange of certificates under the Merger Agreement.

If the Merger Agreement is validly terminated, the agreement will become void without any liability on the part of any party other than the payment of a termination fee in certain circumstances discussed below. However, the provisions of the Merger Agreement relating to the non-survival of representations, warranties and agreements, termination fees and expenses, governing law, succession and assignment and jurisdiction and waiver of jury trial, will continue in effect notwithstanding termination of the Merger Agreement. In addition, no termination will relieve any party of any liability or damages resulting from any breach by that party.

Fees and Expenses

The Merger Agreement generally provides that each party will pay its own fees and expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, whether or not the Merger is completed.

Termination Fees Payable by Deb

We have agreed to pay Parent a termination fee of $15 million if any of the following payment events occur:

•	Termination of the Merger Agreement by: (A) Parent because our Board of Directors fails to make, withdraws or modifies in a manner adverse to Parent its recommendation with respect to the Merger Agreement or the Merger or (B) the Company because our Board of Directors concludes that a Competing Proposal is a Superior Proposal and we have given Parent four days notice to make an offer at least as favorable to our shareholders (as set forth in greater detail above); or

•	Termination of the Merger Agreement by either Parent or Deb because (1) the Merger has not been consummated on or before December 31, 2007, (2) our shareholders fail to adopt the Merger Agreement and approve the Merger, or (3) a breach or failure by Deb to perform any of its representations, warranties, covenants or other agreements that would cause a failure of a condition to the Merger Agreement that has not been or is incapable of being cured within 30 days of receipt of notice of the breach by Parent, but in each case only if prior to the shareholder meeting a Competing Proposal shall have been publicly disclosed or made known and within 12 months of the termination, the Company enters into a definitive agreement related to the Competing Proposal. For purposes of determining whether a termination fee will be payable by us, each reference to 25% in the definition of “Competing Proposal” shall be deemed to be 40%.

Termination Fees Payable by Parent

Parent has agreed to pay us a termination fee of $15 million if any of the following payment events occur:

•	Termination of the Merger Agreement by the Company due to Parent’s breach or failure to perform any of its representations, warranties, covenants or other agreements that would cause a failure of a condition to the Merger Agreement that has not been or is incapable of being cured within thirty (30) days of receipt of notice of the breach by Deb; or

•	Termination of the Merger Agreement by the Company under any of the following termination rights:

•	if five (5) business days have elapsed from the time that all of the mutual closing conditions and Parent’s closing conditions have been satisfied other than those that by their terms are to be satisfied at closing, and Parent is incapable of closing within two (2) business days;

•	Parent has not received the proceeds from its debt financing by the end of the Marketing Period and such failure has not been or is incapable of being cured within two (2) business days;

•	Parent or Merger Sub breach their obligation to close under the Merger Agreement and such breach has not been or is incapable of being cured within two (2) business days; or

•	Parent or Merger Sub otherwise breach their obligations relating to the exchange of certificates under the Merger Agreement.

Our receipt of the termination fee from Parent is our sole and exclusive remedy against Parent, Merger Sub and any of their representatives for any damages resulting from the Merger Agreement and the transaction contemplated under the Merger Agreement. Lee Funding, L.P. has provided a guaranty of the termination fee payable by Parent as described below under “Parent Financing” on page   .

If either Deb or Parent fails promptly to pay any of the termination fees described above, Deb or Parent, as the case may be, also agrees to pay any costs and expenses (including attorneys’ fees) incurred by the other party in connection with any legal enforcement action for payment of the termination fees described above with interest on any amount of the termination fee at a rate per annum equal to the prime lending rate in effect on the date such payment should have been made.

Amendments; Waivers

Any provision of the Merger Agreement may be amended or waived before the effective time of the Merger if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval of the Merger Agreement by our shareholders and without their further approval, no amendment or waiver that requires shareholder approval under applicable law or NASDAQ rules may be made.

VOTING AGREEMENT

The following description summarizes the material provisions of the voting agreement and is qualified in its entirety by reference to the complete text of the voting agreement. The voting agreement, attached as Annex C, contains the complete terms of that agreement and shareholders should read it carefully and in its entirety.

Voting Arrangements and Related Provisions

In connection with the execution of the Merger Agreement, each of Marvin Rounick (our chief executive officer and one of our directors), Jack Rounick (one of our directors) and Warren Weiner (our executive vice president and one of our directors), and several trusts and partnerships that are affiliated with Marvin Rounick, Jack Rounick and Warren Weiner who are shareholders of the Company, entered into a voting agreement with Parent. These directors, executive officers and other shareholders have agreed to vote the shares of our capital stock owned by them (representing, in the aggregate, approximately 64% of the outstanding shares of our Common Stock and 100% of our Preferred Stock as of the record date), in favor of the adoption of the Merger Agreement and the approval of the Merger.

Each of these shareholders also agreed, until any termination of the voting agreement, to vote these shares of Common Stock and Preferred Stock held by that shareholder against the following actions:

•	actions or agreements that would result in a breach of any of the Company’s representations, warranties, covenants or other obligations under the Merger Agreement;

•	any Competing Proposal as described in “Terms of the Merger Agreement — Conduct of Business Pending the Merger — Restrictions on Solicitations” on page of this proxy statement; and

•	any amendment to our Articles of Incorporation or Bylaws or any other proposed action or transaction that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger Agreement.

In connection with the voting agreement, the shareholders further agreed not to:

•	sell, transfer, give, pledge (except under specified exceptions), encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment, or other disposition of these shares, subject to certain exceptions for transfers to family members or for the benefit of family members, provided that each recipient of such a transfer agrees to be bound by the voting agreement;

•	deposit the shares into a voting trust or grant any proxies or enter into a voting arrangement, power of attorney or voting trust with respect to any shares held by such shareholder;

•	take any action that would make any representation or warranty made by such shareholder in the voting agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying such shareholder from performing any of his or her obligations under the voting agreement;

•	solicit, initiate, or knowingly facilitate or encourage any Competing Proposal, engage in any discussions with any person with respect to a Competing Proposal, approve or recommend any Competing Proposal or enter into any letter of intent or similar document or any agreement or commitment providing for a Competing Proposal.

Notwithstanding the foregoing, the voting agreement provides that it will not restrict a director or officer of Deb from taking any action in his capacity as a director or officer necessary for him to comply with his fiduciary duties as a director or officer of the Company.

Each of the parties to the voting agreement has irrevocably granted to, and appointed Parent and its designees, as the shareholders proxy and attorney-in-fact to vote all of such shareholder’s shares of the Company’s Common Stock and Preferred Stock in accordance with the voting agreements described above. The proxy granted by each shareholder party to the voting agreement is irrevocable until the termination of the voting agreement and will automatically terminate upon the termination of the voting agreement.

Termination

The voting agreement terminates on the earlier to occur of the first business day after the effective date of the Merger or the date of termination of the Merger Agreement. However, if the Merger Agreement is terminated by the Company in connection with the Board’s determination that a Competing Proposal constitutes a Superior Proposal pursuant to the terms of the Merger Agreement, the voting agreement will not terminate until the Parent receives the $15 million termination fee payable by the Company as described in “Terms of the Merger Agreement — Fees and Expenses” on page    of this proxy statement.

PROJECTED FINANCIAL INFORMATION AND SENSITIVITY ANALYSIS

We do not, as a matter of course, make public forecasts or projections as to future performance or financial data beyond the current fiscal year and are especially wary of making projections for extended earnings periods due to the inherent unpredictability of the underlying assumptions and estimates. However, in connection with the strategic alternatives review process, our management provided certain projections to potential acquirors and to Lehman Brothers, which projections were based on management’s estimate of Deb’s future financial performance as of the date they were provided. We have included below the material portions of the projections to give our shareholders access to certain nonpublic information prepared for purposes of considering and evaluating the Merger. The inclusion of this information should not be regarded as an indication that we, our Board of Directors, Lehman Brothers or Lee Equity considered, or now considers, this information to be a reliable prediction of actual future results, and such data should not be relied upon as such. Neither we nor any of our affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Deb compared to the information contained in the projections, and none of them intends to provide any update or revision thereof.

Management Case

Management prepared financial projections for 2008 through 2012, which we refer to as the “Management Case.” The Management Case was based on assumptions addressing, among other things, growth in number of stores, store remodeling and locations, comparable store sales, gross margin improvement, increased efficiencies in selling, general and administrative expenses resulting from growth, capital expenditures and working capital. These projections were provided in February 2007 to all parties that received confidential information as part of the strategic alternatives review. The Management Case was provided to our Board of Directors in connection with their consideration of the Merger transaction with Parent. Lehman Brothers also utilized the Management Case in connection with its analysis of the merger consideration.

	Management Case
	2008	2009	2010	2011	2012
	($ In millions)

Net sales	$350.7	$380.0	$415.7	$456.0	$501.3
Gross profit	120.3	131.0	144.2	159.0	175.6
Selling, general & administrative expenses	(81.2)	(87.0)	(93.9)	(101.8)	(110.8)
EBITDA(1)	39.0	44.1	50.3	57.2	64.8
EBIT(2)	31.7	34.8	39.3	44.4	50.2

(1)	EBITDA is net income less income taxes, net interest and depreciation and amortization.

(2)	EBIT is net income less income taxes and net interest.

Sensitivity Analysis

In preparing its analysis for our Board of Directors, Lehman Brothers also considered adjustments to the Management Case that as compared to the Management Case, reflect lower growth in number of stores, lower increases in comparable store sales, lower gross margins, a gradual increase in selling, general and administrative expenses as a percentage of sales and lower capital expenditures. Lehman Brothers discussed these adjustments with the Company’s chief financial officer, who permitted Lehman Brothers to use such adjustments in the Sensitivity Analysis. The Sensitivity Analysis was also provided to our Board of Directors.

	Sensitivity Analysis
	2008	2009	2010	2011	2012
	($ In millions)

Net sales	$348.1	$366.3	$386.6	$409.4	$435.4
Gross profit	119.0	125.2	132.1	139.7	148.3
Selling, general & administrative expenses	(81.2)	(85.5)	(90.6)	(96.4)	(103.0)
EBITDA(1)	37.7	39.7	41.5	43.3	45.4
EBIT(2)	30.4	30.5	30.9	31.3	32.0

(1)	EBITDA is net income less income taxes, net interest and depreciation and amortization.

(2)	EBIT is net income less income taxes and net interest.

Cautionary Statement Regarding Management Case and Sensitivity Analysis

The Management Case and Sensitivity Analysis described above were prepared by our management and Lehman Brothers, respectively, and were not prepared with a view towards public disclosure or compliance with generally accepted accounting principles or with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. Our independent registered public accounting firm, BDO Seidman, LLP, has neither examined nor compiled the projections or analysis and, accordingly, BDO Seidman, LLP does not express an opinion or any other form of assurance with respect thereto. The BDO Seidman, LLP report included in documents that are incorporated by reference in this proxy statement relates to our historical financial information. It does not extend to these projections or analysis and should not be read to do so. Our internal financial forecasts (upon which the projections and analysis were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and business developments. The Management Case and Sensitivity Analysis also reflect numerous assumptions made by our management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, we cannot assure you that the projected results will be realized or that actual results will not be significantly higher or lower than projected. In addition, the projections and analysis do not consider the effect of the Merger.

Readers of this proxy statement are cautioned not to rely on the Management Case or Sensitivity Analysis. These projections and analysis are forward-looking statements and are based on expectations and assumptions at the time they were prepared. The Management Case and Sensitivity Analysis are not guarantees of future performance and involve risks and uncertainties that may cause future financial results and shareholder value of Deb to materially differ from those expressed in the Management Case or Sensitivity Analysis. Accordingly, we cannot assure you that the Management Case or Sensitivity Analysis will be realized or that our future financial results will not materially vary from the Management Case or Sensitivity Analysis. The Management Case and Sensitivity Analysis do not take into account the Merger or any of the transactions contemplated by the Merger Agreement. We do not intend to update or revise the Management Case or Sensitivity Analysis. For a discussion of the risks and uncertainties that may be relevant to Deb’s results, see “Cautionary Statement Regarding Forward-Looking Statements” on page   .

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

Except as described under “The Merger- Background of the Merger” beginning on page    of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Deb’s securities, election of Deb’s directors or sale or other transfer of a material amount of Deb’s assets (i) between Deb or any of its affiliates, on the one hand, and Deb, Parent and Merger Sub, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of Deb or (iii) between Deb and its affiliates, on the one hand, and any person not affiliated with Deb who would have a direct interest in such matters, on the other hand.

MARKET PRICES OF COMMON STOCK

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “DEBS” The following table sets forth the high and low sales prices per share of our Common Stock on the NASDAQ Global Market for the periods indicated.

Market Information

	Common Stock
	High		Low

Fiscal Year Ended January 31, 2006
1st Quarter		$30.08		$23.49
2nd Quarter		$30.85		$23.91
3rd Quarter		$25.29		$21.30
4th Quarter		$32.39		$25.28
Fiscal Year Ending January 31, 2007
1st Quarter		$32.26		$27.77
2nd Quarter		$31.09		$21.91
3rd Quarter		$28.30		$22.96
4th Quarter		$29.48		$24.17
Fiscal Year Ending January 31, 2008
1st Quarter		$29.56		$25.97
2nd Quarter		$29.37		$25.81
3rd Quarter (Through August , 2007)	$		$

The closing sale price of our Common Stock on the NASDAQ Global Select Market on July 26, 2007, which was the last trading day before we announced the Merger, was $26.68. On          , 2007, the closing price for our Common Stock on the NASDAQ Global Select Market was $     . You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares.

Shareholders should obtain a current market quotation for Deb Common Stock before making any decision with respect to the Merger.

ABSENCE OF DISSENTERS RIGHTS

Under Section 1571 of the Pennsylvania Business Corporation Law (“PBCL”), the holders of any class or series of shares of a corporation are not entitled to exercise dissenters rights if the shares of the corporation are listed on a national securities exchange. Consequently, since our Common Stock is currently listed on NASDAQ, which is a national securities exchange, the holders of our Common Stock will not have the right to exercise dissenters’ rights in connection with the proposed Merger.

Section 1571 of the PBCL further provides that holders of any preferred or special class of securities will be granted dissenters rights, even if they otherwise would be denied such rights under the provision described above, unless the holders of the preferred or special class of securities are granted the right to vote separately as a class to approve the proposed transaction. In order to eliminate the provision of dissenters rights, we are enabling the holders of our Preferred Stock to vote separately as a class to adopt the Merger Agreement and approve the Merger pursuant to the Merger Agreement. Consequently, the holders of Deb’s Preferred Stock will not have the right to exercise dissenter’s rights in connection with the proposed Merger. Under the voting agreement, the holders of all outstanding shares of Preferred Stock have agreed to vote their shares in favor of the adoption of the Merger Agreement and the approval of the Merger.

If the Merger Agreement is adopted and the Merger is completed, holders of Deb’s Common Stock and Preferred Stock who voted against the adoption of the Merger Agreement will be treated the same as shareholders who voted for the adoption of the Merger Agreement and their shares will automatically be converted into the right to receive $27.25 per share and $1,000.00 per share, respectively.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership Table

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of July 31, 2007 for: (1) each person who we know beneficially owns 5% or more of the outstanding shares of our voting securities, (2) each director and named executive officer, and (3) all directors and executive officers as a group. Except as indicated in the footnotes to the table, and subject to the terms of the voting agreement, each person named in the table has sole voting and investment power with respect to all shares of securities shown as beneficially owned by them, subject to community property laws where applicable.

Name and Address of	Amount and Nature of			Percent
Beneficial Owner(1)	Beneficial Ownership		Title of Class	of Class(2)

Lee Funding GP, LLC(3)	9,200,702		Common Stock	64.2%
767 Fifth Avenue			Non-Voting Series A
New York, NY 10153			Preferred Stock	100.0%
Marvin Rounick(4)	3,885,539	(5)	Common Stock	27.1%
9401 Blue Grass Road	230		Non-Voting Series A
Philadelphia, PA 19114			Preferred Stock	50.0%
Warren Weiner	2,751,655	(6)	Common Stock	19.2%
9401 Blue Grass Road	230		Non-Voting Series A
Philadelphia, PA 19114			Preferred Stock	50.0%
Penny Weiner	1,516,238	(7)	Common Stock	10.6%
9401 Blue Grass Road
Philadelphia, PA 19114
Barry H. Frank	1,628,982	(8)	Common Stock	11.4%
1735 Market Street
Philadelphia, PA 19114
Robert Shein	1,628,982	(8)	Common Stock	11.4%
896 Roscommon Road
Bryn Mawr, PA 19010
Jack A. Rounick(4)	945,786	(9)	Common Stock	6.6%
794 Penllyn Pike
Blue Bell, PA 19422
Stuart H. Savett	751,000	(10)	Common Stock	5.2%
404 Spring Garden Lane
West Conshohocken, PA 19428
Royce & Associates, LLC	1,840,778	(11)	Common Stock	12.8%
1414 Avenue of the Americas
New York, NY 10019
Barry H. Feinberg	0		Common Stock	0%
Ivan Inerfeld	15,000		Common Stock	*
Ned J. Kaplin	16,500	(12)	Common Stock	*
Allan Laufgraben	142,792	(12)	Common Stock	1%
Stanley A. Uhr	120		Common Stock	*
Barry J. Susson	14,000	(12)	Common Stock	*
All Directors and Executive Officers
as a Group (14 persons)	9,423,474	(12)(13)	Common Stock	65.2%
	460		Non-Voting Series A
			Preferred Stock	100.0%

*	Less than 1%

(1)	Addresses are included for beneficial owners of more than 5% of our Common Stock.

(2)	Applicable percentage of ownership is based on 14,330,808 shares of Common Stock outstanding on July 31, 2007. Beneficial ownership is determined in accordance with rules of the SEC and means voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable currently, or within 60 days of July 31, 2007, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	As a result of the voting agreement, Lee Funding GP, LLC, Parent and Merger Sub may each be deemed to have shared voting power with respect to the 9,200,702 shares listed in the table. However, each of Lee Funding GP, LLC, Parent and Merger Sub disclaim beneficial ownership of these shares. The information in this table is derived from a Schedule 13D filed with the SEC by Lee Funding GP, LLC, Parent and Merger Sub on August 6, 2007.

(4)	Marvin Rounick and Jack A. Rounick are brothers.

(5)	Marvin Rounick has sole voting and dispositive power with respect to 3,191,803 shares of Common Stock (22.3% of the class), of which: 3,088,220 shares of our Common Stock are held by a family partnership and 51,800 shares of our Common Stock are held by trusts for the benefit of Mr. Rounick’s children, and shared voting and dispositive power with Judy Rounick, his wife, with respect to the remaining 693,736 shares of our Common Stock (4.8% of the class). The foregoing table does not include 750,000 shares of our Common Stock (5.2% of the class) held by a trust of which Mr. Rounick is the sole beneficiary, but as to which neither Mr. nor Mrs. Rounick has voting or dispositive power. See notes (9) and (10) below.

(6)	Warren Weiner has sole voting and dispositive power with respect to 1,235,417 shares of our Common Stock (8.6% of the class), of which: 25,000 shares of our Common Stock are held by trusts for the benefit of Mr. Weiner’s nephew and nieces; 500 shares of our Common Stock are held by a trust for the benefit of Mr. Weiner’s grandchildren; and 11,260 shares of our Common Stock that Mr. Weiner holds through our 401(k) Plan, and shared voting and dispositive power with Penny Weiner, his wife, with respect to 1,516,238 shares of our Common Stock (10.6% of the class). See note (7) below. The foregoing table does not include 605,504 shares of our Common Stock (4.2% of the class) held by a trust of which Mr. Weiner is the sole beneficiary, or 1,023,478 shares of our Common Stock (7.1% of the class) held by a trust of which Mrs. Weiner is the sole beneficiary, but as to which neither Mr. nor Mrs. Weiner has voting or dispositive power. See note (8) below.

(7)	Penny Weiner has shared voting and dispositive power with Warren Weiner, her husband, with respect to these shares. See note (6) above.

(8)	Includes 1,628,982 (11.4% of the class) shares held by trusts for the benefit of Mr. or Mrs. Warren Weiner, of which Messrs. Frank and Shein share voting and dispositive power as co-trustees. Messrs. Frank and Shein disclaim beneficial ownership of these shares.

(9)	Jack A. Rounick has sole voting and dispositive power with respect to 38,886 shares of our Common Stock. Mr. Rounick also has shared voting and dispositive power, with Noreen Rounick, his wife, with respect to 156,900 shares of Common Stock (1.1% of the class). The table also includes 750,000 shares of Common Stock (5.2% of the class) held by a trust for the benefit of Marvin Rounick, in which Jack Rounick shares voting and dispositive power as a co-trustee with Stuart Savett; Jack A. Rounick disclaims beneficial ownership of these shares.

(10)	Includes 750,000 shares of Common Stock (5.2% of the class) held by a trust for the benefit of Marvin Rounick, in which Mr. Savett shares voting and dispositive power as a co-trustee with Jack A. Rounick; Mr. Savett disclaims beneficial ownership of these shares.

(11)	Based on a Schedule 13G filed with the SEC on January 19, 2007.

(12)	Includes shares of our Common Stock covered by options granted to officers and directors pursuant to the Deb Shops, Inc. Incentive Stock Option Plan, as Amended and Restated Effective January 1, 2002, as follows:

Mr. Kaplin — 10,000, Mr. Laufgraben — 100,000, and Mr. Susson — 14,000; all directors and executive officers as a group (14 persons) — 127,000.

(13)	See prior footnotes.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, there will be no public participation in any future meetings of the Company’s shareholders. If the Merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of shareholders. If the Merger is not completed, shareholder proposals must be received no later than December 31, 2007 in order to be considered for inclusion in our proxy statement and form of proxy relating to the Company’s 2008 annual meeting.

OTHER MATTERS

Other Business at Special Meeting

Our Board of Directors does not know of any other business that may be presented for consideration at the special meeting. If any business not described herein should come before the special meeting, the persons named in the enclosed proxy card will vote on those matters in accordance with their discretion.

Delivery of this Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to the Company, 9401 Blue Grass Road, Philadelphia, Pennsylvania 19114 or by telephone at (215) 676-6000.

Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker.

WHERE SHAREHOLDERS CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about the Company. Shareholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.

A list of shareholders will be available for inspection by shareholders at the special meeting or any adjournments thereof.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. The Company also incorporates by reference in this proxy statement the following documents filed by it with the SEC under the Exchange Act:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2007; and

•	The Company’s Current Reports on Form 8-K filed with the SEC on May 24, 2007 (as to item 5.02 only) and July 27, 2007.

The Company undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Deb Shops, Inc.
9401 Blue Grass Road
Philadelphia, Pennsylvania 19114

Telephone number: (215) 676-6000

Documents should be requested by          , 2007 in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this proxy statement relating to Parent and Merger Sub.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such a proxy solicitation in such jurisdiction.

Shareholders should not rely on information other than that contained in or incorporated by reference in this proxy statement. The Company has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated August   , 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement.

Annex A

Agreement and Plan of Merger
By and Among
DSI Holdings, LLC,
DSI Acquisition, Inc.
and
Deb Shops, inc.
Dated as of July 26, 2007

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 26, 2007, by and among DSI Holdings LLC, a Delaware limited liability company (“Parent”), DSI Acquisition, Inc., a Pennsylvania corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and Deb Shops, Inc., a Pennsylvania corporation (the “Company”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company has determined that it is fair to, advisable and in the best interests of the Company and the holders of (i) the Series A Preferred Stock of the Company, par value $1.00 per share (the “Company Preferred Stock”), and (ii) the common stock of the Company, par value $0.01 per share (the “Company Common Stock” and together with the Company Preferred Stock, the “Company Capital Stock”), to enter into and consummate this Agreement with Parent and Merger Sub, providing for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the Surviving Corporation, in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

WHEREAS, the respective Boards of Directors of each of Parent and Merger Sub have approved and declared advisable this Agreement and the Merger on the terms and conditions contained in this Agreement and the Board of Directors of Parent, as the sole shareholder of Merger Sub, has adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent and Merger Sub’s willingness to enter into this Agreement, Parent and certain shareholders of the Company have entered into a voting agreement (“Voting Agreement”), and Merger Sub and certain shareholders have entered into consulting agreements;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Merger Sub have delivered to the Company a limited guarantee (the “Guarantee”) of the Investor, dated as of the date hereof, and pursuant to which the Investor has guaranteed the payment in full, when due, of the Parent Termination Fee; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the PBCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) under the name “Diamond, Inc.” and shall continue its existence under the laws of the Commonwealth of Pennsylvania, and the separate corporate existence of Merger Sub shall cease.

Section 1.2   Effective Time; Closing.  As soon as practicable (and in any event within five (5) Business Days) after the satisfaction or waiver of the conditions set forth in Article VIII (or such later date contemplated by the last sentence of this Section 1.2), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania (the “Department of State”), in such form as required by and executed in accordance with the relevant provisions of the PBCL (the date and time of the filing of the Articles of Merger with the Department of State (or such later time as is specified in the Articles of Merger) being the “Effective Time”). On the date of such filing (the “Closing Date”), a closing (the “Closing”) shall be held at 9:00 a.m., Philadelphia time, at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA (or such other place as the parties may agree). Notwithstanding the foregoing, unless otherwise agreed to by the parties in writing, in no event shall the Closing take place prior to the earlier of (i) a date during the Marketing Period specified by Parent, provided that Parent has given the Company at least five (5) Business Days prior notice, and (ii) the final day of the Marketing Period.

Section 1.3  Effect of the Merger.  The Merger shall have the effects set forth in the applicable provisions of Section 1929 of the PBCL.

Section 1.4  Conversion of Company Preferred Stock and Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Each issued and outstanding share of Company Preferred Stock (other than shares cancelled pursuant to Section 1.4(c), if any) shall be converted into the right to receive $1,000.00, in cash (the “Preferred Stock Merger Consideration”) upon surrender of the certificate that formerly evidenced such share of Company Preferred Stock in the manner provided in Section 2.2, without interest.

(b) Each issued and outstanding share of Company Common Stock (other than shares cancelled pursuant to Section 1.4(c)) shall be converted into the right to receive $27.25, in cash (the “Common Stock Merger Consideration” and, collectively with the Preferred Stock Merger Consideration, the “Merger Consideration”) upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 2.2, without interest.

(c) Each share of Company Preferred Stock and Company Common Stock (i) issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub or (ii) that is owned by the Company or any of its Subsidiaries immediately prior to the Effective Time, shall be automatically cancelled and retired and cease to exist, and no payment or distribution shall be made with respect thereto.

(d) All shares of the Company Preferred Stock and Company Common Stock cancelled and converted pursuant to Section 1.4(a) or Section 1.4(b), as the case may be, shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of a certificate (“Certificate”) which immediately prior to the Effective Time represented any such shares of Company Preferred Stock and Company Common Stock shall from and after the Effective Time cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.4(a) and Section 1.4(b).

Section 1.5  Conversion of Common Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1  Paying Agent.  Prior to the Effective Time, Merger Sub shall appoint a paying agent mutually agreeable to the Company and Parent to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. On the Closing Date, Parent shall deposit or shall cause the Company to deposit with the Paying Agent, in a separate fund established for the benefit of the holders of shares of Company Preferred Stock and Company Common Stock, and the holders of Options, for payment in accordance with this Article II, immediately available funds constituting an amount equal to (i) the Merger Consideration plus (ii) the Total Option Cash Payments (such aggregate amount as deposited with the Paying Agent, the “Payment Fund”).

Section 2.2  Exchange Procedures.  As soon as reasonably practicable after the Effective Time (and in any event within five (5) Business Days), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Paying Agent, and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (a) the number of shares of Company Preferred Stock or Company Common Stock, as the case may be, represented by such Certificate multiplied by (b) the Preferred Stock Merger Consideration or Common Stock Merger Consideration, as the case may be, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on the Merger Consideration payable.

Section 2.3  No Further Ownership Rights.  All cash paid as Merger Consideration pursuant to Section 1.4(a) and Section 1.4(b) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Preferred Stock and Company Common Stock.

Section 2.4  No Liability.  If any Certificate shall not have been surrendered prior to one (1) year after the Effective Time, any such Merger Consideration or dividends or distributions in respect thereof shall, to the extent permitted by applicable Law, be delivered to Parent, upon demand, and any holders of Company Preferred Stock or Company Common Stock who have not theretofore complied with the provisions of this Article II shall thereafter look only to the Surviving Corporation for satisfaction of their claims for such Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to six (6) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental body (each, a “Governmental Entity”)), any such Merger Consideration, to the extent permitted by applicable Law, shall become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.5  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Preferred Stock or Company Common Stock, as the case may be, formerly represented thereby, pursuant to this Agreement.

Section 2.6  Withholding Rights.  Each of Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Preferred Stock or Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Preferred Stock or Company Common Stock in respect of which such deduction and withholding was made.

Section 2.7  Stock Transfer Books.  At the close of business on the Closing Date, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Preferred Stock or Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Preferred Stock and Company Common Stock formerly represented thereby, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the Preferred Stock Merger Consideration or Common Stock Merger Consideration, as the case may be, with respect to the shares of Company Preferred Stock and Company Common Stock formerly represented thereby.

Section 2.8  Company Equity Plans.  Simultaneously with the execution of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof) has adopted appropriate resolutions, and the Company hereby agrees to take all other actions necessary after the date hereof, if any, to provide that each outstanding stock option (each “Option”) heretofore granted by the Company, whether under the Company’s Incentive Stock Option Plan as Amended and Restated Effective January 1, 2002 (the “Company Stock Option

Plan”) or otherwise, shall, immediately prior to the Effective Time accelerate and become fully-vested and exercisable and each holder of outstanding Options which are vested and exercisable immediately prior to the Effective Time shall be entitled to receive a cash payment with respect thereto equal to the product of (a) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Option multiplied by (b) the number of shares of Company Common Stock subject to such Option (the “Total Option Cash Payments”). Such payments shall be made through the Company’s payroll systems and the Company shall be entitled to deduct and withhold from such payments any amounts as it is required to deduct and withhold with respect to the making of such payments under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Option in respect of which such deduction and withholding was made by the Company. As provided herein, the Company Stock Option Plan (and any feature of any Benefit Plan or other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary) shall terminate as of the Effective Time. As of the Effective Time, all Options shall no longer be outstanding and shall automatically cease to exist and each holder of an Option shall cease to have any right, with respect thereto, except for the right to receive cash for any Options exercised in accordance with the terms set forth in this Section 2.8.

ARTICLE III

CERTAIN CORPORATE MATTERS

Section 3.1  Articles of Incorporation of the Surviving Corporation.  At the Effective Time and without any further action on the part of the Company and Merger Sub, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time until thereafter further amended as provided therein and under the PBCL, shall be the articles of incorporation of the Surviving Corporation following the Merger.

Section 3.2  Bylaws of the Surviving Corporation.  At the Effective Time and without any further action on the part of the Company and Merger Sub, the bylaws of the Merger Sub shall be the bylaws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 3.3  Directors and Officers of the Surviving Corporation.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, provided, however, that Marvin Rounick and Warren Weiner shall resign from all positions as officers and directors of the Company and its Subsidiaries, effective as of the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed with the U.S. Securities and Exchange Commission (the “SEC”) prior to the date hereof or in the Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), which identifies exceptions only by specific Section or subsection references (provided, that disclosure made with respect to any Section and/or subsection will also be deemed to be disclosure against other Sections and/or subsections of this Agreement to the extent that it is readily apparent that such disclosure is applicable to such other Section and/or subsections), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Organization and Qualification; Subsidiaries.  Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2  Certificate of Incorporation and By-Laws.  The Company has made available to Parent a complete and correct copy of its articles of incorporation and the bylaws, each as amended to date, as well as the articles of incorporation and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries. The articles of incorporation and the by-Laws of the Company and the equivalent organizational documents of each of its Subsidiaries are in full force and effect. None of the Company or any of its Subsidiaries is in material violation of any provision of its articles of incorporation or bylaws (or equivalent organizational documents).

Section 4.3  Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, par value $0.01 per share; and 5,000,000 shares of Company Preferred Stock, par value $1.00 per share, of which 460 shares have been designated as Series A Preferred Stock. As of May 31, 2007, (i) 14,330,808 shares of Company Common Stock were issued and outstanding, (ii) 460 shares of Company Preferred Stock were issued and outstanding, and as of May 31, 2007 (iii) 1,360,482 shares of Company Common Stock were held in treasury. As of May 31, 2007 there were (i) 868,500 shares of Company Common Stock authorized for future issuance under Company Stock Plans, and (ii) outstanding Company Options to purchase 139,000 shares of Company Common Stock with a weighted average exercise price equal to $23.92 per share. Section 4.3(a) of the Company Disclosure Letter sets forth the following information with respect to each Option outstanding as of May 31, 2007: (i) the name of the holder of such Option, (ii) the number of shares of Company Common Stock subject to such option, (iii) the exercise price of such Option, (iv) the date on which such Option was granted, (v) the extent to which such Option is vested and exercisable as of the date hereof, and (vi) the date on which such Option expires. Except as set forth above, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(b) Except as set forth in Section 4.3(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract. Except as set forth in Section 4.3(b) of the Company Disclosure Letter, and except as otherwise restricted by applicable Laws, there are no material restrictions on the ability of the Company or its Subsidiaries to make distributions of cash to their respective equity holders.

(c) Section 4.3(c) of the Company Disclosure Letter lists all Subsidiaries of the Company together with the jurisdiction of organization of each Subsidiary. Except as set forth on Section 4.3(c) of the Company Disclosure Letter, all outstanding shares of capital stock of, or other equity interest in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned directly or indirectly by the Company free and clear of all Liens, including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States.

Section 4.4  Authority Relative to Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Company Shareholder Approval, as well as the filing of the Articles of Merger with the Department of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 4.5  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the articles of incorporation or bylaws (or equivalent organizational documents) of (A) the Company or (B) any of its Subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and filing and recordation of appropriate merger documents as required by the PBCL and the applicable Nasdaq listing requirements, and except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6  Permits and Licenses; Compliance with Laws.  Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate the properties of the Company and its Subsidiaries or to carry on its business as it is now being conducted and contemplated to be conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (ii) any of the Company Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7  Company SEC Reports.

(a) Except as set forth in Section 4.7 of the Company Disclosure Letter, the Company has filed on a timely basis with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since February 1, 2005 (the “Company SEC Reports”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Reports complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Securities Act and/or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Reports at the time they were filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports and, to the Company’s Knowledge, none of the Company SEC Reports is the subject of an ongoing SEC review or investigation.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Reports fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.8  Controls and Procedures.  The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

(a) The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(b) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies, if any, in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct.

Section 4.9  Absence of Certain Changes or Events.  From January 31, 2007, through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice and there has not been any event, development or state of circumstances that has had or would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10  No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Reports or (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheets, as of the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11  Absence of Litigation.  There is no claim, action, suit, proceeding or investigation before any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties, assets or operations at law or in equity, and there are no outstanding Orders against the Company or any of its Subsidiaries, in each case as would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12  Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter lists each Company Benefit Plan (as defined below) and each “multiemployer plan” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”). As used herein, the term “Company Benefit Plan” means each material “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each material “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other material plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, employment agreements, or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries, other than any Multiemployer Plan or any plan, arrangement or policy mandated by applicable Law. Copies of all Company Benefit Plans (other than a Multiemployer Plan) have been made available or delivered to Parent, along with summary plan descriptions, IRS determination letters and Form 5500s, if applicable.

(b) Except as set forth in Section 4.12(b) of the Company Disclosure Letter, each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, except for instances of noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan other than any such investigations, proceedings, or claims that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities that would not have, individually or in the aggregate, a Company Material Adverse Affect. For the purposes of this Agreement, “ERISA Affiliate” means any person that, together with the Company, is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which the Company is or has been a general partner. Except as set forth in Section 4.12(c) of the Company Disclosure Letter, no Company Benefit Plan provides for any post-retirement life or health insurance, benefits or coverage for any participant, beneficiary or former employee, other than the health care continuation requirements of Part 6 of Title I of ERISA.

(d) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that has, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

Section 4.13  Labor Matters.  Section 4.13 of the Company Disclosure Letter sets forth all collective bargaining agreements to which the Company or any Subsidiaries are bound. There is no labor strike or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries. The Company is in compliance in all material respects with all Laws, regulations and orders relating to the employment of labor.

Section 4.14  Intellectual Property.

(a) (i) The Company and its Subsidiaries own, or possess necessary licenses or other necessary rights to use in the manner currently used, all patents, copyrights trademarks, trade names, domain names, service marks and trade secrets (the “Intellectual Property Rights”) used in connection with the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”), except as would not have, individually or in the aggregate, a Company Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has received, in the past twelve (12) months, any written claim or demand challenging the validity of any of the Company Intellectual Property Rights.

(b) The conduct of the business of the Company and its Subsidiaries does not infringe upon or misappropriate any Intellectual Property Rights of any other Person, except for any such infringement or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, in the past twelve (12) months, any written claim or demand alleging any such infringement or misappropriation that has not been settled or otherwise resolved.

(c) To the Company’s Knowledge, no other Person is currently infringing or misappropriating any Company Intellectual Property Rights.

Section 4.15  Taxes.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (ii) the Company and each of its Subsidiaries have timely paid all Taxes (whether or not shown on such Tax Returns) payable by them, except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP or for Taxes not yet due and payable for which adequate reserves have been established in the applicable financial statements in accordance with GAAP; (iii) there are no pending, or, to the Knowledge of the Company, threatened, audits, examinations, investigations or other proceedings in respect of Taxes; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens; and (v) the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has timely withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable Laws.

(b) None of the Company or any of its Subsidiaries (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement, or (ii) has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c) As used herein, (i) “Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges; and liability for the payment of any of the foregoing as a result of (x) being a member of an Affiliated, consolidated, combined or unitary group, (y) being party to any tax sharing agreement and (z) any express or implied obligation to indemnify any other Person with respect to the payment of any of the foregoing and (ii) “Tax Returns” means returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

Section 4.16  Assets.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the assets of the Company and each of its Subsidiaries constitute all of the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in, the conduct of the business as it is now being conducted and contemplated to be conducted by the Company and its Subsidiaries.

Section 4.17  Real Property.

(a) Section 4.17(a)(i) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property owned in fee by the Company and its Subsidiaries (the “Owned Real Property”) and Section 4.17(a)(ii) of the Company Disclosure Letter lists the addresses of all real property (whether by virtue of direct lease, ground lease or sublease, each a “Lease”) leased by the Company and its Subsidiaries as lessee or sublessee (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).

(b) With respect to the Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect:

(i) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to such Real Property; and

(ii) The Company has not granted and, to the Company’s knowledge, there are no currently outstanding options or rights of first refusal of any third party to purchase or lease such Real Property, or any portion thereof or interest therein.

(c) With respect to the Owned Real Property, except as would not reasonably be expected to have a Company Material Adverse Effect and as set forth in Section 4.17(c) of the Company Disclosure Letter, there are no written leases, subleases, licenses or agreements granting to any party or parties (other than the Company or a Subsidiary) the right of use or occupancy of any portion of any Owned Real Property.

(d) Each of the Contracts for the lease of Leased Real Property to which the Company or any of its Subsidiaries is party is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any such Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.18  Environmental Matters.  Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable federal, state, and local laws governing pollution or the protection of human health or the environment (“Environmental Laws”), (b) neither the Company nor any of its Subsidiaries has received any written notice with respect to the business of, or any Real Property of, the Company or any of its Subsidiaries from any Governmental Entity or third party that remains outstanding alleging that the Company or any of its Subsidiaries is not in compliance with any Environmental Law or has liability under any Environmental Law, and (c) neither the Company nor any of its Subsidiaries has caused any “release” of a “hazardous substance”, as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., in excess of a reportable quantity on any Real Property that is used for the business of the Company or any of its subsidiaries which release remains unresolved. The representations and warranties contained in this Section 4.18 constitute the sole and exclusive representations and warranties made by the Company concerning environmental matters.

Section 4.19  Material Contracts.

(a) Except for this Agreement, none of the Company or any of its Subsidiaries is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of

Regulation S-K under the Securities Act; (ii) any Contract containing covenants binding upon the Company or any Subsidiary of the Company that materially restricts the ability of the Company or any Subsidiary of the Company (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business that is material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, or with any person or in any geographic area, except for any such Contract that may be cancelled without penalty by the Company or any of its subsidiaries upon notice of 60 days or less; (iii) any Contract with respect to a material joint venture or material partnership agreement (excluding information technology Contracts); (iv) any Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement; (v) any Contract with any director, officer or Affiliate of the Company or any Subsidiary (other than any Company Benefit Plan); (vi) any Contract granting a Lien (other than Permitted Liens) on any material property or assets of the Company or any Subsidiary or any agreement evidencing or governing indebtedness for borrowed money from a third party (along with any financial derivatives master agreement or other agreement evidencing financial hedging activities) or any instrument pursuant to which indebtedness for borrowed money is guaranteed by the Company or any Subsidiary; (vii) any Contract for the acquisition, disposition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise); (viii) any employment, deferred compensation, severance, bonus, retirement or other similar agreement entered into by the Company or any Subsidiary, on the one hand, and any director or officer of the Company or any other employee of the Company or any Subsidiary receiving annual compensation of $200,000 or more, on the other hand; (ix) any Contract, other than any Contracts relating to the Leased Real Property, contemplating payments by the Company or any Subsidiary of more than $500,000 in any calendar year; and (x) each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing contracts. Each such Contract described in clauses (i) through (x) is referred to herein as a “Company Material Contract.”

(b) Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.20  Opinion of Financial Advisors.  The Board of Directors of the Company has received the written opinion of Lehman Brothers Inc. on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration as provided in Section 1.4 payable to each holder of outstanding Company Preferred Stock and Company Common Stock is fair to the shareholders of the Company from a financial point of view.

Section 4.21  Anti-takeover Statutes.  The Company has taken any and all action necessary to render the provisions of any anti-takeover statute, rule or regulation that may be applicable to the Merger and the other transactions contemplated by this Agreement (including Sections 2538 through 2588, inclusive, of the PBCL) inapplicable to Parent, Merger Sub and their respective affiliates, and to the Merger, this Agreement and the transactions contemplated hereby and all such anti-takeover statutes, rules and regulations are so inapplicable.

Section 4.22  Vote Required.  The affirmative vote of (a) a majority of the votes cast by all holders of outstanding Company Preferred Stock, who shall be entitled to vote separately as a class to approve and adopt this Agreement and the transactions contemplated hereby in accordance with Section 1571(b)(2)(ii) of the PBCL, and (b) a majority of the votes cast by the holders of outstanding Company Common Stock entitled to vote thereon ((a) and (b) together, the “Company Shareholder Approval”), are the only votes of holders of securities of the Company that are necessary to approve and adopt this Agreement and the transactions contemplated hereby.

Section 4.23  Brokers.  Except as set forth in Section 4.23 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company other than as provided in the letter of engagement by and between the Company and Lehman Brothers Inc.

Section 4.24  Insurance.  (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all material insurance policies (other than such policies that are Company Benefit Plans) of the Company and its Subsidiaries (“Policies”), which are listed in Section 4.24(a) of the Company Disclosure Letter and have been made available to Parent, are in full force and effect and provide insurance in such amounts and against such risks the management of the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action which, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such Policies, (iii) to the Knowledge of the Company, no insurer of any such Policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (iv) no notice of cancellation or termination has been received with respect to any such Policy. To the knowledge of the Company, there are no claims that have been denied, rejected, questioned or disputed by any insurer or as to which any insurer has reserved its rights under any Policy that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth on Section 4.24(b) of the Company Disclosure Letter, since January 1, 2001, there have been no workers’ compensation, employers’ liability, general liability, errors and omissions liability or employment practices liability losses or claims greater than $500,000.

Section 4.25  Suppliers and Vendors.  A true and complete list of the twenty (20) largest suppliers and vendors (excluding landlords under Contracts for Leased Real Property), by amount expended over the twelve (12) months immediately preceding (and including) the most recently completed month preceding the date of this Agreement, of the Company and its Subsidiaries has been provided or made available to Parent. Except as set forth in Section 4.25 of the Company Disclosure Letter, as of the date of this Agreement there is no actual or, to the Knowledge of the Company, threatened termination or cancellation in the business relationship between the Company and its Subsidiaries, on the one hand, and such suppliers and vendors on the other.

Section 4.26  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth in the Disclosure Letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), which identifies exceptions only by specific Section or subsection references (provided, that disclosure made with respect to any Section and/or subsection will also be deemed to be disclosure against other Sections and/or subsections of this Agreement to the extent that it is readily apparent that such disclosure is applicable to such other Section and/or subsections), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1  Organization.  Each of Parent and Merger Sub is a limited liability company and corporation, respectively, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Prior to the date hereof, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.

Section 5.2  Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Managers or Board of Directors, as applicable, of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole shareholder of Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Department of State of the Articles of Merger as required by the PBCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 5.3  No Conflict; Required Filings and Consents.  (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not (i) conflict with or violate the respective articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) applicable Nasdaq listing requirements, (iii) the filing with the Department of State of the Articles of Merger as required by the PBCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 5.4  Absence of Litigation.  As of the date of this Agreement, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any Order, writ, judgment, injunction, decree or award that would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 5.5  Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

Section 5.6  Brokers.  No broker, finder or investment banker (other than Bear Stearns, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 5.7  Financing.  (a)Section 5.7(a) of Parent Disclosure Letter sets forth a true, accurate and complete copy of the executed commitment letter (the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lender party thereto has committed to lend the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Section 5.7(a) of Parent Disclosure Letter sets forth a true, accurate and complete copy of the executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letter, the “Financing Commitments”) from the investor party thereto (the “Investor”) pursuant to which the Investor has committed to invest the amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). There are no other agreements, side letters or arrangements relating to the Equity Financing, including any syndication thereof, except as set forth in the Equity Commitment Letter.

(b) As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and the other parties thereto. There are no other agreements, side letters or arrangements relating to the Financing Commitments that could affect the availability of the Debt Financing or the Equity Financing. To the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any term or condition of the Financing Commitments, and neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing constitute all of the financing required to be provided by Parent for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration (including any refinancing of indebtedness of Parent or the Company required in connection therewith). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.

Section 5.8  Operations of Parent and Merger Sub.  Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein and the Financing. As of the date of this Agreement, the authorized share capital of Merger Sub consists of shares, par value $.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent.

Section 5.9  Solvency.  Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) any estimates, projections or forecasts prepared by the Company or its Representatives and made available to Parent, Merger Sub or their Representatives have been prepared in good faith based upon reasonable assumptions, and (c) the financial statements included in the Company SEC Reports fairly present the consolidated financial condition of the Company and its subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, the payment of the aggregate consideration to which the shareholders of the Company are entitled under Articles I and II, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and each of its Subsidiaries will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 5.10  Ownership of Shares.  As of the date of this Agreement, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Capital Stock and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire or vote any shares of Company Capital Stock except pursuant to this Agreement.

Section 5.11  Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent, or of a direct or indirect wholly-owned Subsidiary of Parent, as the sole shareholder of Merger Sub, (which vote or consent shall have occurred prior to the Effective Time), is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 5.12  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1  Conduct of the Company and the Subsidiaries.  The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (i) as may be required by Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly permitted pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Letter, the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice in all material respects; and the Company and its Subsidiaries shall use their commercially reasonable efforts to preserve substantially intact the Company’s business organization (except that any of its wholly-owned Subsidiaries may be merged with or into, or be consolidated with any of its other wholly-owned Subsidiaries or may be liquidated into the Company or any of its Subsidiaries), to keep available the services of those of their present officers, employees and consultants who are integral to the operation of their businesses as presently conducted; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Furthermore, other than as set forth in Section 6.1 of the Company Disclosure Letter, without the prior written consent of Parent, the Company shall not:

(a) amend or otherwise change, in any material respect, the articles of incorporation or bylaws of the Company or such equivalent organizational documents of any of its Subsidiaries;

(b) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, or as otherwise contemplated in Section 6.1(e) of this Agreement with respect to options of the Company, issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock; provided, however that the Company may issue shares upon exercise of any Company Option outstanding as of the date hereof under this Section 6.1;

(c) except for the dividend declared by the Company on July 2, 2007 on the Company Common Stock and Company Preferred Stock that is payable on August 21, 2007 (which dividend on the Company Preferred Stock shall not exceed $13,800 in the aggregate), declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock, other than dividends paid by any wholly-owned Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company; or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

(d) except as required pursuant to existing written agreements or Company Benefit Plans in effect as of the date hereof and provided or made available to Parent, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to directors or executive officers, of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practices (including, for this purpose, the normal salary, bonus and equity compensation review process conducted each year), (ii) grant any severance or termination pay to, or enter into any severance agreement with any director or executive officer of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (iii) enter into any employment agreement with any executive officer of the Company or its Subsidiaries (except to the extent necessary to replace a departing employee, except for employment agreements terminable on less than 30 days’ notice without penalty to the Company and except for extension of employment agreements in the ordinary course of business consistent with past practice), or (iv) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

(e) grant, confer or award, except as may be required under employment agreements executed prior to the date hereof and provided or made available to Parent, options, convertible security, restricted stock units or other rights to acquire any of the Company’s or its Subsidiaries’ capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of any unexercisable options outstanding on the date hereof);

(f) acquire, except in respect of any mergers, consolidations, business combinations among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any assets in connection with acquisitions or investments, other than in the ordinary course of business consistent with past practice but which in no event is in excess of $250,000 individually or $1,000,000 in the aggregate;

(g) incur any indebtedness for borrowed money, guarantee any such indebtedness for any Person (other than a Company Subsidiary), or cancel any third party indebtedness owed to the Company except for indebtedness (i) incurred under the Company’s existing credit facilities, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, (iii) as otherwise required in the ordinary course of business consistent with past practice or (iv) other than as permitted pursuant to this Section 6.1(g), in an aggregate principal amount not to exceed $5.0 million;

(h) terminate, cancel, modify or amend any Company Material Contract other than in the ordinary course of business;

(i) make any material change to its methods of accounting in effect as of January 31, 2007, except (i) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), (ii) to permit the audit of the Company’s financial statements in compliance with GAAP, (iii) as required by a change in applicable Law or (iv) as disclosed in the Company SEC Documents filed prior to the date hereof;

(j) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, other than in the ordinary course of business consistent with past practice and except (A) pursuant to existing agreements in effect prior to the execution of this Agreement provided or made available to Parent or (B) as may be required by applicable Law;

(k) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for (i) the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business or in accordance with their terms or (ii) settlements or compromises of any litigation (whether or not commenced prior to the date of this Agreement) where the amount paid (after giving effect to insurance proceeds actually received) in such settlement or compromise does not exceed $250,000 individually or $500,000 in the aggregate for all such settlements or compromises;

(l) take any action (other than filing bona fide claims) that would make a Policy void or voidable or result in an increase in the premium payable under a Policy or prejudice the ability to effect equivalent insurance in the future, and shall continue each Policy or suitable replacements;

(m) (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax liability, audit claim or assessment; (iii) file any amended Tax Return involving a material amount of Taxes; (iv) prepare any Tax Returns in a manner which is not consistent in all material respects with the past practice of the Company and its Subsidiaries with respect to the treatment of items on such Tax Returns; or (v) incur any material liability for Taxes other than in the ordinary course of business;

(n) close more than ten (10) retail stores; or

(o) authorize or enter into any written agreement or otherwise make any commitment to do any of the foregoing.

Section 6.2  Conduct of Parent and Merger Sub.  Each of Parent and Merger Sub agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.3  No Control of Other Party’s Business.  Except to the extent set forth in Section 6.1, nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1  Preparation of the Proxy Statement; Shareholders Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, and in any event within twenty (20) Business Days from the date hereof, the Company shall prepare and file with the SEC, and Parent and Merger Sub shall cooperate with the Company in such preparation and filing of, a proxy statement relating to the Company Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”). Without limiting the generality of the foregoing, each of Parent and Merger Sub will (i) furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and (ii) correct any information provided by it in writing for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the staff of the SEC for mailing to the Company’s shareholders. Parent shall provide the Company with all information concerning Parent or the Merger Sub reasonably requested by the Company to be included in the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all reasonable comments proposed by Parent.

(b) If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent of such event or information and shall, in accordance with the procedures set forth in Section 7.1(a), (i) prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable, and (ii) if appropriate, cause such amendment or supplement to be mailed to the shareholders of the Company.

(c) The Company shall ensure that none of the information included or incorporated by reference in the Proxy Statement (other than information relating to Parent included in the Proxy Statement that was provided by Parent) will, at the time the Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(d) Subject to Section 7.3 hereof, the Company shall (i) as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders Meeting”) and (ii) unless a Change of Recommendation occurs in accordance with the proviso in the immediately succeeding sentence or Section 7.3, (A) use reasonable best efforts to solicit the adoption and approval of this Agreement by the shareholders of the Company, and (B) include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt and approve this Agreement (the “Company Recommendation”). Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (x) withdraw (or change, modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or change, modify or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation or (y) take any other action or make any other public statement in connection with the Company Shareholders Meeting inconsistent with such Company Recommendation (any action described in this clause (x) or (y) being referred to as a “Change of Recommendation”); provided that, anything to the contrary contained in this Agreement notwithstanding, the Board of Directors of the Company may effect a Change of Recommendation (subject to the Company having complied with its obligations under Section 7.3) if such Board of Directors determines in good faith (after consultation with outside counsel) after receipt of a Superior Proposal that failure to take such action could reasonably be expected to be inconsistent with its fiduciary obligations.

Section 7.2  Access to Information.  Upon reasonable notice, each of Parent and the Company shall, and shall cause its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors, financing sources and other representatives of such other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records (including for purposes of observing or conducting physical inventory) and other documents and data and, during such period, each of Parent and the Company shall, and shall cause its Subsidiaries to, furnish promptly to the other party consistent with its legal obligations all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that each of Parent and the Company may restrict the foregoing access to the extent (i) that an agreement is required to be kept confidential in accordance with its terms, (ii) it is required by a Governmental Entity or (iii) that in the reasonable judgment of such party any Law applicable to such party requires it or its Subsidiaries to restrict access to any properties or information, and provided, further, that Parent and the Company, as the case may be, will use reasonable efforts to limit such restrictions and shall furnish information to the extent not so restricted. The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated February 22, 2007, between Parent and the Company (the “Confidentiality Agreement”).

Section 7.3  No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, and except as otherwise provided for in this Agreement, the Company shall not, and shall cause its Subsidiaries, directors, officers or employees not to, and shall use its reasonable best efforts to cause its investment banker, financial advisor, attorney, accountant or other representative (the “Representatives”) retained by it or any of its Subsidiaries not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any material nonpublic information with respect to, any Competing Proposal, (iii) engage in discussions with any Person with respect to any Competing Proposal, (iv) approve or recommend any Competing Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal.

(b) Notwithstanding the limitations set forth in Section 7.3(a), if, at any time prior to obtaining the Company Shareholder Approval, the Company receives a Competing Proposal which constitutes or would reasonably be expected to result in a Superior Proposal, then the Company may (i) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party a signed Acceptable Confidentiality Agreement and (ii) engage in discussions or negotiations with the third party with respect to the Competing Proposal; provided, however, that within 24 hours following the Company taking such actions as described in clauses (i) and (ii) above, the Company shall provide written notice to Parent of such Competing Proposal indicating the identity of the Person making such proposal and the material terms and conditions thereof. As used in this Agreement, the term “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions with respect to confidential treatment of information that are no less favorable to the Company than those contained in the Confidentiality Agreement

(c) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Company Shareholder Approval, the Company receives a Competing Proposal which the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal, the Board of Directors of the Company may (i) effect a Change of Recommendation and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors may not effect a Change of Recommendation relating to a Superior Proposal pursuant to the foregoing clause (i) or terminate this Agreement pursuant to the foregoing clause (ii) unless the Company shall have provided prior written notice to Parent and Merger Sub, at least four (4) Business Days in advance of such Change of Recommendation or such termination, of its intention to effect a Change of Recommendation in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and, in the event the Company intends to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, a copy of the relevant proposed transaction agreement with the other transaction documents; provided, further, that, in the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements above with respect to such new written notice (it being understood and agreed that any such amendment shall require a new four (4) Business Day period). During any such four (4) Business Day period, the Company shall take into account any changes to the terms of this Agreement proposed by Parent in determining whether such Competing Proposal still constitutes a Superior Proposal.

(d) As used in this Agreement,

(i) the term “Competing Proposal” means any written bona fide proposal made by a third party relating to any direct or indirect acquisition or purchase of 25% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of the combined voting power of the shares of Company Capital Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 25% or more of the combined voting power of the shares of Company Capital Stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its shareholders will own 25% or more of the combined voting power of the parent entity resulting from any such transaction, other than transactions contemplated by this Agreement; and

(ii) the term “Superior Proposal” means a Competing Proposal after the date, and not in breach, of this Agreement or any standstill or confidentiality agreement applicable to the offer and that the Board of Directors of the Company in good faith, after consultation with its legal and financial advisors, and consideration of all terms and conditions of such offer or proposal, determines would, if consummated, result in a transaction that is more favorable to the Company’s shareholders than the transactions contemplated hereby, after taking into account such factors (including likelihood of consummation in light of all financial, regulatory, legal and other aspects of such proposal) as the Board of Directors of the Company considers to be appropriate after giving effect to any modifications proposed to be made to this Agreement or any other offer by Parent after Parent’s receipt of notice under Section 7.3(c); provided that, for purposes of the definition of “Superior Proposal,” the references to “25% or more” in the definition of Competing Proposal shall be deemed to be references to “a majority.”

(e) Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from (i) disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Board of Directors of the Company has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable Law; provided that disclosures under this Section 7.3(e) shall not be a basis, in themselves, for Parent to terminate this Agreement pursuant to Section 9.1(f).

Section 7.4  Reasonable Best Efforts; Cooperation.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement, and (ii) seek to obtain all necessary consents, waivers and approvals from third parties reasonably requested by Parent to be obtained in connection with the Merger under the Leased Real Property; provided, however, that in no event shall the Company or any of its subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to the Landlord or other person to obtain any such consent, waiver or approval. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen (15) Business Days of the date hereof and to respond as promptly as practicable to any request for additional information and documentary material pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. As used in this Agreement, the term “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 7.4(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(d) Subject to the obligations under Section 7.4(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 7.5  Employee Benefit Matters.

(a) During the one-year period commencing on the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its Subsidiaries who become employees of the Surviving Corporation (“Company Employees”) compensation and benefits that are in the aggregate, no less favorable than the compensation and benefits being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans; provided that, for purposes of determining whether benefits are in the aggregate, no less favorable than the compensation and benefits being provided to Company Employees immediately prior to the Effective Time under the Company Benefit Plans, equity-based compensation, increases in co-pays, deductibles or employee cost with respect to coverage under the Company’s medical plan shall not be taken into account.

(b) Without limiting Section 7.5(a), (i) during the one-year period commencing on the Effective Time, Parent shall provide or shall cause the Surviving Corporation to provide to Company Employees who experience a termination of employment severance benefits that are no less favorable than the severance benefits that would have been provided to such employees upon a termination of employment immediately prior to the Effective Time pursuant to the Company’s past practice as in effect prior to the Effective Time, and (ii) Parent shall honor, fulfill and discharge, and shall cause the Surviving Corporation to honor, fulfill and discharge, the Company’s and its Subsidiaries’ obligations to any Company Employees or other participants under any Company Benefit Plan, without any amendment or change that is inconsistent with Parent’s obligations under this Section 7.5. During the period specified in clause (i) above, severance benefits to Company Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Company Employees and used to determine severance benefits.

(c) For purposes of eligibility and vesting (but not for purposes of benefit accrual under any defined benefit plan) under the Employee Benefit Plans of Parent, the Company, the Company Subsidiaries and their respective Affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such Company Employee and his or her covered dependents under any Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Section 7.6  Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective articles of association, certificates of incorporation or bylaws (or comparable organization documents) or in any agreement provided or made available to Parent prior to the date hereof shall survive the Merger and shall continue in full force and effect. Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the articles of incorporation or bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries or Affiliates as in effect on the date of this Agreement; and (ii) any indemnification agreements of the Company or its Subsidiaries or other applicable contract as in effect on the date of this Agreement provided or made available to Parent prior to the date hereof.

(b) Without limiting the provisions of Section 7.6(a), during the period ending on the sixth anniversary of the Effective Time, Parent will, to the full extent permitted by applicable Law: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or Affiliates; or (B) the Merger, this Agreement and the transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.6(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 7.6(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, (i) the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable in any material respect in the aggregate than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount, or (ii) a non-cancellable “tail” coverage insurance policy under the Company’s current directors’ and officers’ liability insurance policies (providing coverage not less favorable than provided by such insurance in effect on the date hereof) with respect to matters existing or occurring prior to the Effective Time.

(d) The Indemnitees to whom this Section 7.6 applies shall be third party beneficiaries of this Section 7.6. The provisions of this Section 7.6 are intended to be for the benefit of each Indemnitee, his or her successors, heirs or representatives.

(e) Notwithstanding anything contained in Section 10.1 or Section 10.10 hereof to the contrary, this Section 7.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 7.6.

Section 7.7  Public Announcements.

(a) Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or exchange listing requirements to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

(b) The Company agrees that it shall provide Parent prior notice of, and reasonable opportunity to comment on, any communication between the Company and its employees, suppliers or landlords with respect to the transactions contemplated by this Agreement.

Section 7.8  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.9  Financing.

(a) Parent shall use its reasonable best efforts to (i) arrange the Financing on the terms and conditions described in the Financing Commitments, (ii) enter into definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing, and (iii) consummate the Financing no later than the last day of the Marketing Period. In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Financing Commitments, (A) Parent shall immediately notify the Company and (B) Parent and Merger Sub shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources, on terms that are no more adverse to the Company, as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to the first or second sentence of this Section 7.9(a) being referred to as the “Financing Agreements”). Parent and Merger Sub shall, shall cause their Affiliates to, and shall use their reasonable best efforts to cause their Representatives to, comply with the terms, and satisfy on a timely basis the conditions, of the Financing Commitments, any alternative financing commitments, the Financing Agreements and any related fee and engagement letters. Any material breach of the Financing Commitments, the Financing Agreements, any alternative financing commitment and any related fee and engagement letter by Parent or Merger Sub shall be deemed a breach by Parent of this Section 7.9(a). Parent shall (x) furnish complete, correct and executed copies of the Financing Agreements promptly upon their execution, (y) give the Company prompt notice of any breach by any party of any of the Financing Commitments, any alternative financing commitment or the Financing Arrangements of which Parent or Merger Sub becomes aware or any termination thereof and

(z) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacement thereof).

(b) The Company shall and shall cause its Subsidiaries to, at Parent’s sole expense, cooperate in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that, subject to the following sentence, such requested cooperation does not interfere with the ongoing operations of the Company and its Subsidiaries). Such cooperation by the Company shall include, at the request of Parent, (i) agreeing to enter into such agreements, and to deliver such officer’s certificates (including solvency certificates), as are contemplated by the Financing Commitments and as are, in the good faith determination of the Persons executing such officer’s certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements as may be reasonably requested, provided that no obligation of the Company under any such agreement, pledge, grant or certificate shall be effective until the Effective Time, (ii) providing to the lenders specified in the Financing Commitments financial and other information (including financial projections) in the Company’s possession contemplated by the Financing Commitments, making the Company’s senior officers available to attend rating agency presentations and bank meetings and to otherwise assist the lenders specified in the Financing Commitments and otherwise cooperate in connection with the consummation of the Financing, (iii) obtaining or providing customary accountants’ comfort letters and consents, legal opinions, survey and title insurance as reasonably requested by Parent, along with such assistance and cooperation from such independent accountants and other advisors as reasonably requested by Parent, and (iv) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time.

Section 7.10  Section 16(b).  Parent and the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.11  Contract EBITDA.  Pursuant to Sections 8.2(e) and (f) hereof, the Company shall prepare the calculation of Contract EBITDA for the twelve (12) months ending July 31, 2007, and, if necessary, for the twelve (12) months ending October 31, 2007 and deliver a certificate signed by the Chief Executive Officer to the Purchaser containing such calculation(s), within fifteen (15) days of each such date.

ARTICLE VIII

CONDITIONS

Section 8.1  Conditions to the Obligation of Each Party.  The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

(a) the Company Shareholder Approval shall have been obtained;

(b) no Law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or other Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; and

(c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

Section 8.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company set forth in this Agreement that are qualified by a “Company Material Adverse Effect” shall be true and correct and (ii) the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct, in each case, in all material respects as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct or true and correct in all material respects, as the case may be, as of such specified date), except where the failure of any such representations and warranties referred to in clause (ii) to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have a Company Material Adverse Effect; provided, that the representations and warranties set forth in Section 4.3 (Capitalization), Section 4.4 (Authority) and Section 4.23 (Brokers) shall be true and correct in all material respects as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct or true and correct in all material respects, as the case may be, as of such specified date);

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) the Company shall have delivered to Parent and Merger Sub a certificate, dated on the Closing Date, signed by its chief executive officer or another senior officer on behalf of the Company, to the effect that the conditions contained in Sections 8.2(a), (b) and (d) have been satisfied in all respects;

(d) since the date of this Agreement there shall not have occurred a Company Material Adverse Effect;

(e) the Company’s Contract EBITDA for the twelve (12) months ending on July 31, 2007 shall be not less than $32 million; and

(f) the Company’s Contract EBITDA for the twelve (12) months ending on October 31, 2007 shall be not less than $31 million; provided, however, that the condition set forth in this Section 8.2(f) shall be inapplicable in the event that each of the other conditions (other than those conditions that by their terms are to be satisfied at the Closing) set forth in Section 8.1 and Section 8.2 shall have been satisfied prior to November 7, 2007; provided, further, that (i) the Marketing Period has expired prior to November 15, 2007 and (ii) the failure to close prior to November 15, 2007 shall not be the result of any failure by the Company to fulfill its obligations or to comply with its covenants hereunder.

Section 8.3  Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are further subject to satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, dated on the Closing Date, signed by its chief executive officer or another of its senior officers, to the effect that the conditions contained in Sections 8.3(a) and (b) have been satisfied in all respects.

Section 8.4  Frustration of Closing Conditions.  None of Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.4.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company, as follows:

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent if the Closing of the Merger shall not have occurred on or before December 31, 2007 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c) By either the Company or Parent if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action necessary for the consummation of the Merger, in each case (i) and (ii) which is necessary to fulfill the conditions set forth in Section 8.1(c) and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to comply with Section 7.4 has caused or resulted in such action or inaction;

(d) By either the Company or Parent if the approval by the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote of the holders of the Company Capital Stock at the Company Shareholders Meeting or at any adjournment or postponement thereof;

(e) By the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3 and (B) has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from the Company;

(f) By Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2 and (B) has not been or is incapable of being cured by the Company within 30 calendar days after its receipt of written notice thereof from Parent;

(g) By the Company in accordance with Section 7.3(c), but only if the Company is in compliance with such Section;

(h) By the Company if (A) five (5) Business Days have elapsed from the time that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing); (B)(1) by the end of the Marketing Period, neither Parent nor Merger Sub shall have received the proceeds of the Debt Financing; (2) Parent or Merger Sub otherwise breaches its obligations under Section 1.2 hereof; or (3) Parent or Merger Sub otherwise breaches its obligations under Article II hereof; and (C) in the case of (A), (B)(1) or (B)(2), such event has not been or is incapable of being cured by Parent with two (2) Business Days from the occurrence of such event; and

(i) By Parent if there has been a Change in Recommendation as set forth in Section 7.1.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 9.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

Section 9.2  Procedure for Termination.  In order to be effective, a termination of this Agreement by Parent or Company pursuant to Section 9.1 shall be authorized by an action of Parent’s or Company’s Board of Directors, as the case may be and written notice of such termination specifying the provision pursuant to which the Agreement is being terminated shall be delivered to the other party.

Section 9.3  Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (i) as set forth in Section 9.4, (ii) that the agreements contained in this Section 9.3, and in Sections 10.3, 10.6, 10.7 and 10.10, shall survive the termination hereof and (iii) that, subject to Section 9.4(b), no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement.

Section 9.4  Fees and Expenses.

(a) Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (i) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including SEC filing fees), (ii) the filing fees for the premerger notification and report forms under the HSR Act, and (iii) all other expenses not directly attributable to any one of the parties, each of which shall be shared equally by Parent and the Company. As used in this Agreement, “Expenses” means the out-of-pocket fees and expenses of the party’s independent advisor, counsel and accountants, incurred by the party or on its behalf in connection with this Agreement and the transactions contemplated hereby, and the out-of-pocket expenses of the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals related to the transactions contemplated hereby.

(b) (i) If this Agreement is terminated (A) by either the Company or Parent pursuant to Section 9.1(b), (d), or (f) and, prior to the Company Shareholders Meeting, a Competing Proposal has been publicly proposed or disclosed (whether or not conditional or withdrawn) or made known or (B) by the Company pursuant to Section 9.1(g) or by Parent pursuant to Section 9.1(i), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay Parent by wire transfer of same day funds a fee equal to $15,000,000 (the “Termination Fee”); provided, however, that no Termination Fee will be payable by the Company pursuant to clause (A) above unless and until within 12 months of such termination the Company or any of its Subsidiaries enters into a definitive agreement relating to such Competing Proposal or consummates the transactions contemplated by such Competing Proposal with the person who made the Competing Proposal referred to in clause (A) above, in which case such Termination Fee shall be paid within five (5) Business Days following the execution of such definitive agreement or consummation of the transactions contemplated by the Competing Proposal. For purposes of the preceding proviso of this Section 9.4(b), each reference to 25% in the definition of “Competing Proposal” shall be deemed to be 40%. Upon payment of the Termination Fee, the Company shall have no further liability to Parent with respect to this Agreement or the transactions contemplated hereby.

(c) If this Agreement is terminated by the Company pursuant to Section 9.1(e) or (h) then, Parent shall pay to the Company by wire transfer of same day funds a fee equal to $15,000,000 (the “Parent Termination Fee”) such payment to be made within five (5) Business Days after written notice of such termination. The Company’s receipt of payment of the Parent Termination Fee shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub and any of their respective current, former or future directors, officers, employees, agents, partners, managers, members, stockholders, assignees, representatives or Affiliates for any loss or damage suffered in connection with this Agreement or the transactions contemplated hereby.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in Sections 9.4(b) and (c) are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

ARTICLE X

GENERAL PROVISIONS

Section 10.1  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 7.6 which shall inure to the benefit of each Indemnitee, his or her successors, heirs or representatives who are intended to be third-party beneficiaries thereof, (b) at the Effective Time, the rights of the holders of Company Capital Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at the Effective Time, the rights of the holders of Options to receive the payments contemplated by the applicable provisions of Section 2.8 in accordance with the terms and conditions of this Agreement and (d) prior to the Effective Time, the rights of the holders of Company Common Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement; provided, however, that the rights granted to the holders of Company Common Stock pursuant to the foregoing clause (d) of this Section 10.1 shall only be enforceable on behalf of such holders by the Company (or any successor in interest thereto) in its sole and absolute discretion.

Section 10.2  Entire Agreement.  This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

Section 10.3  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

Section 10.4  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.5  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.6  Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law thereof.

Section 10.7  Submission to Jurisdiction; Waivers.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in any Federal court located in the Commonwealth of Pennsylvania or any state court located in the Commonwealth of Pennsylvania and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, provided that the judgment of any such court may be enforced by any court of competent jurisdiction. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the above-named courts for any reason other than the failure to lawfully serve process; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; and (d) any right to a trial by jury.

Section 10.8  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 10.9  Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.10  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.11  Certain Definitions.  For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Affiliate” has the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act.

(b) “Business Day” means any day on which banks are not required or authorized to close in the City of Philadelphia.

(c) “Company Material Adverse Effect” means any change, event, development or effect that individually or in the aggregate has had or would be reasonably expected to have a material adverse effect on the business, financial condition or results of operations, properties or assets of the Company and its Subsidiaries taken as a whole, other than any material adverse effect resulting from (i) changes in general economic, financial market or geopolitical conditions, (ii) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable Antitrust Laws for the consummation of the Merger, (v) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (vi) any outbreak or escalation of hostilities or war or any act of terrorism, or (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided that, in the case of clauses (i) and (ii) there shall not be a disproportionate effect on the Company relative to other companies in the same business as the Company.

(d) “Contract EBITDA” means earnings before any Interest, book taxes, depreciation and amortization. For purposes of this definition, “Interest” shall mean any interest expense whether paid or accrued and any interest income either received or accrued. Quarterly earnings shall be calculated using a cost of goods sold (“COGS”) accounting methodology that reduces estimation risk versus the Company’s existing quarterly COGS accounting methodology. Quarterly COGS shall include quarterly cost of sales per the Company’s point-of-sale system, plus an estimate for product shrink that is consistent with actual shrink experienced over prior periods, plus buyers’ salaries, store rent and taxes, and other direct store-related expenses. When taken, actual physical inventory results shall be incorporated into the COGS calculation.

(e) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(f) “Indemnitee” means any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s Subsidiaries or Affiliates or any of their predecessors in all of their capacities (including as stockholder, Controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

(g) “Knowledge” of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person’s executive officers.

(h) “Laws” means any federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity (including any Environmental Law).

(i) “Lien” means liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

(j) “Marketing Period” means the period of twenty-one (21) consecutive days after the later of (i) September 4, 2007 and (ii) the second Business Day following the mailing by the Company of the Proxy Statement.

(k) “Order” means any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Entity.

(l) “Permitted Lien” means (i) any Lien for Taxes not yet due and payable or being contested in good faith by appropriate proceedings or for which adequate accruals or reserves have been established on the Company’s financial statements in accordance with GAAP, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, (iii) such non-monetary Liens or other imperfections of title, if any, that, would not reasonably be expected to impair the value or the continued use and operation of the assets to which they relate, (iv) Liens imposed or promulgated by Laws with respect to the Real Property and improvements located thereon, including zoning Laws, ordinances and regulations now or hereafter in effect, (v) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, builders’, contractors’ and similar Liens, incurred in the ordinary course of business which are not delinquent or which are being contested in good faith, (vi) any usual and customary restrictions on contracts or other agreements affecting Real Property; and (vii) Liens arising in connection with indebtedness of the Company and to be released on or prior to the Closing.

(m) “Person” means an individual, corporation, limited or general partnership, limited liability company, association, trust, joint venture, unincorporated organization, government or political agency or instrumentality or other entity or group (as defined in the Exchange Act).

(n) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, that owns at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

Section 10.12  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by overnight courier service to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.12:

If to Parent or Merger Sub:

Parent
c/o Lee Equity Partners, LLC
767 Fifth Avenue
17th Floor
New York, New York 10153
Attn: Benjamin Hochberg
Telecopy: 212.702.3787

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
31st Floor
New York, New York 10153
Attn: Douglas P. Warner
Telecopy: 212.310.8007

If to the Company:

Company
9401 Blue Grass Road
Philadelphia, Pennsylvania 19114
Attn: Stanley A. Uhr, Corporate Counsel
Telecopy: 215.698.8664

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19130
Attn: Howard L. Shecter
Richard B. Aldridge
Telecopy: 215.963.5001

Section 10.13  Amendments.  This Agreement (including this paragraph) may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law or in accordance with the applicable NASDAQ rules requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.14  Waiver.  At any time prior to the Effective Time, whether before or after the Company Shareholders Meeting, any party hereto may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(Signature page follows.)

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DSI HOLDINGS LLC

By:	/s/ Joseph Rotberg Name: Joseph Rotberg Title: Authorized Signatory

DSI ACQUISITION, INC.

By:	/s/ Joseph Rotberg Name: Joseph Rotberg Title: President

(Signature Page to Merger Agreement)

DEB SHOPS, INC.

By:	/s/ Marvin Rounick Name: Marvin Rounick Title: President and Chief Executive Officer

(Signature Page to Merger Agreement)

Index of Defined Terms

Section
Defined Term	Where Defined

“Acceptable Confidentiality Agreement”	7.3(b)
“Agreement”	Preamble
“Antitrust Law”	7.4(b)
“Articles of Merger	1.2
“Affiliate”	10.11(a)
“Business Day”	10.11(b)
“Certificate”	1.4(d)
“Change of Recommendation”	7.1(d)
“Closing”	1.2
“Closing Date”	1.2
“Code”	2.6
“Common Stock Merger Consideration”	1.4(b)
“Company”	Preamble
“Company Benefit Plan”	4.12(a)
“Company Capital Stock”	Recitals
“Company Common Stock”	Recitals
“Company Disclosure Letter”	Article IV
“Company Employees”	7.5(a)
“Company Intellectual Property Rights	4.14(a)
“Company Material Adverse Effect”	10.11(c)
“Company Material Contract”	4.19(a)
“Company Preferred Stock”	Recitals
“Company Permits”	4.6
“Company Recommendation”	7.1(d)
“Company SEC Reports”	4.7(a)
“Company Shareholder Approval”	4.22
“Company Shareholders Meeting”	7.1(d)
“Company Stock Option Plan	2.8
“Competing Proposal”	7.3(d)(i)
“Confidentiality Agreement”	7.2
“Contract”	4.6
“Contract EBITDA”	10.11(d)
“Debt Commitment Letter”	5.7(a)
“Debt Financing”	5.7(a)
“Department of State”	1.2
“DOJ”	7.4(b)
“D&O Insurance”	7.6(c)
“Effective Time”	1.2
“Environmental Laws”	4.18
“Equity Commitment Letter”	5.7(a)
“Equity Financing”	5.7(a)
“ERISA”	10.11(e)

Section
Defined Term	Where Defined

“ERISA Affiliate”	4.12(c)
“Exchange Act”	4.5(b)
“Expenses”	9.4(a)
“Financing”	5.7(a)
“Financing Agreements”	7.9(a)
“Financing Commitments”	5.7(a)
“FTC”	7.4(b)
“GAAP”	4.7(b)
“Guarantee”	Recitals
“Governmental Entity”	2.4
“HSR Act”	4.5(b)
“Indemnitee”	10.11(f)
“Intellectual Property Rights”	4.14(a)
“Investor”	5.7(a)
“Knowledge”	10.11(g)
“Laws”	10.11(h)
“Lease”	4.17(a)
“Leased Real Property”	4.17(a)
“Lien”	10.11(i)
“Marketing Period”	10.11(j)
“Merger”	Recitals
“Merger Consideration”	1.4(b)
“Merger Sub”	Preamble
“Multiemployer Plan”	4.12(a)
“New Plans”	7.5(c)
“Option”	2.8
“Order”	10.11(k)
“Owned Real Property”	4.17(a)
“Parent”	Preamble
“Parent Disclosure Letter”	Article V
“Parent Termination Fee”	9.4(c)
“Paying Agent”	2.1
“Payment Fund”	2.1
“PBCL”	Recitals
“Permitted Lien”	10.11(l)
“Person”	10.11(m)

Section
Defined Term	Where Defined

“Policies”	4.24(a)
“Preferred Stock Merger Consideration”	1.4(a)
“Proxy Statement”	7.1(a)
“Real Property”	4.17(a)
“Representatives”	7.3(a)
“Sarbanes-Oxley Act”	4.7
“SEC”	Article IV
“Securities Act”	4.5(b)
“Subsidiary”	10.11(n)
“Superior Proposal”	7.3(d)(ii)
“Surviving Corporation”	1.1
“Tax”	4.15(b)
“Taxes”	4.15(b)
“Tax Returns”	4.15(b)
“Termination Date”	9.1(b)
“Termination Fee”	9.4(b)(i)
“Total Option Cash Payments”	2.8
“Voting Agreement”	Recitals

Annex B

July 26, 2007
Board of Directors
Deb Shops, Inc.
9401 Blue Grass Road
Philadelphia, PA 19114

Members of the Board of Directors:

We understand that Deb Shops, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Lee Equity Partners, LLP (“Lee”) pursuant to which, among other things, DSI Holdings LLC, an affiliate of Lee (“Merger Sub”) will merge with and into the Company with the Company surviving the merger. We further understand that, upon the effectiveness of the merger, other than certain shares to be cancelled as set forth in the Agreement (as defined below) and dissenting shares, (i) each share of Series A preferred stock of the Company issued and outstanding immediately prior to such effective time will be converted into the right to receive $1,000.00 in cash and (ii) each share of common stock of the Company issued and outstanding immediately prior to such effective time will be converted into the right to receive $27.25 in cash. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated July 26, 2007 by and among the Company, Lee and DSI Holdings LLC (the “Agreement”).

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s shareholders of the consideration to be offered to such shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, (i) the Company’s underlying business decision to proceed with or effect the Proposed Transaction or (ii) the fairness of any compensation or other payment offered to any affiliates of the Company in connection with the Proposed Transaction, other than those received solely in their capacities as shareholders of the Company.

In arriving at our opinion, we reviewed and analyzed (1) the Agreement and the specific terms of the Proposed Transaction, including the terms of the voting agreement by and between Lee and certain shareholders of the Company, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2007 and the Quarterly Report on Form 10-Q for the quarters ended April 30, 2007, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company, (4) a trading history of the Company’s common stock from January 1, 2005 to July 25, 2007 and a comparison of such trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, (7) the projected cash flows of the Company as provided by the management of the Company in light of the proposed capital structure of the Company, pro forma for the Proposed Transaction, (8) the concentration of ownership of the outstanding capital stock of the Company by certain affiliates of the Company and the corresponding limited trading volume of the Company’s common stock and (9) indications of interest from third parties received by the Company with respect to the purchase of all or a portion of the Company or its business or assets. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections

B-1

of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and they have consented to our reliance upon such projections in performing our analysis. However, for the purpose of our analysis, we performed sensitivity analysis on the financial projections of the Company to reflect more conservative assumptions regarding the growth rate of the Company’s business and margin improvements. Such adjusted projections were discussed with the management of the Company and they have consented to our reliance upon such sensitized projections in performing our analysis. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the prices at which shares of the Company’s common stock will trade at any time following the announcement of the Proposed Transaction.

We were not requested by the Company to solicit, and we did not solicit, any indications of interest from strategic buyers with respect to a potential sale of the Company. We have, however, reviewed and considered the history of and the circumstances surrounding the indications of interest received by the Company from potential strategic buyers prior to the commencement of the sale process which resulted in the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the aggregate consideration to be offered to the shareholders of the Company in the Proposed Transaction is fair to such shareholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon delivery of this opinion and the remainder which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

B-2

Annex C

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of July 26, 2007, by and among DSI Holdings, LLC, a Delaware limited liability company (“Parent”), DSI Acquisition, Inc., a Pennsylvania corporation (“Purchaser”), and each of the shareholders listed on Schedule I attached hereto (each, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, concurrently with the execution of this Agreement, Deb Shops, Inc., a Pennsylvania corporation (the “Company”), Parent and Purchaser are entering into an Agreement and Plan of Merger of even date herewith, as it may be amended or restated from time to time (the “Merger Agreement”);

WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement;

WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of that number of shares of Company Common Stock and Company Preferred Stock set forth opposite such Shareholder’s name on Schedule I hereto (such Company Common Stock and Company Preferred Stock, together with any other shares of Company Capital Stock acquired by any Shareholder after the date hereof, being collectively referred to herein as the “Shareholder Shares”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required that the Shareholders enter into this Agreement and, in order to induce Parent and Purchaser to enter into the Merger Agreement, the Shareholders are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  Agreements of Shareholder.

(a) Voting.  From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the shareholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Shareholder shall vote all such Shareholder Shares (or cause them to be voted) held by such Shareholder or (as appropriate) execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Competing Proposal (including a Competing Proposal that may constitute a Superior Proposal) and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Articles of Incorporation and Bylaws or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by each Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).

(b) Proxy.  In furtherance of each Shareholder’s agreement in Section 1(a) above, but subject to the following sentence, each Shareholder hereby appoints Parent and Parent’s designees, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote all Shareholder Shares (at any meeting of shareholders of the Company however called or any adjournment thereof) held by such Shareholder, or to execute one or more written consents in respect of the Shareholder Shares held by such Shareholder, (i) in favor of the adoption of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement, (ii) against any action or agreement (including, without limitation, any amendment of any agreement) that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement, (iii) against any Competing Proposal (including a Competing Proposal that may constitute a Superior Proposal) and (iv) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Articles of Incorporation and

Bylaws or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger. Such proxy shall (A) be valid and irrevocable until the termination of this Agreement in accordance with Section 3 hereof and (B) automatically terminate upon the termination of this Agreement in accordance with Section 3 hereof. Except with respect to the Pledge (as defined below), each Shareholder represents that any and all other proxies heretofore given in respect of Shareholder Shares held by such Shareholder are revocable, and that such other proxies have been revoked. Each Shareholder affirms that the foregoing proxy is: (x) given (I) in connection with the execution of the Merger Agreement and (II) to secure the performance of such Shareholder’s duties under this Agreement, (y) may not be revoked except as otherwise provided in this Agreement and (z) intended to be irrevocable prior to termination of this Agreement in accordance with the provisions of the Pennsylvania Business Corporation Law of 1988, as amended. All authority herein conferred shall survive the death or incapacity of each Shareholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of such Shareholder.

(c) Restriction on Transfer; Proxies; Non-Interference.

(i) Except as set forth in Section 1(c)(ii) below, from the date hereof until any termination of this Agreement in accordance with its terms, each Shareholder shall not directly or indirectly (A) sell, transfer (including by operation of law), give, pledge (except for the pledge by the Joint Revocable Trust of Warren Weiner and Penny Weiner dated December 14, 1987 (the “Trust”) of 316,238 shares of Company Common Stock to Wachovia Bank, National Association in effect on the date hereof (the “Pledge”)), encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Shareholder Shares (or any right, title or interest thereto or therein) held by such Shareholder, (B) deposit any Shareholder Shares held by such Shareholder into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares held by such Shareholder, (C) take any action that would make any representation or warranty of such Shareholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying such Shareholder from performing any of his, her or its obligations under this Agreement or (D) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (A), (B) or (C) of this Section 1(c)(i).

(ii) Notwithstanding anything in this Agreement to the contrary, each Shareholder may, with five (5) days prior written notice to Parent, transfer any or all of the Shareholder Shares held by such Shareholder in accordance with provisions of applicable Law: (A) to such Shareholder’s spouse, ancestors or descendants (collectively, “Family Members”) or any trust for any of their benefits or to a charitable trust or (B) to any partnership, corporation or limited liability company which is wholly owned and controlled by such Shareholder and/or any such Family Member; provided, however, that in any such case of (A) or (B), prior to and as a condition to the effectiveness of such transfer, each person or entity to which any of such Shareholder Shares or any interest in any of such Shareholder Shares is or may be transferred shall have executed and delivered to Parent and Purchaser a counterpart of this Agreement pursuant to which such person or entity shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with Parent and Purchaser to hold such Shareholder Shares or interest in such Shareholder Shares subject to all of the terms and provisions of this Agreement.

(d) No Solicitation.  From and after the date hereof until any termination of this Agreement in accordance with its terms, each Shareholder shall not, and shall cause its affiliates, directors, officers or employees not to, and shall use its reasonable best efforts to cause its investment banker, financial advisor, attorney, accountant or other representative (the “Shareholder Representatives”) retained by it not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly facilitate or encourage any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any material nonpublic information with respect to, any Competing Proposal, (iii) engage in discussions with any Person with respect to any Competing Proposal, (iv) approve or recommend any Competing Proposal or (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal. In addition, from the date hereof until any termination of this Agreement in accordance with its terms, each Shareholder shall promptly advise Parent in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, each Shareholder in respect of any Competing Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts. To the extent that a Shareholder serves as a director of the Company and the provisions of this Section 1(d) conflict with the rights of directors under Section 7.3 of the Merger Agreement, the parties shall comply with Section 4(a) hereof.

(e) Conduct of Shareholder.  Until any termination of this Agreement in accordance with its terms, each Shareholder who is not a natural person (i) shall maintain its status as duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) shall not dissolve, merge or combine with any Person, or adopt any plan of complete or partial liquidation, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, it being agreed that Parent may withhold its consent if in its judgment the proposed action would jeopardize the benefits intended to be provided to Parent and Purchaser under this Agreement.

(f) Payment of Merger Consideration at Closing.  Notwithstanding the provisions of Article II of the Merger Agreement, Parent shall use commercially reasonable efforts to cause the Paying Agent to pay to each Shareholder party hereto the Common Stock Merger Consideration and Preferred Stock Merger Consideration (as applicable) for such Shareholder’s shares of Company Common Stock and Company Preferred Stock (as applicable) at the Closing upon surrender of the certificate(s) for such shares and execution of a customary letter of transmittal.

(g) Publication.  Shareholder shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement without the prior written consent of Parent, except as may be required by applicable Law.

2.  Representations and Warranties of Shareholder.  Each Shareholder hereby represents and warrants to Parent and Purchaser as follows:

(a) Organization; Authority.  With respect to each Shareholder that is not a natural person: (i) such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, (ii) such Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, (iii) the execution, delivery and performance by such Shareholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of such Shareholder and no further action on the part of such Shareholder is necessary to authorize the execution and delivery by such Shareholder of this Agreement or the performance by such Shareholder of its obligations under this Agreement.

(b) Enforceability.  This Agreement has been duly executed and delivered by such Shareholder and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(c) Consents and Approvals; No Violations.  No consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the performance by such Shareholder of his, her or its obligations under this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Shareholder of any of his, her or its obligations under this Agreement. Neither the execution and delivery of this Agreement by such Shareholder, nor the performance by such Shareholder of his, her or its obligations under this Agreement, will (i) conflict with or violate any provision of the organizational documents of such Shareholder, if applicable, or (ii) (A) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to such Shareholder or any of his, her or its properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of, such Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which such Shareholder is a party, or by which such Shareholder or any of his, her or its properties or assets may be bound or affected, except, in the case of clause (B), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Shareholder of any of his, her or its obligations under this Agreement.

(d) Ownership of Shares.  Such Shareholder owns, beneficially and of record, all of the Shareholder Shares set forth opposite such Shareholder’s name on Schedule I hereto. Such Shareholder owns all of such Shareholder Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than the Pledge, proxies and restrictions in favor of Parent and Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States). Without limiting the foregoing, except for the Pledge, proxies and restrictions in favor of Parent and Purchaser pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, such Shareholder has sole voting power and sole power of disposition with respect to all Shareholder Shares held by such Shareholder, with no restrictions on such Shareholder’s rights of voting or disposition pertaining thereto and no Person other than such Shareholder has any right to direct or approve the voting or disposition of any Shareholder Shares held by such Shareholder. As of the date hereof, such Shareholder does not own, beneficially or of record, any securities of the Company other than the shares of Company Common Stock and Company Preferred Stock set forth opposite such Shareholder’s name on Schedule I hereto.

(e) Brokers.  Other than as disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission that is payable by the Company, Parent or any of their respective subsidiaries in connection with the Merger based upon arrangements made by or on behalf of Shareholder.

(f) Security Agreement.  The Trust has made available to Parent a true, correct and complete copy of the Security Agreement, pursuant to which the Trust makes the Pledge, dated as of May [  ], 2007 (the “Security Agreement”). Neither the execution and delivery of this Agreement by the Trust, nor the performance by the Trust of its obligations under this Agreement, will conflict with or violate any provision of the Security Agreement.

The Trust is not in default of its obligations under the Security Agreement and has full voting rights and authority with respect to all Shareholder Shares that are pledged thereunder.

3.  Termination.  This Agreement shall terminate on the first to occur of (a) the termination of the Merger Agreement in accordance with its terms; provided that if the Merger Agreement is terminated by the Company pursuant to Section 9.1(g) thereof, this Agreement shall terminate on the date that Parent shall have received the Termination Fee; and (b) the first business day after the Effective Time. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement and (ii) the provisions of this Section 3, Section 4, paragraphs (c) and (d) of Section 2 and the recitals in this Agreement, shall survive any termination of this Agreement.

4.  Miscellaneous.

(a) Action in Shareholder Capacity Only.  The parties acknowledge that this Agreement is entered into by each Shareholder in his, her or its capacity as owner of the Shareholder Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his or her capacity as a director or officer of the Company that is necessary for him or her to comply with his or her fiduciary duties as a director or officer of the Company, including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 7.3 of the Merger Agreement.

(b) Expenses.  Except as otherwise expressly provided in this Agreement, the Merger Agreement or the Consulting Agreements to be entered into between the Company and each of Messrs. Warren Weiner and Marvin Rounick, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(c) Additional Shares.  Until any termination of this Agreement in accordance with its terms, each Shareholder shall promptly notify Parent of the number of shares of Company Capital Stock, if any, that such Shareholder acquires record or beneficial ownership after the date hereof. Any shares of Company Capital Stock that such Shareholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be deemed Shareholder Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Common Stock or Company Preferred Stock, the number of shares constituting Shareholder Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to each Shareholder in connection therewith.

(d) Definition of “Beneficial Ownership”.  For purposes of this Agreement, “beneficial ownership” with respect to (or to “own beneficially”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

(e) Further Assurances.  From time to time, at the request of Parent and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(f) Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

(g) Assignment; Binding Effect.  Except as set forth in Section 1(c)(ii), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign its rights and interests hereunder to Parent or to any wholly-owned subsidiary of Parent if such assignment would not cause a delay in the consummation of any of the transactions under the Merger Agreement, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section or Section 1(c)(ii) shall be null and void.

(h) Amendments; Waiver.  This Agreement (including this paragraph) may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(i) Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j) Counterparts.  This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

(k) Descriptive Headings.  Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

(l) Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Purchaser, to:

c/o Lee Equity Partners, LLC
767 Fifth Avenue, Seventeenth Floor
New York, New York 10153
Attention: Benjamin Hochberg
Facsimile: 212.702.3787

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue, Twenty-Fifth Floor
New York, New York 10153
Attention: Douglas P. Warner
Facsimile: 212.310.8007

and, if to a Shareholder, to the addresses set forth opposite such Shareholder’s name on Schedule I hereto, with a copy to such Shareholder’s counsel as set forth in Schedule I hereto, or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(m) Drafting.  The parties hereto have participated collectively in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as collectively drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(n) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, applicable to contracts executed in and to be performed entirely within that State.

(ii) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the Commonwealth of Pennsylvania, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the Commonwealth of Pennsylvania and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person or entity other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(iii) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

(iv) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the Commonwealth of Pennsylvania, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

DSI HOLDINGS, LLC

By:	/s/ Joseph Rotberg Name: Joseph Rotberg Title: Authorized Signatory

DSI ACQUISITION, INC.

By:	/s/ Joseph Rotberg Name: Joseph Rotberg Title: President

[shareholder signature pages intentionally omitted]

Schedule I

		Shares of
	Shares of	Preferred	Shareholder’s
Shareholder	Common Stock	Stock	Counsel

Rounick Family Partnership [Address Intentionally Omitted]	3,088,220	—	[Intentionally Omitted]

Jack A. Rounick and Stuart Savett as Trustees for MJR GRIT [Address Intentionally Omitted]	750,000	—	[Intentionally Omitted]

The Joint Revocable Trust of Marvin Rounick & Judy Rounick dated December 21, 1987 [Address Intentionally Omitted]	693,736	230	[Intentionally Omitted]

Marvin Rounick [Address Intentionally Omitted]	51,783	—	[Intentionally Omitted]

Irrevocable Trust of Marvin Rounick dated January 6, 1978 F/B/O Natalie Rounick [Address Intentionally Omitted]	25,900	—	[Intentionally Omitted]

Irrevocable Trust of Marvin Rounick dated January 6, 1978 F/B/O David Rounick [Address Intentionally Omitted]	25,900	—	[Intentionally Omitted]

The Joint Revocable Trust of Warren Weiner and Penny Weiner dated December 14, 1987 [Address Intentionally Omitted]	1,516,238	230	[Intentionally Omitted]

Weiner Holding Company [Address Intentionally Omitted]	1,105,346	—	[Intentionally Omitted]

Barry H. Frank and Robert Shein as Trustees for PBW GRIT [Address Intentionally Omitted]	1,023,478	—	[Intentionally Omitted]

Barry H. Frank and Robert Shein as Trustees for WW GRIT [Address Intentionally Omitted]	605,504	—	[Intentionally Omitted]

Warren Weiner [Address Intentionally Omitted]	50,891	—	[Intentionally Omitted]

Weiner Holding Company II [Address Intentionally Omitted]	42,420	—	[Intentionally Omitted]

Warren Weiner as Trustee for Irrevocable Trust U/A/D December 20, 1985 by Aaron Weiner F/B/O Farryn Weiner [Address Intentionally Omitted]	8,334	—	[Intentionally Omitted]

Warren Weiner as Trustee for Irrevocable Trust U/A/D December 20, 1985 by Aaron Weiner F/B/O Amanda Weiner [Address Intentionally Omitted]	8,333	—	[Intentionally Omitted]

Warren Weiner as Trustee U/A November 8, 1983 by Aaron Weiner For Christopher Weiner [Address Intentionally Omitted]	8,333	—	[Intentionally Omitted]

Warren Weiner as Trustee U/A dated December 27, 1999 by Penny Weiner, 1999 Trust F/B/O Jordin Elizabeth Carp [Address Intentionally Omitted]	200	—	[Intentionally Omitted]

Warren Weiner as Trustee U/A dated December 29, 2001 by Penny Weiner, 2001 Trust F/B/O Riley Jaye Block [Address Intentionally Omitted]	150	—	[Intentionally Omitted]

Warren Weiner as Trustee U/A dated May 3, 2003 by Penny Weiner, Trust F/B/O Gregory Aaron Carp [Address Intentionally Omitted]	150	—	[Intentionally Omitted]

		Shares of
	Shares of	Preferred	Shareholder’s
Shareholder	Common Stock	Stock	Counsel

Noreen Rounick and Jack A. Rounick, in joint tenancy [Address Intentionally Omitted]	156,900	—	[Intentionally Omitted]

Jack A. Rounick as Trustee under Irrevocable Trust of Jack A. Rounick dated January 28, 1978 F/B/O Amy Joy Rounick [Address Intentionally Omitted]	17,717	—	[Intentionally Omitted]

Jack A. Rounick as Trustee under Irrevocable Trust of Jack A. Rounick dated January 28, 1978 F/B/O Eric Scott Rounick [Address Intentionally Omitted]	17,717	—	[Intentionally Omitted]

Jack A. Rounick [Address Intentionally Omitted]	3,452	—	[Intentionally Omitted]

VOTE BY INTERNET OR TELEPHONE OR MAIL 24 Hours a Day, 7 Days a Week
VOTE BY INTERNET — www.voteproxy.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on ___, 2007, or the day before the meeting date, if the special meeting is adjourned or postponed. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Deb Shops, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-PROXIES
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on ___, 2007, or the day before the meeting date, if the special meeting is adjourned or postponed. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL Deb Shops, Inc. 9401 Blue Grass Road, Mark, sign and date your proxy card and return it in the Philadelphia, Pennsylvania, postage-paid envelope we have provided or return it to Deb Shops, Inc., 19114 c/o American Stock Transfer, 6201-15th Avenue, Brooklyn, New York 11219 Attn: Proxy Department.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
DEB SHOPS, INC.
DEB’S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSALS.
Vote On Proposals For Against Abstain
PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JULY 26, 2007, BY AND AMONG DEB SHOPS, INC., DSI HOLDINGS, LLC AND DSI ACQUISITION, INC. AND APPROVE THE PROPOSAL MERGER. ☐ ☐ ☐
In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Special Meeting and at any postponement or adjournment thereof, including without limitation any proposal to adjourn the Special Meeting.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. IF ANY OTHER MATTER COMES BEFORE THE SPECIAL MEETING, THE PROXIES WILL VOTE THIS PROXY IN THEIR DISCRETION ON SUCH MATTER.
Please sign exactly as your name appears herein. If shares are held by joint owners, both must sign. When signing as an attorney, executor, administrator, trustee, or guardian, give your full title as such. If shares are held by a corporation, the corporation’s president or other authorized officer must sign using the corporation’s full name. If shares are held by a partnership, an authorized person must sign using the partnership’s full name.
PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.
. —— —— —— — Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

DEB SHOPS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON ___, 2007
The undersigned hereby appoints Barry J. Susson and Stanley A. Uhr as Proxies, each with the power to appoint such shareholder’s substitute, and hereby authorizes them, or either one of them, to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Deb Shops, Inc. (“Deb”), held of record by the undersigned on ___, 2007, at the special meeting of shareholders to be held on ___, 2007 at Deb’s offices at 9401 Blue Grass Road, Philadelphia, Pennsylvania, 19114, at 10 a.m., local time, and any and all adjournments or postponements thereof.
The shares represented by this Proxy will be voted as specified, or if no choice is specified, this proxy will be voted “FOR” the proposals, and, as said Proxies deem advisable, on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.
(Continued and to be signed on the reverse side)